UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )

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OPIANT PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Opiant Pharmaceuticals, Inc.

401 Wilshire Boulevard, 12th Floor
Santa Monica, California 90401

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 31, 2017

To the Stockholders of Opiant Pharmaceuticals, Inc.,

You are cordially invited to attend the 2017 annual meeting (the “Annual Meeting”) of stockholders of Opiant Pharmaceuticals, Inc. (“Opiant”, the “Company”, “our”, “we” or “us”) to be held at 401 Wilshire Blvd., 12th Floor, Santa Monica, CA 90401 on August 31, 2017 at 11 a.m. (PDT). At the Annual Meeting you will be asked to consider and take action with respect to the following matters which are more fully described in the proxy statement that is attached to this notice:

1.	To elect six directors to hold office for one-, two- or, three-year terms, as described in Proposal 5 of the proxy statement that is attached to this notice, if Proposal 5 is approved, or until the next annual meeting, if Proposal 5 is not approved, and in either case until their respective successors are elected and qualified;
2.	To ratify the appointment of MaloneBailey, LLP as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending July 31, 2017;
3.	To authorize the board of directors of the Company (the “Board”), in its discretion, to amend the Company's Articles of Incorporation, as amended (the “Articles of Incorporation”), to decrease the number of shares of common stock, par value $0.001 per share (the “Common Stock”), which the Company is authorized to issue from 1,000,000,000 to 200,000,000;
4.	To authorize our Board, in its discretion, to amend the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in series as determined by the Board, with such rights, privileges, preferences and limitations as the Board may, in its sole discretion, determine;
5.	To authorize our Board, in its discretion, to amend the Articles of Incorporation to provide for the establishment of a classified board of directors;
6.	To approve the form, terms and provision of the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan;
7.	To approve the change of domicile of the Company from the State of Nevada to the State of Delaware through the merger of the Company with and into Opiant Pharmaceuticals, Inc., a newly-organized, wholly-owned subsidiary of the Company organized under the laws of the State of Delaware; and
8.	To consider and act upon any other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board has fixed the close of business on July 20, 2017 as the “Record Date” for determining the stockholders that are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for examination for a period of ten days before the meeting in person at our corporate offices in Santa Monica, California, and also at the meeting. Stockholders may examine the list for purposes related to the meeting.

It is important that your shares are represented and voted at the Annual Meeting. You can vote your shares by completing, signing, dating, and returning your completed proxy card or vote by mail or by phone by following the instructions included in the proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

You may attend the Annual Meeting and vote in person even if you have previously voted by proxy in one of the ways listed above. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors

/s/ Dr. Roger Crystal

Dr. Roger Crystal
Chief Executive Officer and Director

July 27, 2017

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY VOTE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD TO MAKE SURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING. IF YOU HOLD YOUR SHARES OF COMMON STOCK IN “STREET NAME” THROUGH A BROKER, TRUSTEE OR OTHER NOMINEE, YOU MUST VOTE IN ACCORDANCE WITH THE VOTING INSTRUCTIONS PROVIDED TO YOU BY SUCH BROKER, TRUSTEE OR OTHER NOMINEE.

Opiant Pharmaceuticals, Inc.

401 Wilshire Boulevard, 12th Floor
Santa Monica, California 90401

PROXY STATEMENT

Mailed on July 27, 2017

Annual Meeting of Stockholders to be held on August 31, 2017

GENERAL

The enclosed proxy is solicited on behalf of the board of directors (the “Board”) of Opiant Pharmaceuticals, Inc. (“Opiant”, the “Company”, “our”, “we” or “us”) for use at the 2017 annual meeting (the “Annual Meeting”) of stockholders to be held at 401 Wilshire Blvd., 12th Floor, Santa Monica, CA 90401 on August 31, 2017 at 11 a.m. (PDT).

The Board is requesting the holders of the Company’s common stock, par value $0.001 per share (the “Common Stock”), approve the following matters:

1.	To elect six directors to hold office for one-, two- or, three-year terms, as described in Proposal 5 of the proxy statement that is attached to this notice, if Proposal 5 is approved, or until the next annual meeting, if Proposal 5 is not approved, and in either case until their respective successors are elected and qualified;
2.	To ratify the appointment of MaloneBailey, LLP as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending July 31, 2017;
3.	To authorize the board of directors of the Company (the “Board”), in its discretion, to amend the Company's Articles of Incorporation, as amended (the “Articles of Incorporation”), to decrease the number of shares of common stock, par value $0.001 per share (the “Common Stock”), which the Company is authorized to issue from 1,000,000,000 to 200,000,000;
4.	To authorize our Board, in its discretion, to amend the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in series as determined by the Board, with such rights, privileges, preferences and limitations as the Board may, in its sole discretion, determine;
5.	To authorize our Board, in its discretion, to amend the Articles of Incorporation to provide for the establishment of a classified board of directors;
6.	To approve the form, terms and provision of the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan (the “2017 Plan”);
7.	To approve the change of domicile of the Company from the State of Nevada to the State of Delaware through the merger of the Company with and into Opiant Pharmaceuticals, Inc., a newly-organized, wholly-owned subsidiary of the Company organized under the laws of the State of Delaware; and
8.	To consider and act upon any other business as may properly come before the Annual Meeting or any adjournments thereof.

Our Board has retained the absolute authority to reject and not implement any or all of the proposals even after stockholder approval. The six director nominees to hold office for one-, two- or, three-year terms, as described in Proposal 5, if Proposal 5 is approved, or until the next annual meeting, if Proposal 5 is not approved, and in either case until their respective successors are elected and qualified, require a plurality of all votes cast by holders of our Common Stock which are issued and outstanding, present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the election of directors. Proposals 2, 3, 4, 5, 6 and 7 each require the consent of a majority of the voting power represented by shares of Common Stock present at the Annual Meeting and entitled to vote.

BACKGROUND OF BOARD’S SOLICITATION

The Board believes that it is in the Company’s and its stockholders’ best interest to approve each of Proposals 1, 2, 3, 4, 5, 6 and 7.

QUESTIONS AND ANSWERS

Following are some commonly asked questions raised by our stockholders and answers to each of those questions.

Who is entitled to vote on the proposals described in this proxy statement?

All stockholders of record as of the close of business on July 20, 2017. As of July 20, 2017, there were 2,026,608 shares of our Common Stock, issued and outstanding and no other outstanding classes of voting securities. Each holder of our common stock is entitled to one vote per share on each matter presented at the Annual Meeting.

If your shares are registered directly in your name with the Company’s transfer agent, VStock Transfer, LLC, you are considered the stockholder of record of those shares. Stockholders of record can vote by signing and returning a proxy card in the enclosed envelope. Votes submitted via the mail must be received by 11:59 p.m. Pacific Daylight Time on August 30, 2017.

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet if the bank, broker, trustee or nominee offers this option or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. Please note that brokers may not vote your shares on Proposal 1 or Proposals 3 through 7 in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares. A broker non-vote occurs when a broker does not vote on a particular proposal because the broker does not have discretionary voting power with respect to the proposal, and has not received voting instructions from the beneficial owner. Broker non-votes will be counted as present and entitled to vote for purposes of determining whether there is a quorum for the Annual Meeting. Broker non-votes will not be counted as voted or as present or represented on Proposal 1 and Proposals 3 through 7 and so will have no effect on the proposals. Votes directed by Internet or mail through such a bank, broker, trustee or nominee must be received by 11:59 p.m. Pacific Daylight Time on August 30, 2017.

What may I vote on at the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon the following matters:

1.	To elect six directors to hold office for one-, two- or, three-year terms, as described in Proposal 5 of the proxy statement, if Proposal 5 is approved, or until the next annual meeting, if Proposal 5 is not approved, and in either case until their respective successors are elected and qualified;
2.	To ratify the appointment of MaloneBailey, LLP as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending July 31, 2017;
3.	To authorize our Board, in its discretion, to amend the Articles of Incorporation to decrease the number of shares of Common Stock which the Company is authorized to issue from 1,000,000,000 to 200,000,000;
4.	To authorize our Board, in its discretion, to amend the Company’s Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of Preferred Stock, in series as determined by the Board, with such rights, privileges, preferences and limitations as the Board may, in its sole discretion, determine;
5.	To authorize our Board, in its discretion, to amend the Articles of Incorporation to provide for the establishment of a classified board of directors;
6.	To approve the form, terms and provision of the 2017 Plan;

7.	To approve the change of domicile of the Company from the State of Nevada to the State of Delaware through the merger of the Company with and into Opiant Pharmaceuticals, Inc., a newly-organized, wholly-owned subsidiary of the Company organized under the laws of the State of Delaware (the “Reincorporation Merger”); and
8.	To consider and act upon any other business as may properly come before the Annual Meeting or any adjournments thereof.

How does the Board recommend that I vote on the proposals?

The Board recommends a vote “FOR” each of the seven proposals set forth in this proxy statement.

How do I vote, what are the voting requirements to approve each of the seven proposals, and what happens if I do not give specific voting instructions?

Shares of Common Stock represented by valid proxy cards, completed, duly signed, dated, returned to the Company and not revoked, will be voted at the Annual Meeting as directed on the proxy. You may also vote your shares by telephone by calling 1-877-456-7915 and following the instructions on the proxy card. If you hold shares in your name and you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters.

If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote within ten days of the Annual Meeting, your broker or other nominee may exercise their discretionary voting power with respect to certain proposals that the New York Stock Exchange determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” matters. For purposes of the Annual Meeting, all proposals set forth in this proxy statement are non-routine matters except for Proposal 2, the ratification of the appointment of MaloneBailey, LLP as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending July 31, 2017. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform us that it does not have the authority to vote on these matters with respect to your shares. This is generally referred to as a “broker non-vote.” When the vote is tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to: Proposal 1, to elect six directors to hold office for one, two- or, three-year terms, as described in Proposal 5, if Proposal 5 is approved, or until the next annual meeting, if Proposal 5 is not approved, and in either case until their respective successors are elected and qualified; Proposal 3, to authorize our Board, in its discretion, to amend the Company’s Articles of Incorporation to decrease the number of shares of Common Stock which the Company is authorized to issue from 1,000,000,000 to 200,000,000; Proposal 4, to authorize our Board, in its discretion, to approve an amendment to the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of Preferred Stock, in series as determined by the Board, with such rights, privileges, preferences and limitations as the Board may, in its sole discretion, determine; Proposal 5, to authorize our Board, in its discretion, to approve an amendment to the Articles of Incorporation to provide for the establishment of a classified board of directors; Proposal 6, to approve the form, terms and provision of the 2017 Plan; and Proposal 7, to approve the Reincorporation Merger. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions on the proxy card.

The nominees for election to our Board are elected by a plurality of all votes cast by holders of our Common Stock which are issued and outstanding, present at the Annual Meeting, in person or represented by proxy, and entitled to vote on the election of directors. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. In the election of directors, stockholders may either vote “FOR” the nominees for election or “WITHHOLD” their votes from the nominees for election. Shares that are represented by valid proxy cards or shares that are properly voted via telephone and that are marked “WITHHELD” with regard to the election of the nominees for director will be excluded entirely from the vote and will have no effect on the outcome. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will be voted “FOR” (i) the election of the six nominees for director named in this proxy statement, if Proposal 5 is not approved, or (ii) the election of the nominees for Class I directors named in this proxy statement, if Proposal 5 is approved.

The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required for approval of the proposal to ratify the appointment of our independent auditors named in this proxy statement. Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to ratify the appointment of our independent auditors. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will be voted “FOR” the ratification of the appointment of our independent auditors. Brokerage firms do have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. Shares that are represented by valid proxy cards or that are properly voted via telephone and that are marked “ABSTAIN” with regard to the ratification of the appointment of the independent auditors will have the effect of a vote “AGAINST” this proposal.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to approve an amendment to the Articles of Incorporation to decrease the number of shares of Common Stock which the Company is authorized to issue from 1,000,000,000 to 200,000,000. The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required to approve this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will not be counted and accordingly, will have no impact on the outcome of the vote for the amendment to the Articles of Incorporation to decrease the number of shares of Common Stock which the Company is authorized to issue from 1,000,000,000 to 200,000,000. Shares that are represented by valid proxy cards or that are properly voted via telephone and that are marked “ABSTAIN” with regard to the amendment to the Articles of Incorporation to decrease the number of shares of Common Stock which the Company is authorized to issue from 1,000,000,000 to 200,000,000 will have the effect of a vote “AGAINST” this proposal.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to approve an amendment to the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of Preferred Stock, in series as determined by the Board, with such rights, privileges, preferences and limitations as the Board may, in its sole discretion, determine. The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required to approve this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will have the effect of a vote “AGAINST” the amendment of the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of Preferred Stock, in series as determined by the Board, with such rights, privileges, preferences and limitations as the Board may, in its sole discretion, determine. Shares that are represented by valid proxy cards or that are properly voted via telephone and that are marked “ABSTAIN” with regard to the amendment of the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of Preferred Stock, in series as determined by the Board, with such rights, privileges, preferences and limitations as the Board may, in its sole discretion, determine, will have the effect of a vote “AGAINST” this proposal.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to approve an amendment to the Articles of Incorporation to provide for the establishment of a classified board of directors. The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required to approve this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will have the effect of a vote “AGAINST” the amendment to the Articles of Incorporation to provide for the establishment of a classified board of directors. Shares that are represented by valid proxy cards or that are properly voted via telephone and that are marked “ABSTAIN” with regard to the amendment to the Articles of Incorporation to provide for the establishment of a classified board of directors will have the effect of a vote “AGAINST” this proposal.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to approve the form, terms and provision of the 2017 Plan. The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required to approve this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will not be counted and accordingly, will have no impact on the outcome of the vote for the approval of the form, terms and provision of the 2017 Plan. Shares that are represented by valid proxy cards or that are properly voted via telephone and that are marked “ABSTAIN” with regard to the approval of the form, terms and provision of the 2017 Plan will have the effect of a vote “AGAINST” this proposal.

Stockholders may vote “FOR”, “AGAINST”, or “ABSTAIN” to approve the Reincorporation Merger. The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required to approve this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for this proposal. If no vote is specified on the proxy and in the absence of directions to the contrary, the shares will have the effect of a vote “AGAINST” the Reincorporation Merger. Shares that are represented by valid proxy cards or that are properly voted via telephone and that are marked “ABSTAIN” with regard to the Reincorporation Merger will have the effect of a vote “AGAINST” this proposal.

The law of the State of Nevada, under which Opiant is incorporated, permits electronic voting, provided that each proxy submitted by a stockholder via the Internet or telephone contains or is submitted with information from which it can be determined that such proxy was authorized by the stockholder. Submitting a proxy via the Internet or telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. If you vote your shares via the Internet (if you are a beneficial owner and your bank, broker, trustee or nominee offers this option) or telephone, you are responsible for any Internet access or telephone charges that you may incur. If you are a stockholder of record, that is, you are listed as a stockholder in the Company’s books and records, you may vote your shares via telephone rather than by returning the proxy card that accompanies this proxy statement.

If you are a beneficial owner of shares, that is, you own your shares through a bank, broker, trustee or nominee; you should receive from your bank, broker, trustee or nominee a voting instruction form that outlines the methods by which you can vote your shares. A number of banks and brokers have arranged for beneficial owners to vote their shares via the Internet or telephone, and will provide voting instructions on the voting instruction form.

If you request a printed copy of the proxy materials by mail, please follow the directions on your proxy card to vote by signing, dating and returning your proxy or by voting telephonically, and our inspectors of election will tabulate and certify the votes. Alternatively, a representative of our transfer agent may serve as inspector of election.

A postage prepaid envelope addressed to Georgeson LLC (“Georgeson”) will be provided with requested printed proxy materials.

The Board does not know of any other business to be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will be voted on such matters in the discretion of the proxy holders.

You can vote either in person at the Annual Meeting or by proxy, by mail, or by phone whether or not you attend the Annual Meeting. If your shares are registered directly in your name with our transfer agent, VStock Transfer, LLC, you are considered the stockholder of record with respect to those shares and the proxy materials will be sent directly to you. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you may vote at the Annual Meeting using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting in person.

Most of our stockholders hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name and the proxy materials should be forwarded to you by the stockholder of record. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. You will need to contact your broker, trustee or nominee to obtain a legal proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

You can vote by proxy in two ways:

•	By phone — You can vote by phone by following the instructions on your proxy card; or
•	By mail — You can vote by mail by using the enclosed proxy card.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate.

If you are a beneficial owner of shares, that is, you own your shares through a bank, broker, trustee or nominee; you should receive from your bank, broker, trustee or nominee a voting instruction form that outlines the methods by which you can vote your shares. A number of banks and brokers have arranged for beneficial owners to vote their shares via the Internet or telephone, and will provide voting instructions on the voting instruction form.

The phone voting system for stockholders of record will close at 11:59 p.m. Pacific Daylight Time on August 30, 2017. Please refer to the proxy card for details on all methods of voting.

What is the quorum requirement for the Annual Meeting?

On July 20, 2017, the “Record Date” for determining which stockholders are entitled to vote, there were 2,026,608 shares of our Common Stock issued and outstanding and we have no other outstanding classes of voting securities. Each share of Common Stock entitles the holder to one vote on matters submitted to a vote of our stockholders. A majority of our outstanding shares of Common Stock as of the Record Date must be present at the Annual Meeting (in person or represented by proxy) in order to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether there is a quorum.

How can I change my vote after I return my proxy card?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may do this by signing a new proxy card with a later date, by voting on a later date by using the telephone (only your latest telephone proxy submitted prior to the Annual Meeting will be counted), or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our Company or to third parties, except:

•	As necessary to meet applicable legal requirements;
•	To allow for the tabulation of votes and certification of the vote; and
•	To facilitate a successful proxy solicitation.

Any written comments that a stockholder might include on the proxy card will be forwarded to our management.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by our Inspector of Elections and reported in a Current Report on Form 8-K which we will file with the United States Securities and Exchange Commission (the “SEC”) within four business days of the conclusion of the Annual Meeting.

Who is responsible for the cost of this proxy solicitation?

We will pay the costs of the solicitation of proxies. We have engaged Georgeson to assist in soliciting proxies on our behalf. Georgeson may solicit proxies personally, electronically or by telephone. We have agreed to pay Georgeson a fee of $12,000 for its services. We have also agreed to reimburse Georgeson for its reasonable out-of-pocket expenses and to indemnify Georgeson and its employees against certain liabilities arising from or in connection with the engagement. We may pay additional fees to Georgeson if we request that Georgeson provide services that go beyond those which it originally agreed to provide. Brokers and other nominees who held our Common Stock on the Record Date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, our Board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally, electronically or by telephone.

Do I have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to our stockholders with respect to any of the proposals described above to be brought before the Annual Meeting of stockholders.

How can I obtain additional information about Opiant?

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that we file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, including Opiant, that file electronically with the SEC. The SEC’s website address is www.sec.gov. In addition, our filings may be inspected and copied at the public reference facilities of the SEC located at 100 F Street, N.E. Washington, District of Columbia 20549; and at the SEC’s regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of the material may also be obtained upon request and payment of the appropriate fee from the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, District of Columbia 20549.

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have any questions or need assistance in voting your shares, you may seek answers to your questions by writing, calling, or emailing us at:

Opiant Pharmaceuticals, Inc.
Attention: Dr. Roger Crystal
401 Wilshire Boulevard, 12th Floor
Santa Monica, California 90401
Tel: (424) 252-4756
info@opiant.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the Company’s shares of Common Stock beneficially owned as of June 26, 2017 for (i) each stockholder known to the Company to be the beneficial owner of 5% or more of the Company’s outstanding shares of Common Stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. Except as otherwise indicated, we believe that each beneficial owner listed below exercises sole voting and dispositive power over his or her shares. For purposes of this table, the term “beneficial owner” means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of, shares of our Common Stock, the power to dispose, or to direct the disposition of, a security or has the right to acquire shares within 60 days.

For purposes of computing the percentage of outstanding shares of the Company’s Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of June 26, 2017 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is care of the Company at the address of: 401 Wilshire Boulevard, 12th Floor, Santa Monica, California 90401.

Name of Beneficial Owner and Address(1)	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock(1)
5% Stockholders
None.	—		—%
Directors and Executive Officers
Mr. Kevin Pollack(2)	1,462,320	(3)	41.70%
Dr. Roger Crystal	733,475	(4)	26.44%
Dr. Michael Sinclair	735,170	(5)	28.01%
Mr. Geoffrey Wolf	244,000	(6)	10.91%
Dr. Gabrielle Silver	11,667	(7)	*
Ms. Ann MacDougall	11,667	(7)	*
Mr. Thomas T. Thomas	11,667	(7)	*
All directors and officers as a group (8 people)	3,209,966	(8)	63.82%

*	Less than 1%
(1)	As of June 26, 2017, there were 2,049,524 shares outstanding. Shares of Common Stock subject to options or warrants currently exercisable or expected to be exercisable with the passage of time, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
(2)	On April 18, 2017, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, nominated Dr. Michael Sinclair, Dr. Roger Crystal, Ms. Ann MacDougall, Dr. Gabrielle Silver, Mr. Thomas T. Thomas and Mr. Geoffrey Wolf for election at the Annual Meeting. Our Nominating and Corporate Governance Committee determined, and our Board approved, that Mr. Kevin Pollack would not be nominated for election to serve as a director of the Company. As a result, a vacancy will exist on our Board following the Annual Meeting. Our Board intends to fill such vacancy in the future after undertaking a search for qualified director candidates.
(3)	This amount includes: (1) 4,820 shares of Common Stock; (2) 0 shares of Common Stock issuable upon the exercise of warrants; and (3) 1,460,000 shares of Common Stock issuable upon the exercise of stock options.

(4)	This amount includes: (1) 0 shares of Common Stock issuable upon the exercise of warrants, (2) 725,000 shares of Common Stock issuable upon the exercise of stock options, and (3) 8,475 shares of Common Stock. On March 31, 2017, Dr. Crystal voluntarily elected to forfeit, unconditionally and irrevocably, 825,000 shares of Common Stock underlying stock options and warrants previously issued by the Company to Dr. Crystal, representing approximately 55% of the total number of options and warrants previously issued by the Company to Dr. Crystal.
(5)	This amount includes: (1) 0 shares of Common Stock issuable upon the exercise of warrants; (2) 575,000 shares of Common Stock issuable upon exercise of stock options; (3) 40,720 shares held in certificate form directly by Dr. Sinclair; (4) 27,450 shares held in certificate form indirectly by (i) Proton Therapy USA, a entity owned jointly by Dr. Sinclair and his son (5,000 shares); (ii) one pension fund (10,000 shares); (iii) a second pension fund (2,000 shares); (iv) Clearsearch Ltd., an entity who holds the shares for the benefit of Dr. Sinclair (2,650 shares); and (v) Eastkings Pension Fund, an entity which holds the shares for the benefit of Dr. Sinclair’s wife (7,800 shares); and (5) 92,000 shares held in electronic form for the benefit of Dr. Sinclair. On March 31, 2017, Dr. Sinclair voluntarily elected to forfeit, unconditionally and irrevocably, 680,000 shares of Common Stock underlying stock options and warrants previously issued by the Company to Dr. Sinclair, representing approximately 55% of the total number of options and warrants previously issued by the Company to Dr. Sinclair.
(6)	This amount includes: (1) 56,500 shares of Common Stock, 7,700 shares of which are held by GTL Investments Limited, of which Mr. Wolf is an asset manager; (2) 0 shares of Common Stock issuable upon the exercise of warrants held directly by Mr. Wolf; and (3) 187,500 shares of Common Stock issuable upon exercise of stock options.
(7)	This amount includes 11,667 shares of Common Stock issuable upon the exercise of a stock option.
(8)	This amount includes an aggregate of 229,965 shares of Common Stock, 0 shares of Common Stock issuable upon exercise of warrants and 2,980,001 shares of Common Stock issuable upon exercise of stock options.

PROPOSAL 1

NOMINATION AND ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide that our business, property and affairs are to be managed by or under the direction of our Board. Our Board currently consists of seven members, who are not currently divided into classes.

On April 18, 2017, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, nominated Dr. Michael Sinclair, Dr. Roger Crystal, Ms. Ann MacDougall, Dr. Gabrielle Silver, Mr. Thomas T. Thomas and Mr. Geoffrey Wolf for election at the Annual Meeting. Our Nominating and Corporate Governance Committee determined, and our Board approved, that Mr. Kevin Pollack would not be nominated for election to serve as a director of the Company. As a result, a vacancy will exist on our Board following the Annual Meeting. Our Board intends to fill such vacancy in the future after undertaking a search for qualified director candidates.

If our stockholders vote to approve the establishment of a classified board of directors pursuant to Proposal 5, our Board will be reestablished as a classified board of directors divided into three classes with staggered terms. In the event our stockholders do not authorize the establishment of a classified board of directors pursuant to Proposal 5, the directors elected at this Annual Meeting will serve for one-year terms until the 2018 Annual Meeting, and until their respective successor, if any, is duly elected and qualified.

Under the Nevada Revised Statutes (the “NRS”), a company may provide for a classified board of directors by adopting amendments to its bylaws and/or articles of incorporation. Although we qualify to adopt a classified board of directors, our Board has not previously done so. The Delaware General Corporation Law (the “DGCL”) permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with one class of directors standing for election each year. As a classified board, a certain number, but not all, of the directors of our Board will be elected each year.

If the stockholders vote to approve the establishment of a classified board of directors pursuant to Proposal 5, they will approve an amendment to a charter which shall, among other things, provide for a board of directors with three classes (the “Classified Board Provisions”). Under the Classified Board Provisions, our Board will be divided into three classes, designated Class I, Class II and Class III. Our Board has determined that our current directors who are nominated for re-election will be divided into classes as follows:

CLASS	DIRECTOR NOMINEES
I	Dr. Michael Sinclair and Mr. Geoffrey Wolf
II	Dr. Roger Crystal and Ms. Ann MacDougall
III	Dr. Gabrielle Silver and Mr. Thomas T. Thomas

Generally, directors in a classified board will be elected for three-year terms; however, in order to implement the classified board at this Annual Meeting, the Class I Directors will be elected for a one-year term to serve until the 2018 annual meeting of stockholders, the Class II Directors will be elected for a two-year term to serve until the 2019 annual meeting of stockholders and the Class III Directors will be elected for a three-year term to serve until the 2020 annual meeting of stockholders, and in each case, until their respective successor, if any, is duly elected and qualified.

Set forth below are the names of the persons nominated as officers and directors, their ages, their offices in our Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board’s conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is also set forth below:

Dr. Michael Sinclair, 74, has been the Executive Chairman and a director of the Company since November 29, 2010. Dr. Sinclair has developed and managed healthcare companies for over forty years. As a physician specializing in psychiatry, he began his medical career at Middlesex Hospital in London in 1967.

His transition to business came when he founded and acted as Chief Executive of Nestor PLC in 1971. His tenure as CEO of Nestor resulted in a compound annual IRR of 38% over an 8-year period for its shareholders. He acted as President (International) of INA Healthcare Group (subsequently CIGNA) and its Hospital Affiliates Inc. subsidiary between 1979 and 1982. As Executive Chairman of Lifetime Corporation, which he founded, he was instrumental in growing its KQC subsidiary from one office in Nashville to a business with a turnover of $1 billion between 1982 and 1993. In 1994 he founded U.S.-based Atlantic Medical Management LLP, which managed the New York based healthcare venture fund, Atlantic Medical Capital LP, where he served as Chairman until 2001. Dr. Sinclair has served as Executive Chairman and Chief Executive Officer of Advanced Oncotherapy, PLC, since 2000 and during 2016, respectively, and also has served on the Board of Overseers (emeritus) of the Tufts University School of Medicine since 1993. Dr. Sinclair’s qualifications to serve on the Board include his medical and management experience.

Dr. Roger Crystal, 40, has been the Chief Executive Officer and a director of the Company since September 23, 2009. Dr. Crystal is a pioneer in the development of intranasal naloxone treatments for opioid overdose. He led the Company’s development of nasal naloxone for opioid overdose, which led to U.S. Food and Drug Administration (“FDA”) approval, and is the lead inventor on the product’s patents. He has several years’ experience as a clinician, and began his career as an ENT surgeon at Imperial College Healthcare, London. He holds degrees in Medicine and Physiology from the University of Birmingham. He was also awarded Membership of The Royal College of Surgeons of England. He was an Honorary Research Fellow at University College London and has authored of a number of peer-reviewed scientific articles. While completing an MBA at London Business School, he worked for Goldman Sachs in mergers and acquisitions and then consulted for A.T. Kearney specializing in healthcare strategy management until 2010. He served on the Global Business Development Product Acquisition and Licensing team at GE Healthcare where he was responsible for evaluating acquisitions, licensing and partnering deals until 2014. Most recently he served as Chief Business Officer for ImaginAb, a Los Angeles based venture capital backed biotechnology company, developing immuno-oncology imaging agents. In this capacity he led the company’s turnaround, to establish the strategy for the development of its immune-imaging platform and managed its partnerships, pharmaceutical company engagements and licensing deals. Dr. Crystal’s qualifications to serve on the Board include his experience as a physician and deep expertise in healthcare from the perspective as a clinician and business leader; his knowledge of the healthcare industry; and his operational, managerial and strategic expertise relating to early stage biopharma companies.

Mr. Geoffrey Wolf, 63, has been a director of the Company since December 31, 2012 and has been a member of the Company’s Audit Committee and Nominating and Corporate Governance Committee since January 29, 2017. Mr. Wolf resides in Switzerland. During 2008 to 2012, Mr. Wolf managed Vector Assets S.A., an asset management company, which controlled companies in the mining, oil and gas, pharmaceuticals, hospitality and real estate industries. Since 2013, Mr. Wolf has been managing GTL Investments Limited, an asset management company, which controls companies in the mining, oil and gas, pharmaceuticals, hospitality and real estate industries. He received a business degree from Middlesex University in 1976. Mr. Wolf’s qualifications to serve on the Board include his financial and management experience.

Ms. Ann MacDougall, 63, has been a director of the Company since May 5, 2016 and has been a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee since January 29, 2017. Ms. MacDougall has extensive global experience spanning both operating and legal roles for both private and non-profit organizations. Since January 2014, she has served as President of Encore.org, a national organization building a movement for individuals developing second careers in public or non-profit service. From 2007 to December 2013, Ms. MacDougall was Chief Operating Officer of Acumen, an investment fund focused on goods and services for low-income customers. Prior to Acumen, she had a long career managing legal matters at PriceWaterhouseCoopers, including as General Counsel in the U.S. and Deputy General Counsel based in Paris. Ms. MacDougall earned her B.A. at Tufts University and her J.D. at Brooklyn Law School. Ms. MacDougall’s qualifications to serve on the Board include (i) her financial, legal and management experience and (ii) her prior experience on audit committees.

Dr. Gabrielle Silver, 43, has been a director of the Company since May 5, 2016, has been a member of the Company’s Nominating and Corporate Governance Committee since January 29, 2017 and has been a member of the Company’s Compensation Committee since May 26, 2017. Dr. Silver has extensive experience managing the growth and profitability of pharmaceuticals and diagnostics businesses with a key focus on neurology. Since October 2015, she has served as a partner at Brunswick Group, an advisory firm specializing in critical issues and corporate relations, where she is co-leading the firm’s global pharmaceutical and healthcare offering. Since September 2015, Dr. Silver has served as an associate non-executive director of The Royal National Orthopaedic Hospital in London, England. From October 2013 to October 2015, she was an executive at GE Healthcare’s Operating Room Solutions business, a new division at GE Healthcare. From September 2010 to October 2013, she was Global Head of Neuroscience/General Medicine Strategic Marketing at GE. In this role, she developed the disease-focused growth strategy across the diagnostics and imaging portfolio. Earlier in her career, Dr. Silver was the director of the CNS Franchise of Eisai Ltd., UK for which she was responsible for growth and profitability of key brands in the UK including Aricept® and Zonegran®. Prior to her tenure at Eisai, she was Therapeutic Area Director of Neuroscience at Bristol-Myers Squibb UK. Dr. Silver received her Bachelor of Science from the University of Bristol and her Bachelor of Medicine and Bachelor of Surgery from the University of London. She is also a Fellow of the Faculty of Pharmaceutical Medicine in the UK. Dr. Silver’s qualifications to serve on the Board include her healthcare, financial and management experience.

Mr. Thomas T. Thomas, 60, has been a director of the Company since November 4, 2016 and has been a member of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee since January 29, 2017. Mr. Thomas has over 25 years of financial experience in biotechnology, packaged goods, financial services and non-profit organizations. Since 2011, Mr. Thomas has been self-employed providing financial, investment and risk management consulting services to a variety of technology, beverage and food and biotechnology companies. In 2009, Mr. Thomas joined the Stupski Foundation (“Stupski”), a foundation focused on transforming the public education system, as its chief financial officer. In 2010, Mr. Thomas was promoted to chief operating officer and served as Stupski’s interim chief executive officer before leaving Stupski in late 2010 to pursue consulting opportunities. Prior to joining Stupski, Mr. Thomas spent 12 years at Genentech, Inc. (“Genentech”), a biopharmaceutical company, in various financial roles, ultimately serving as the company’s corporate treasurer from 2001 to 2006. His executive responsibilities at Genentech included treasury operations, cash and investment management, corporate finance, global procurement, enterprise risk management, business continuity and real estate finance and administration. From 1990 to 1994, Mr. Thomas was a manager of financial strategy with Del Monte Foods and he began his career in 1988 at GE Capital Corporation (“GE”) as an analyst in GE’s corporate finance group, which focused on leveraged buyouts and bankruptcy financing. Mr. Thomas currently serves on the board of trustees of the Cancer Prevention Institute of California and has previously served on the boards of the San Francisco Security Analysts and Hospitality House. He is also a mentor in the Ivy Exec Mentorship Network. Mr. Thomas is a Chartered Financial Analyst and received his Master of Business Administration from the University of Cincinnati, where he was a Graduate Fellow, and a Bachelor of Music from the University of Cincinnati’s College-Conservatory of Music. Mr. Thomas’ qualifications to serve on the Board include his financial, investment and management experience, including his experience with other pharmaceutical companies.

If the stockholders vote to approve the establishment of a classified board of directors pursuant to Proposal 5, (i) the amendment to the Articles of Incorporation attached to this proxy statement as Appendix A shall be adopted with the Classified Board Provisions and (ii) Dr. Michael Sinclair and Mr. Geoffrey Wolf shall serve as Class I Directors of the Company, Dr. Roger Crystal and Ms. Ann MacDougall shall serve as Class II Directors of the Company, and Dr. Gabrielle Silver and Mr. Thomas T. Thomas shall serve as Class III Directors of the Company. If the stockholders do not vote to approve the establishment of a classified board of directors pursuant to Proposal 5, all of our directors will serve for one-year terms until the 2018 annual meeting of stockholders, and in either case, until a respective successor, if any, is duly elected and qualified. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the may recommend in such nominee’s place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Vote Required for Approval

The nominees for director who receive the largest number of votes up to the maximum number of directors to be elected at the meeting (also known as a “plurality” of the votes cast) will be elected as directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF DR. MICHAEL SINCLAIR, MR. GEOFFREY WOLF, DR. ROGER CRYSTAL, MS. ANN MACDOUGALL, DR. GABRIELLE SILVER AND MR. THOMAS T. THOMAS AS DIRECTORS OF THE COMPANY.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

Size of Board

Our Board currently consists of seven members elected to one-year terms at each annual meeting of the stockholders. On April 18, 2017, our Board, upon the recommendation of our Nominating and Corporate Governance Committee, nominated Dr. Michael Sinclair, Dr. Roger Crystal, Ms. Ann MacDougall, Dr. Gabrielle Silver, Mr. Thomas T. Thomas and Mr. Geoffrey Wolf for election at the Annual Meeting. Our Nominating and Corporate Governance Committee determined, and our Board approved, that Mr. Kevin Pollack would not be nominated for election to serve as a director of the Company. As a result, a vacancy will exist on our Board following the Annual Meeting. Our Board intends to fill such vacancy in the future after undertaking a search for qualified director candidates.

Term of Office and Directorship and Prior Nomination Process

The Company’s directors were nominated by the Board and are currently elected by the Company’s stockholders for a one-year term until the next annual general meeting of the Company’s stockholders, until removed by the stockholders in accordance with the Bylaws and until their successors have been elected and duly qualified, unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director. Biographical information about our directors is provided under Proposal 1: Nomination and Election of Directors.

Prior to the Board’s adoption of the Nominating and Corporate Governance Committee, the Board considered candidates for directors proposed by stockholders, although no formal procedures for submitting candidates were adopted. Unless otherwise determined, at any time not less than 10 days prior to the next annual stockholder meeting at which a slate of director nominees was elected, the Board accepted written submissions from proposed nominees that included the name, address and telephone number of the proposed nominee; a brief statement of the nominee’s qualifications to serve as a director; and a statement as to why the stockholder submitting the proposed nominee believed that the nomination would be in the best interests of the Company’s stockholders. If the proposed nominee was not the same person as the stockholder submitting the name of the nominee, a letter from the nominee agreeing to the submission of his or her name for consideration needed to be provided at the time of submission. The letter needed to be accompanied by a résumé supporting the nominee’s qualifications to serve on the Board, as well as a list of references. The Board identified director nominees through a combination of referrals from different people, including management, existing Board members and stockholders. Once a candidate was identified, the Board reviewed the individual’s experience and background and discussed the proposed nominee with the source of the recommendation. If the Board believed it to be appropriate, Board members could meet with the proposed nominee before making a final determination whether to include the proposed nominee as a member of the slate of director nominees submitted to stockholders for election to the Board.

The Company’s officers are appointed by the Board and hold office until removed by the Board.

Related Party Transactions

The following are the related party transactions in which the Company has engaged since August 1, 2015:

The Company uses office space provided by Dr. Michael Sinclair in London, England, and Mr. Kevin Pollack in New York City, New York, free of charge.

At July 31, 2015, the Company had an aggregate of $130,000 of loans outstanding to a director of the Company, Mr. Geoffrey Wolf, the Company’s Chief Financial Officer, Mr. Kevin Pollack, and the Company’s Chairman, Dr. Michael Sinclair, in the individual amounts of $65,000, $13,000 and $52,000, respectively. In December 2012, the Company borrowed an aggregate of $350,000 pursuant to promissory notes with each of Mr. Geoffrey Wolf, Mr. Kevin Pollack and Dr. Michael Sinclair, in the individual amounts of $175,000, $35,000 and $140,000, respectively. Each promissory note accrued interest at 6.0% per year and was due in December 2013. Each promissory note was amended on December 16, 2013 to extend the final maturity date to January 6, 2015 and increase the interest rate to 8.5% per annum. During the year ended July 31, 2015, an aggregate of $220,000 of the principal amount was repaid. In December 2014, the promissory notes were further amended to extend the maturity date to April 30, 2016 and increase the annual interest rate to 14.5%, which includes a penalty rate of 8.5% due to non-payment of the required repayment amounts. The loans were unsecured. On January 22, 2016, the Company repaid Mr. Wolf all outstanding principal and accrued interest underlying his note, and on January 25, 2016, the Company repaid Dr. Sinclair and Mr. Pollack all outstanding principal and accrued interest underlying their notes.

During September 2015 and October 2015, the Company received an aggregate of $151,191 of loans from each of the Company’s Chief Executive Officer, Dr. Roger Crystal, the Company’s Chief Financial Officer, Mr. Kevin Pollack, and the Company’s Chairman, Dr. Michael Sinclair, in the individual amounts of $51,191, $50,000 and $50,000, respectively. The loans each bore interest at 6% per annum until January 31, 2016. The loans were all unsecured and were due on January 31, 2016 unless the Company received specified funding. If the Company received the specified funding the loans become due 10 business days after the funding. If the loans were not repaid by January 31, 2016, the maturity date of the loans shall be changed to May 31, 2016 and a penalty interest of 4% per annum would be added. On December 15, 2015, the Company repaid Dr. Sinclair and Mr. Pollack all outstanding principal and accrued interest underlying their loans, and on December 16, 2015, the Company repaid Dr. Crystal all outstanding principal and accrued interest underlying his loan.

Director Independence

Because the Company’s Common Stock is not currently listed on a national securities exchange, the Company has used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;
•	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);
•	a family member of the director is, or at any time during the past three years was, an executive officer of the company;
•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);
•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or
•	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Based on the rule listed above, the Board determined that the Company’s independent directors are Mr. Geoffrey Wolf, Ms. Ann MacDougall, Dr. Gabrielle Silver and Mr. Thomas T. Thomas.

Corporate Governance

In preparation for a potential uplisting of the Company to the NASDAQ Capital Market in 2017, the Company has instituted corporate governance standards similar to those of NASDAQ-listed companies. On January 29, 2017, our Board adopted three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. These committees, their principal functions and their respective memberships are described below.

Audit Committee

The members of the newly-created Audit Committee are Mr. Thomas T. Thomas, who serves as Chairperson, Ms. Ann MacDougall and Mr. Geoffrey Wolf. Each of the members of the Audit Committee is independent as defined by the applicable NASDAQ listing standards and the SEC, rules applicable to audit committee members. The Board has determined that Mr. Thomas T. Thomas qualifies as an “audit committee financial expert,” as such term is defined by Item 4.07(d)(5) of Regulation S-K as promulgated by the SEC.

The Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act. The Audit Committee oversees our financial reporting process and system of internal control over financial reporting, and selects and oversees the performance of, and approves in advance the services provided by, our independent auditors. The Audit Committee provides an open avenue of communication among our independent auditors, financial and senior management and the Board. The Audit Committee meets regularly with our independent auditors without management present, and from time to time with management in separate private sessions, to discuss any matters that the Audit Committee or these individuals believe should be discussed privately with the Audit Committee, including any significant issues or disagreements that may arise concerning our accounting practices or financial statements. In addition, the Audit Committee assists the Board in its oversight role by receiving periodic reports regarding our risk and control environment.

Review and Approval of Related Person Transactions.

Our Board has adopted written policies and procedures for the review, approval or ratification of transactions involving Opiant and any executive officer, director, director nominee, 5% stockholder and certain of their immediate family members (each of whom we refer to as a “related person”). The policies and procedures cover any transaction involving $120,000 or more with a related person (a “related person transaction”) in which the related person has a material interest and which does not fall under an explicitly stated exception set forth in the applicable disclosure rules of the SEC.

Any proposed related person transaction must be reported to the Chairman of our Audit Committee. The policy calls for the transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. The transaction should be approved in advance whenever practicable. If not practicable, the Audit Committee will review, and may, if deemed appropriate, ratify the related person transaction. The policy also permits the Chairman of the Audit Committee to approve related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transaction that is ongoing in nature will be reviewed annually.

A related person transaction will be considered approved or ratified if it is authorized by the Audit Committee or Chairman of the Audit Committee after full disclosure of the related person’s interest in the transaction. The transaction may be approved or ratified only if the Audit Committee determines that the transaction is not inconsistent with the Company’s best interests. In considering related person transactions, the Audit Committee will consider any information considered material to investors and the following factors:

•	the related person’s interest in the transaction;
•	the approximate dollar value of the transaction;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that we could have reached with an unrelated third party; and
•	the purpose and potential benefit to us of the transaction.

The policy provides that related party transactions involving the compensation of our executive officers will be reviewed and approved by the Compensation Committee or our Board, in accordance with the Compensation Committee’s charter.

The Audit Committee was established on January 29, 2017, and therefore did not hold any meetings during the year ended July 31, 2016. Four Audit Committee meetings are scheduled to be held in 2017. A copy of the Audit Committee’s charter is posted on our website at http://www.opiant.com.

Nominating and Corporate Governance Committee

The members of the newly-created Nominating and Corporate Governance Committee are Dr. Gabrielle Silver, who serves as Chairperson, Ms. Ann MacDougall, Mr. Geoffrey Wolf and Mr. Thomas T. Thomas. Each member of the Nominating and Corporate Governance Committee is independent as defined by the applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities regarding the oversight of the composition of the Board and other corporate governance matters. Among its other duties, the Nominating and Corporate Governance Committee evaluates nominees and reviews the qualifications of individuals eligible to stand for election and reelection as directors and makes recommendations to the Board on this matter; oversees compliance with our Code of Conduct; reviews and approves related party transactions; recommends and advises the Board on certain other corporate governance matters; and oversees the Board’s performance evaluation process. The Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating and Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees.

The Nominating and Corporate Governance Committee was formed on January 29, 2017 and therefore did not hold any meetings during the year ended July 31, 2016. A copy of the Nominating and Corporate Governance Committee’s charter is posted on our website at http://www.opiant.com.

Evaluation and Identification of Director Nominees.

The Nominating and Corporate Governance Committee considers a number of factors in identifying and evaluating director nominees. While all nominees should have the highest personal integrity, meet any regulatory qualifications and have a record of exceptional ability and judgment, the Board relies on the judgment of members of the Nominating and Corporate Governance Committee, with input from our Chief Executive Officer, to assess the qualifications of potential Board nominees with a view to the contributions that they would make to the Board and to Opiant. Because our Board believes that its members should ideally reflect a mix of experience and other qualifications, there is no rigid formula. Our Nominating and Corporate Governance Committee does not have a specific policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating and Corporate Governance Committee values diversity on our Board and considers the diversity of the professional experience, education and skills, as well as diversity of origin, in identifying director nominees. In evaluating potential candidates, the Nominating and Corporate Governance Committee will consider, among others things, the degree to which a potential candidate fulfills a current Board need (e.g., the need for an audit committee financial expert), as well as the candidate’s ability and commitment to understand Opiant and its industry and to devote the time necessary to fulfill the role of director (including, without limitation, regularly attending and participating in meetings of the Board and its committees). In considering potential candidates, the Nominating and Corporate Governance Committee will consider the overall competency of the Board in the following areas:

•	industry knowledge;
•	accounting and finance;
•	business judgment;
•	management;
•	leadership;
•	business strategy;
•	crisis management; and
•	corporate governance.

In addition, the Nominating and Corporate Governance Committee may consider other factors, as appropriate in a particular case, including, without limitation, the candidate’s:

•	sound business and personal judgment;
•	diversity of origin, experience, background and thought;
•	senior management experience and demonstrated leadership ability;
•	accountability and integrity;
•	financial literacy;
•	industry or business knowledge, including science, technology, and marketing acumen;
•	the extent, nature and quality of relationships and standing in the research and local communities;
•	in connection with nominees to be designated as “independent” directors, “independence” under regulatory definitions, as well as in the judgment of the Nominating and Corporate Governance Committee;
•	independence of thought and ideas; and
•	other board appointments and service.

The Nominating and Corporate Governance Committee considers recommendations for nominations from a variety of sources, including members of the Board, business contacts, community leaders and members of management. As described below, the Nominating and Corporate Governance Committee will also consider stockholder recommendations for Board nominees. The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates is the same with respect to candidates recommended by members of the Board, management, stockholders or others.

Stockholder Director Nominee Recommendations.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders. Stockholders who wish their proposed nominee to be considered by the Nominating and Corporate Governance Committee for nomination at our next annual stockholders’ meeting should submit information about their nominees by no later than 90 days nor earlier than 120 days prior to the one year anniversary of the mailing of the proxy statement for our most recent annual meeting of stockholders. Stockholders who wish to recommend a nominee should submit timely notice in writing to the Nominating and Corporate Governance Committee, c/o Opiant Pharmaceuticals, Inc., 401 Wilshire Boulevard, 12th Floor, Santa Monica, California 90401.

Compensation Committee

The current members of the newly-created Compensation Committee are Ms. Ann MacDougall, who serves as Chairperson, Mr. Thomas T. Thomas and Dr. Gabrielle Silver. Each of the current members of the Compensation Committee is independent as defined by the applicable NASDAQ listing standards.

Decisions regarding the compensation of our executive officers are made by the Compensation Committee. The Compensation Committee’s principal responsibilities include reviewing the Company’s overall compensation philosophy, policies and plans, including a review of both regional and industry compensation trends, evaluating the Company’s compensation policies and practices to determine whether these policies and practices create incentives for a particular employee group to take actions which could put the Company at undue risk, evaluating the performance of and reviewing and approving compensation for our executive officers, evaluating and recommending director compensation, and reviewing and discussing with management the compensation disclosures included in this proxy statement. The Compensation Committee will also administer our equity-based and other incentive plans, including assuming responsibility for granting, or delegating as appropriate the authority for granting, and making decisions with respect to, awards under our equity compensation and other incentive plans.

In November 2016, the Company engaged Compensia, Inc. (“Compensia”) as the Company’s compensation consultant for the purpose of undergoing a comprehensive compensation benchmarking exercise for the Company’s executive officers and directors. Following its benchmarking exercise, Compensia recommended that the Company adopt an equity incentive plan and made other compensation-related recommendations. Following this discussion with Compensia, certain executive officers and directors of the Company voluntarily agreed to forfeit certain of their stock options and amend their employment agreements with annual salary, bonus and other terms consistent with the Company’s competitors. As discussed below under Director and Officer Compensation: Employment Agreements, on March 31, 2017, Dr. Michael Sinclair and Dr. Roger Crystal each voluntarily (i) entered into separate employment agreement acknowledgements whereby they elected to forfeit, unconditionally and irrevocably, $175,498.32 and $586,328.97, respectively, of certain owed amounts pursuant to their respective existing employment agreements, representing 35% of the total compensation currently owed to each of Dr. Sinclair and Dr. Crystal; and (ii) elected to forfeit, unconditionally and irrevocably, 680,000 and 825,000 shares of Common Stock underlying stock options and warrants previously issued by the Company, respectively, representing approximately 55% of the total number of options and warrants previously issued by the Company to each of Dr. Sinclair and Dr. Crystal. On May 26, 2017, the Board, upon Compensia’s recommendation, approved the adoption of the 2017 Plan subject to stockholder approval, as described in Proposal 6.

The Nominating and Corporate Governance Committee was formed on January 29, 2017 and therefore did not hold any meetings during the year ended July 31, 2016. A copy of the Compensation Committee’s charter is posted on our website at http://www.opiant.com.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the members of the Compensation Committee has ever been our employee or one of our officers.

Board Meetings and Committees; Annual Meeting Attendance

During the fiscal year ended July 31, 2016, the Board met 11 times. All or a majority of directors who were directors at the time attended each meeting in person or telephonically. In addition, the Board approved certain actions by unanimous or majority written consent on one occasion. During the year, no incumbent director attended fewer than 75% of the aggregate of all meetings of the Board held during the period in which he or she served as a director. It is the Company’s policy that each director attends our annual meetings of stockholders absent exceptional circumstances rendering a director’s attendance exceedingly impractical. Each of the Company’s then-four directors attended the Company’s last annual meeting of stockholders held on December 31, 2015. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were each formed on January 29, 2017 and therefore did not hold any meetings during the year ended July 31, 2016.

Code of Business Conduct and Ethics

On January 29, 2017, the Company adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). All Opiant employees, including our Chief Executive Officer and other senior executives, are required to comply with the Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of ethical behavior. Our Code of Conduct covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of the Company, through management, the Board, or our legal counsel.

Legal Proceedings

To the best of the Company’s knowledge, none of the Company’s directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
•	been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
•	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment in such civil action has not been reversed, suspended, or vacated;
•	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to (i) an alleged violation of any federal or state securities or commodities law or regulation, (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
•	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in the Company’s discussion above in Board of Directors and Corporate Governance Matters: Related Party Transactions, none of the Company’s directors or executive officers has been involved in any transactions with the Company or any of the Company’s directors, executive officers, affiliates, or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Communicating with the Board

Stockholders may send communications to our Board in writing, addressed to the full Board or certain directors of the Board, c/o Dr. Roger Crystal, Chief Executive Officer, Opiant Pharmaceuticals, Inc., 401 Wilshire Boulevard, 12th Floor, Santa Monica, California 90401; telephone (424) 252-4756, or info@opiant.com. Such correspondence will be logged in and forwarded to the Board.

EXECUTIVE OFFICERS

All of our named executive officers are listed in the following table, and certain information concerning those officers, follows the table:

NAME	AGE	POSITION
Dr. Michael Sinclair	74	Executive Chairman
Dr. Roger Crystal	40	Chief Executive Officer
Mr. Kevin Pollack	46	Chief Financial Officer, Treasurer, and Secretary

The biographical information with respect to Messrs. Sinclair and Crystal are included above under Proposal 1 — Nomination and Election of Directors is incorporated herein by reference.

Mr. Kevin Pollack, 46, has been the Chief Financial Officer and a director of the Company, and Secretary and Treasurer since 2012 and 2013, respectively. Mr. Pollack has also been the Chairman and a director of Opiant Pharmaceuticals UK Limited since 2016. From 2007 to 2013, Mr. Pollack worked in asset management at Paragon Capital LP. Mr. Pollack was an investment banker at Banc of America Securities LLC from 2000 to 2001 and a securities attorney t Brown & Wood LLP (which merged into Sidley Austin LLP in 2001 from 1996 to 2000. He is a 1992 magna cum laude graduate of the Wharton School of the University of Pennsylvania and holds JD and MBA degrees from Vanderbilt University, where he graduated in 1996 with Beta Gamma Sigma honors. Mr. Pollack joined the board of directors of MagneGas Corporation and Pressure BioSciences, Inc. in 2012. He also has been President of Short Hills Capital LLC since 2003. Mr. Pollack’s qualifications to serve on the Board include his financial, legal, investment and management experience, including his experience with other public companies.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by Opiant during the years ended July 31, 2016, and 2015 in all capacities for the accounts of the Company’s executives, including the Chairman, Chief Executive Officer, and Chief Financial Officer.

Name and principal position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Dr. Roger Crystal CEO(16)	2016	615,554	(2)	550,000	(8)	3,500,000	27,767	(14)	4,693,321
	2015	567,892	(3)	820,000	(9)	—	—		1,387,892
Kevin Pollack, CFO(16)	2016	610,333	(4)	530,000	(10)	3,500,000	27,358	(15)	4,667,691
	2015	541,598	(5)	767,500	(11)	—	—		1,309,098
Dr. Michael Sinclair Chairman	2016	368,449	(6)	115,000	(12)	1,750,000	—		2,233,449
	2015	355,918	(7)	193,000	(13)	—	—		548,918

(1)	The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718 as of July 31 of the year indicated. For information regarding assumptions underlying the valuation of equity awards, see Note 7 of the Financial Statements in the Company’s Annual Report on Form 10-K for the year ended July 31, 2016, filed with the SEC on October 28, 2016.
(2)	During the year ended July 31, 2016, Dr. Crystal was paid $442,354 of the base cash compensation set forth in Dr. Crystal’s employment agreement, $0 of bonuses earned and $375,000 of accrued compensation from previous fiscal years.
(3)	During the year ended July 31, 2015, Dr. Crystal was paid $267,000 of the base cash compensation set forth in Dr. Crystal’s employment agreement, $90,000 of bonuses earned and $216,667 of accrued compensation from previous fiscal years.
(4)	During the year ended July 31, 2016, Mr. Pollack was paid $453,125 of the base cash compensation set forth in Mr. Pollack’s employment agreement, $0 of bonuses and $375,000 of accrued compensation from previous fiscal years.
(5)	During the year ended July 31, 2015, Mr. Pollack was paid $266,000 of the base cash compensation set forth in Mr. Pollack’s employment agreement, $85,000 of bonuses earned and $216,667 of accrued compensation from previous fiscal years.
(6)	During the year ended July 31, 2016, Dr. Sinclair was paid $241,667 of the base cash compensation set forth in Dr. Sinclair’s employment agreement, $0 of bonuses earned and $350,000 of accrued compensation from previous fiscal years.
(7)	During the year ended July 31, 2015, Dr. Sinclair was paid $158,000 of the base cash compensation set forth in Dr. Sinclair’s employment agreement, $17,500 of bonuses earned and $216,667 of accrued compensation from previous fiscal years.
(8)	The entire amount of this bonus consists of “Incentive Bonus Cash Compensation”, as defined in Dr. Crystal’s employment agreement.
(9)	The entire amount of this bonus consists of “Incentive Bonus Cash Compensation”, as defined in Dr. Crystal’s employment agreement. $90,000 of such bonuses were paid to Dr. Crystal during the fiscal year ended July 31, 2015.
(10)	The entire amount of this bonus consists of “Incentive Bonus Cash Compensation”, as defined in Mr. Pollack’s employment agreement.
(11)	The entire amount of this bonus consists of “Incentive Bonus Cash Compensation”, as defined in Mr. Pollack’s employment agreement. $85,000 of such bonuses were paid to Mr. Pollack during the fiscal year ended July 31, 2015.
(12)	The entire amount of this bonus consists of “Incentive Bonus Cash Compensation”, as defined in Dr. Sinclair’s employment agreement.

(13)	The entire amount of this bonus consists of “Incentive Bonus Cash Compensation”, as defined in Dr. Sinclair’s employment agreement. $17,500 of such bonuses were paid to Dr. Sinclair during the fiscal year ended July 31, 2015.
(14)	Includes $10,303 contributed by the Company to Dr. Crystal’s 401(k) account, $13,290 in costs paid by the Company related to Dr. Crystal’s health, vision and dental insurance and $4,174 in costs paid by the Company related to Dr. Crystal’s life insurance.
(15)	Includes $15,523 contributed by the Company to Mr. Pollack’s 401(k) account, $8,985 in costs paid by the Company related to Mr. Pollack’s health, vision and dental insurance and $2,850 in costs paid by the Company related to Mr. Pollack’s life insurance.
(16)	On March 31, 2017, Dr. Sinclair and Dr. Crystal each voluntarily (i) entered into separate employment agreement acknowledgements whereby they elected to forfeit, unconditionally and irrevocably, $175,498.32 and $586,328.97, respectively, of certain owed amounts pursuant to their respective existing employment agreements, representing 35% of the total compensation currently owed to each of Dr. Sinclair and Dr. Crystal; and (ii) elected to forfeit, unconditionally and irrevocably, 680,000 and 825,000 shares of Common Stock underlying stock options and warrants previously issued by the Company, respectively, representing approximately 55% of the total number of options previously issued by the Company to each of Dr. Sinclair and Dr. Crystal.

Compensation Committee Interlocks and Insider Participation

In lieu of a compensation committee, the following officers and employees of the Company, during the fiscal year ended July 31, 2016, participated in deliberations of the Company’s Board concerning executive officer compensation: Dr. Roger Crystal, Mr. Kevin Pollack, Dr. Michael Sinclair and Mr. Geoffrey Wolf.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable stock options, as well as the exercise prices and expiration dates thereof, as of July 31, 2016.

Name	Number of Securities underlying Unexercised Options (#) Exercisable		Number of Securities underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date
Dr. Roger Crystal, CEO
	25,000	(1)	—		$12.00	December 30, 2022
	—		85,000	(2)	$15.00	December 30, 2017
	25,000	(3)	—		$10.00	April 30, 2023
	50,000	(4)	—		$8.00	April 30, 2023
	25,000	(5)	—		$10.00	July 31, 2023
	50,000	(6)	—		$15.00	July 31, 2023
	50,000	(7)	—		$20.00	July 31, 2023
	50,000	(8)	—		$8.00	October 31, 2023
	25,000	(9)	—		$10.00	October 31, 2023
	75,000	(10)	—		$6.00	December 30, 2023
	100,000	(11)	—		$8.00	December 30, 2023
	100,000	(12)	—		$10.00	December 30, 2023
	150,000	(13)	—		$5.00	June 14, 2024
	200,000	(14)	—		$8.00	June 14, 2024
	500,000	(15)	—		$7.25	October 26, 2025
Mr. Kevin Pollack, CFO
	2,500	(16)	—		$10.00	July 16, 2017
	2,500	(16)	—		$10.00	October 16, 2017
	2,500	(16)	—		$10.00	January 16, 2018
	1,250	(17)	—		$10.00	April 16, 2018
	1,250	(17)	—		$10.00	July 16, 2018

Name	Number of Securities underlying Unexercised Options (#) Exercisable		Number of Securities underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($/Sh)	Option Expiration Date
	1,250	(17)	—		$10.00	October 16, 2018
	1,250	(17)	—		$10.00	January 16, 2019
	1,250	(17)	—		$10.00	April 16, 2019
	1,250	(17)	—		$10.00	July 16, 2019
	1,250	(17)	—		$10.00	October 16, 2019
	1,250	(17)	—		$10.00	January 16, 2020
	12,500	(18)	—		$12.00	November 26, 2017
	5,625	(19)	—		$12.00	November 26, 2017
	5,625	(19)	—		$12.00	February 26, 2018
	5,625	(19)	—		$12.00	May 26, 2018
	5,625	(19)	—		$12.00	August 26, 2018
	25,000	(1)	—		$12.00	December 30, 2022
	—		65,000	(2)	$15.00	December 30, 2017
	25,000	(3)	—		$10.00	April 30, 2023
	50,000	(4)	—		$8.00	April 30, 2023
	25,000	(5)	—		$10.00	July 31, 2023
	50,000	(6)	—		$15.00	July 31, 2023
	50,000	(7)	—		$20.00	July 31, 2023
	50,000	(8)	—		$8.00	October 31, 2023
	25,000	(9)	—		$10.00	October 31, 2023
	75,000	(10)	—		$6.00	December 30, 2023
	90,000	(11)	—		$8.00	December 30, 2023
	90,000	(12)	—		$10.00	December 30, 2023
	150,000	(13)	—		$5.00	June 14, 2024
	200,000	(14)	—		$8.00	June 14, 2024
	500,000	(15)	—		$7.25	October 26, 2025
Dr. Michael Sinclair, Executive Chairman
	—		60,000	(2)	$15.00	December 30, 2017
	25,000	(3)	—		$10.00	April 30, 2023
	50,000	(4)	—		$8.00	April 30, 2023
	25,000	(5)	—		$10.00	July 31, 2023
	50,000	(6)	—		$15.00	July 31, 2023
	50,000	(7)	—		$20.00	July 31, 2023
	50,000	(8)	—		$8.00	October 31, 2023
	25,000	(9)	—		$10.00	October 31, 2023
	75,000	(10)	—		$6.00	December 30, 2023
	30,000	(11)	—		$8.00	December 30, 2023
	30,000	(12)	—		$10.00	December 30, 2023
	150,000	(13)	—		$5.00	June 14, 2024
	100,000	(14)	—		$8.00	June 14, 2024
	250,000	(15)	—		$7.25	October 26, 2025

(1)	Dr. Crystal and Mr. Pollack were each granted options to purchase 25,000 shares of the Company’s Common Stock which became fully vested and exercisable on December 31, 2012, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.

(2)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were granted options to purchase 85,000, 65,000 and 60,000 shares of the Company’s Common Stock, respectively. The options became fully vested on December 31, 2012, the date of grant. The options become exercisable upon the earlier of the Company’s stock price trading above $30 per share for three trading days out of any 10 consecutive trading days or December 30, 2017. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(3)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 25,000 shares of the Company’s Common Stock which became fully vested on May 1, 2013, the date of grant. The options become exercisable 50% upon the date on which an Investigational NDA is submitted to the FDA for the Company’s product that is expected to enter into an initial trial sponsored by the NIH and 50% upon the date on which the aforementioned initial trial sponsored by the NIH commences. These conditions for exercise have been satisfied. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(4)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 50,000 shares of the Company’s Common Stock which became fully vested on May 1, 2013, the date of grant. The options become exercisable 50% upon the date on which an Investigational NDA is submitted to the FDA for the Company’s product that is expected to enter into an initial trial sponsored by the National Institutes of Health (“NIH”) and 50% upon the date on which the aforementioned initial trial sponsored by the NIH commences. These conditions for exercise have been satisfied. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(5)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 25,000 shares of the Company’s Common Stock which became fully vested and exercisable on August 1, 2013, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(6)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 50,000 shares of the Company’s Common Stock which became fully vested and exercisable on August 1, 2013, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(7)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 50,000 shares of the Company’s Common Stock which became fully vested and exercisable on August 1, 2013, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(8)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 50,000 shares of the Company’s Common Stock which became fully vested and exercisable on November 1, 2013, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(9)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 25,000 shares of the Company’s Common Stock which became fully vested and exercisable on November 1, 2013, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(10)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 75,000 shares of the Company’s Common Stock which became fully vested and exercisable on December 30, 2013, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(11)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were granted options to purchase 100,000, 90,000 and 30,000 shares of the Company’s Common Stock, respectively. The options became fully vested and exercisable on December 30, 2013, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.

(12)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were granted options to purchase 100,000, 90,000 and 30,000 shares of the Company’s Common Stock, respectively. The options became fully vested and exercisable on December 30, 2013, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(13)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were each granted options to purchase 150,000 shares of the Company’s Common Stock which became fully vested on June 15, 2014, the date of grant. The options became exercisable upon the first to occur of: (A) the commencement of the next trial with respect to the opioid overdose reversal treatment; (B) the entrance into a distribution, licensing, royalty, partnership, collaboration, or other significant transaction with respect to the opioid overdose reversal treatment; or (C) the filing of an NDA with the FDA with respect to the opioid overdose reversal treatment. These conditions for exercise have been satisfied. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(14)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were granted options to purchase 200,000, 200,000 and 100,000 shares of the Company’s Common Stock, respectively. The options became fully vested on June 15, 2014, the date of grant. The options became exercisable upon the first to occur of: (A) the commencement of the next trial with respect to the opioid overdose reversal treatment; (B) the entrance into a distribution, licensing, royalty, partnership, collaboration, or other significant transaction with respect to the opioid overdose reversal treatment; or (C) the filing of an NDA with the FDA with respect to the opioid overdose reversal treatment. These conditions for exercise have been satisfied. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(15)	Dr. Crystal, Mr. Pollack and Dr. Sinclair were granted options to purchase 500,000, 500,000 and 250,000 shares of the Company’s Common Stock, respectively, which became fully vested on October 27, 2015, the date of grant. The options became exercisable upon the first to occur of: (A) the commencement of three trials on or subsequent to the October 23, 2015; or (B) (1) the approval by the FDA of the NDA with respect to the opioid overdose reversal treatment, and (2) the commencement of two trials on or subsequent to October 23, 2015. These conditions for exercise have been satisfied. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(16)	Mr. Pollack was granted options to purchase 2,500 shares of the Company’s Common Stock which became fully vested and exercisable on April 17, 2012, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(17)	Mr. Pollack was granted options to purchase 1,250 shares of the Company’s Common Stock which became fully vested and exercisable on April 17, 2012, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(18)	Mr. Pollack was granted options to purchase 12,500 shares of the Company’s Common Stock which became fully vested and exercisable on November 26, 2012, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.
(19)	Mr. Pollack was granted options to purchase 5,625 shares of the Company’s Common Stock which became fully vested and exercisable on November 26, 2012, the date of grant. These options were approved by the Board and the exercise price for the options were equal to or greater than the fair market value of the Company’s Common Stock on the date of grant.

The following table sets forth information for the named executive officers regarding the number of shares subject to both exercisable and unexercisable warrants, as well as the exercise prices and expiration dates thereof, as of July 31, 2016.

Name	Number of Securities underlying Unexercised Warrants (#) Exercisable	Number of Securities underlying Unexercised Warrants (#) Unexercisable	Warrant Exercise Price ($/Sh)	Warrant Expiration Date
Dr. Michael Sinclair, Executive Chairman	285,000	285,000	$15.00	December 30, 2017
Dr. Roger Crystal, CEO	40,000	40,000	$15.00	December 30, 2017
Mr. Kevin Pollack, CFO	55,000	55,000	$15.00	December 30, 2017

All of the above warrants may only be exercised between the following dates: (i) the date on which the Company’s price per share has traded at or above US $30.00 for at least three trading days out of any 10 consecutive trading days; and (ii) five years from the grant date.

Director Compensation

Director Agreements

The Company is party to a director agreement, dated as of December 31, 2012, with Mr. Geoffrey Wolf, under which, pursuant to a separate stock option agreement, he was granted options to purchase 35,000 shares of Common Stock exercisable at $15.00 per share which terminate five years from their grant date. Under the director agreement, Mr. Wolf was also granted, pursuant to a separate warrant agreement, warrants to purchase 345,000 shares of Common Stock exercisable at $15.00 per share with a five year termination date. All of the above options and warrants may only be exercised between the following dates: (i) the date on which the Company’s price per share has traded at or above US $30.00 for at least three trading days out of any 10 consecutive trading days; and (ii) five years from the grant date. Effective October 1, 2015, Mr. Wolf is also paid cash compensation equivalent to $40,000 per annum, paid in $10,000 installments after the end of each calendar quarter during which he serves as director.

The Company is a party to separate director agreements, each dated as of May 17, 2016, with each of Dr. Gabrielle Silver and Ms. Ann MacDougall. Each director agreement provides for cash compensation equivalent to $40,000 per annum, paid in $10,000 installments after the end of each calendar quarter during which the director serves. Additionally, on May 13, 2016, under the director agreements and pursuant to separate stock option agreements, each director was granted 35,000 stock options to purchase the Company’s Common Stock, each option with a five year exercise period and exercisable on a cashless basis at $10.00 per share of Common Stock. Additionally, with respect to each director, the options vest as follows: (i) 11,667 options upon the uplisting of Company to The NASDAQ Stock Market; (ii) 11,667 options upon the cumulative funding of Company of or in excess of $5,000,000 by institutional investors starting from May 5, 2016; and (iii) 11,666 options upon the first submission of a New Drug Application (“NDA”) to the FDA for one of Company's products by Company itself or a Company licensee.

The Company is a party to a separate director agreement, dated as of November 4, 2016, with Mr. Thomas T. Thomas. The director agreement provides for cash compensation equivalent to $40,000 per annum, paid in $10,000 installments after the end of each calendar quarter during which Mr. Thomas serves. Additionally, on November 4, 2016, under the director agreement and pursuant to a separate stock option agreement, Mr. Thomas was granted 35,000 stock options to purchase the Company’s Common Stock, each option with a five year exercise period and exercisable on a cashless basis at $10.00 per share of Common Stock. Additionally, with respect to Mr. Thomas, the options vest as follows: (i) 11,667 options upon the uplisting of Company to The NASDAQ Stock Market; (ii) 11,667 options upon the cumulative funding of Company of or in excess of $5,000,000 by institutional investors starting from November 4, 2016; and (iii) 11,666 options upon the first submission of a NDA to the FDA for one of Company's products by Company itself or a Company licensee.

All non-employee directors have entered into a service agreement with the Company. The following table provides information for 2016 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during the fiscal year ended July 31, 2016 pursuant to such agreements. With respect to the fiscal year ended July 31, 2016, other than as set forth in the table, the Company has not paid any fees to or, except for reasonable expenses for attending board and committee meetings, reimbursed any expenses of directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

The following table provides information for 2016 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director during the fiscal year ended July 31, 2016. With respect to the fiscal year ended July 31, 2016, other than as set forth in the table, Opiant has not paid any fees to or, except for reasonable expenses for attending board and committee meetings, reimbursed any expenses of directors, made any equity or non-equity awards to directors, or paid any other compensation to directors.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Total ($)
Geoffrey Wolf	30,000		437,500		467,500
Ann MacDougall	9,633	(2)	74,503	(3)	84,136
Dr. Gabrielle Silver	9,633	(2)	74,503	(3)	84,136

(1)	The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718 as of July 31 of the year indicated. For information regarding assumptions underlying the valuation of equity awards, see Note 7 of the Financial Statements in the Company’s Annual Report on Form 10-K for the year ended July 31, 2016, filed with the SEC on October 28, 2016.
(2)	The cash compensation shall be equivalent to $40,000 per annum, paid in $10,000 installments after the end of each calendar quarter during which the director serves, and pro-rated as appropriate. The Board may consider additional cash compensation, as appropriate.
(3)	Options to purchase the Company’s Common Stock are subject to performance conditions that have yet to be met. In the event that such conditions are met, the fair value of the options granted to each director on May 17, 2016 was $290,143.

The following sets forth the aggregate number of stock awards and the aggregate number of stock options held by each of our directors at July 31, 2016.

Name	Aggregate Number of Stock Awards (#)	Aggregate Number of Stock Options (#)
Mr. Geoffrey Wolf	—	187,500
Ms. Ann MacDougall	—	35,000
Dr. Gabrielle Silver	—	35,000

Employment Agreements

As previously disclosed in the Company’s Current Report on Form 8-K filed on April 15, 2016 with the Commission on April 12, 2016, the Company amended its employment agreements with Dr. Michael Sinclair, our Executive Chairman, Dr. Roger Crystal, our Chief Executive Officer, and Mr. Kevin Pollack, our Chief Financial Officer, effective as of January 1, 2016.

The Sinclair Employment Agreement

The Company is party to that certain Employment Agreement with Dr. Michael Sinclair, the Company’s Executive Chairman, dated August 6, 2010, as amended on December 31, 2012, December 31, 2013 and April 12, 2016 (as amended, the “Sinclair Employment Agreement”). The April 12, 2016 amendment to the Sinclair Employment Agreement extends the term of Dr. Sinclair’s employment with the Company through December 31, 2016.

From January 1, 2014 through December 31, 2014, Dr. Sinclair received an annual base salary of $325,000 which was due to be paid by the Company to Dr. Sinclair in $27,083.33 monthly cash installments on the first day of each calendar month during such period. From January 1, 2015 through December 31, 2015, Dr. Sinclair received a base salary of $350,000 which was due to be paid by the Company to Dr. Sinclair in $29,166.67 monthly cash installments on the first day of each calendar month during such period. From January 1, 2014 through December 31, 2015, Dr. Sinclair also earned an incentive bonus in the aggregate amount of $318,000 upon the occurrence of certain “Incentive Bonus Events” (as defined in the Sinclair Employment Agreement, as amended on December 31, 2013, filed as Exhibit 10.1 to the Company’s Form 8-K filed with the SEC on February 25, 2014).

Under the Sinclair Employment Agreement, from January 1, 2016 through December 31, 2016, Dr. Sinclair was to receive a base salary of $350,000. The Company was to pay Dr. Sinclair no less than $265,000 of the base salary earned between January 1, 2016 and December 31, 2016, and all amounts in excess of the amounts actually paid were to accrue, with a minimum of 50% of the balance due being paid by September 30, 2017, and the remaining balance paid by March 31, 2018.

On March 31, 2017, Dr. Sinclair voluntarily entered into an acknowledgement agreement whereby he elected to forfeit, unconditionally and irrevocably, $175,498.32 of the Owed Amounts, representing 35% of the total Owed Amounts owed to Dr. Sinclair as of such date. Additionally, on March 31, 2017, Dr. Sinclair voluntarily elected to forfeit, unconditionally and irrevocably, 680,000 shares of Common Stock underlying stock options and warrants previously issued by the Company to Dr. Sinclair, representing approximately 55% of the total number of options and warrants previously issued by the Company to Dr. Sinclair. The Company and Dr. Sinclair are currently renegotiating a renewal of the Sinclair Employment Agreement through December 31, 2017.

The Company may terminate Dr. Sinclair for “Cause” (as defined below) at any time during the term of the Sinclair Employment Agreement. Upon a termination for Cause, Dr. Sinclair shall not be entitled to severance pay or any other special payment, except that Dr. Sinclair shall be entitled to all such options and warrants that have vested and all “Owed Amounts” (as defined in the Sinclair Employment Agreement) within 60 days of such termination. “Cause” means: termination based upon Dr. Sinclair’s (i) willful breach or willful neglect of his duties and responsibilities; (ii) conviction of or a plea of no contest with respect to a felony occurring on or after the execution of the Sinclair Employment Agreement; (iii) material breach of the Sinclair Employment Agreement; (iv) acts of fraud, dishonesty, misappropriation, or embezzlement; (v) willful failure to comply with the Board’s reasonable orders or directives consistent with Dr. Sinclair’s position; or (vi) becoming disqualified or prohibited by law from serving as Executive Chairman of the Company; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within 10 days after notice of such act or failure to act is given to Dr. Sinclair by the Company, Dr. Sinclair has corrected such act or failure to act (if it is capable of correction).

If during the term of the Sinclair Employment Agreement the Company terminates Dr. Sinclair’s employment or Dr. Sinclair resigns within 12 months of a “Constructive Termination” (as defined below) of his employment, and in either case such termination is not for Cause, the Company shall pay Dr. Sinclair within 60 days of such termination the sum of: (i) all Owed Amounts, (ii) $350,000 and (iii) one times the “Incentive Bonus Cash Compensation” (as defined in the Sinclair Employment Agreement) earned by Dr. Sinclair, regardless of whether paid to Dr. Sinclair, from January 1, 2015 through December 31, 2015 (the “Sinclair 2015 Incentive Bonus Cash Compensation”). In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Dr. Sinclair on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Constructive Termination shall occur if: (i) either (A) there is a reduction of any amounts of Dr. Sinclair’s compensation set forth in the Sinclair Employment Agreement, or a reduction in annual cash pay or a material adverse change to the incentive plan that affects Dr. Sinclair differentially and adversely from other employees, management, and/or officers with comparable levels of responsibility; (B) there is a material change in Dr. Sinclair’s authority, duties, or responsibilities, including without limitation Dr. Sinclair’s ceasing to be the Executive Chairman, or Dr. Sinclair’s no longer being part of the executive team; (C) Dr. Sinclair ceases to be a member of the Board, except in the event of termination for

Cause or his death or disability; (D) upon the Company’s or its successor’s reasonable request, Dr. Sinclair refuses to relocate to a facility or location more than 20 miles from his location at such time; (E) Dr. Sinclair is subjected to discrimination, harassment or abuse as a result of his race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; (F) there is a failure of a successor of the Company to assume the obligations of the Sinclair Employment Agreement; or (G) there is a material breach by the Company of the Sinclair Employment Agreement; and (ii) Dr. Sinclair provides the Board written notice within 30 days after the occurrence of one or more of the above events in (i); and (iii) the Board does not remedy the condition so identified within 30 days. The Company may terminate Dr. Sinclair’s employment for disability. In the event of a termination as a result of his disability, the Company shall pay Dr. Sinclair on the date which is 60 days after the date of such termination the sum of: (i) all Owed Amounts to which Dr. Sinclair is entitled to; (ii) (A) $350,000; and (iii) one-half times the Sinclair 2015 Incentive Bonus Cash Compensation. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Dr. Sinclair on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

To the extent that during the term of the Sinclair Employment Agreement there shall be a “Fundamental Transaction” (as hereinafter defined), notwithstanding any term to the contrary in the Sinclair Employment Agreement, Dr. Sinclair shall be entitled to receive the “Fundamental Transaction Compensation” (as hereafter defined). A “Fundamental Transaction” shall mean the Company, directly or indirectly, in one or more related transactions effects, complete or consummates, as applicable any (i) merger or consolidation of the Company with or into another person, or (ii) reclassification, reorganization or recapitalization of the Company’s Common Stock or any compulsory share exchange pursuant to which the Company’s Common Stock is effectively converted into or exchanged for other securities, cash or property, (iii) sale, lease, license, assignment, transfer, conveyance or other disposition of 50% or more of its assets, (iv) purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Company’s Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Company’s Common Stock, or (v) stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Company’s Common Stock (not including any shares of Company’s Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination). “Fundamental Transaction Compensation” shall mean the sum of: (i) all Owed Amounts to which Dr. Sinclair is entitled to; (ii) $350,000; and (iii) one times the Sinclair 2015 Incentive Bonus Cash Compensation. In the event of a Fundamental Transaction, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Dr. Sinclair on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Unless the Board shall reasonably determine otherwise in good faith, in the event that the Company effects a Fundamental Transaction, each option and warrant then outstanding (the “Equity Grants”) shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Equity Grant. The holder of such Equity Grant, and the shares underlying such Equity Grant, shall have the right to receive the consideration per share receivable by other holders of shares of the Company’s Common Stock as a result of such Fundamental Transaction. If holders of shares of the Company’s Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction with respect to the shares, then the Equity Grant holder shall be given the same choice. Notwithstanding the foregoing, in the event of a Fundamental Transaction and if the Board may reasonably determine in good faith, the Equity Grants may be (i) honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by the Company or its affiliates or any successor entity in the Fundamental Transaction immediately following the Fundamental Transaction; provided that any such Alternative Award must provide each holder with (a) rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Equity Grant and (b) substantially equivalent value to such Equity Grant (determined at the time of the Fundamental Transaction); or (ii) purchased by the Company by paying to the holder an amount of cash equal to the value of the remaining unexercised portion of the Equity Grant on the date of the consummation of such

Fundamental Transaction to be determined by a reasonable method selected by the Board in good faith. In the event that a successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of Equity Grants referring to the “Company” shall refer instead to the successor entity) the Company, such successor entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under an Equity Grant with the same effect as if such successor entity had been named as the Company therein. The Fundamental Transaction Compensation shall be paid to Dr. Sinclair within 20 days of the Fundamental Transaction. For avoidance of confusion, in the event of a Fundamental Transaction while Dr. Sinclair is employed by the Company, Dr. Sinclair shall be entitled to the Fundamental Transaction Compensation and not any other termination compensation set forth elsewhere in Paragraph 7 of the Sinclair Employment Agreement. In the event that Dr. Sinclair is terminated for any reason and within one (1) year of termination there is a Fundamental Transaction, then Dr. Sinclair shall be entitled to the Fundamental Transaction Compensation.

The Company remains obligated to issue Dr. Sinclair stock options of no less than three percent of the amount of shares issued and outstanding on a fully diluted basis as of December 15, 2015. As of June 29, 2017, the Company did not actually issue Dr. Sinclair the aforementioned stock options. The Company remains obligated to register all Common Stock underlying all of the options and warrants held by Dr. Sinclair and to adopt a tax-efficient stock incentive plan. As of June 29, 2017, the Company has not met these obligations.

On March 31, 2017, Dr. Sinclair voluntarily entered into an acknowledgement agreement whereby he elected to forfeit, unconditionally and irrevocably, $175,498.32 of the Owed Amounts, representing 35% of the total Owed Amounts owed to Dr. Sinclair as of such date. Additionally, on March 31, 2017, Dr. Sinclair voluntarily elected to forfeit, unconditionally and irrevocably, 680,000 shares of Common Stock underlying stock options and warrants previously issued by the Company to Dr. Sinclair, representing approximately 55% of the total number of options and warrants previously issued by the Company to Dr. Sinclair. The Company and Dr. Sinclair are currently renegotiating a renewal of the Sinclair Employment Agreement through December 31, 2017.

The Crystal Employment Agreement

The Company is party to that certain Employment Agreement with Dr. Roger Crystal, the Company’s Chief Executive Officer, dated November 26, 2012, as amended on December 31, 2012, December 31, 2013 and April 12, 2016 (as amended, the “Crystal Employment Agreement”). The April 12, 2016 amendment to the Crystal Employment Agreement extends the term of Dr. Crystal’s employment with the Company through December 31, 2016.

From January 1, 2014 through December 31, 2014, Dr. Crystal received an annual base salary of $475,000 which was due to be paid by the Company to Dr. Crystal in $39,583.33 monthly cash installments on the first day of each calendar month during such period. From January 1, 2015 through December 31, 2015, Dr. Crystal received a base salary of $593,750 which was due to be paid by the Company to Dr. Crystal in $49,479.17 monthly cash installments on the first day of each calendar month during such period. From January 1, 2014 through December 31, 2015, Dr. Crystal also earned an incentive bonus in the aggregate amount of $1,420,000 upon the occurrence of certain “Incentive Bonus Events” (as defined in the Crystal Employment Agreement, as amended on December 31, 2013, filed as Exhibit 10.2 to the Company’s Form 8-K filed with the SEC on February 25, 2014).

Under the Crystal Employment Agreement, from January 1, 2016 through December 31, 2016, Dr. Crystal was to receive a base salary of $593,750. The Company was to pay Dr. Crystal no less than $450,000 of the base salary earned between January 1, 2016 and December 31, 2016, and all amounts in excess of the amounts actually paid were to accrue, with a minimum of 50% of the balance due being paid by September 30, 2017, and remaining balance paid by March 31, 2018.

On March 31, 2017, Dr. Crystal voluntarily entered into an acknowledgement agreement whereby he elected to forfeit, unconditionally and irrevocably, $586,328.97 of the Owed Amounts, representing 35% of the total Owed Amounts owed to Dr. Crystal as of such date. Additionally, on March 31, 2017, Dr. Crystal voluntarily elected to forfeit, unconditionally and irrevocably, 825,000 shares of Common Stock underlying stock options and warrants previously issued by the Company to Dr. Crystal, representing approximately 55% of the total number of options and warrants previously issued by the Company to Dr. Crystal. The Company and Dr. Crystal are currently renegotiating a renewal of the Crystal Employment Agreement through December 31, 2017.

The Company may terminate Dr. Crystal for “Cause” (as defined below) at any time during the term of the Crystal Employment Agreement. Upon a termination for Cause, Dr. Crystal shall not be entitled to severance pay or any other special payment, except that Dr. Crystal shall be entitled to all such options and warrants that have vested and all “Owed Amounts” (as defined in the Crystal Employment Agreement) within 60 days of such termination. “Cause” means: termination based upon Dr. Crystal’s (i) willful breach or willful neglect of his duties and responsibilities; (ii) conviction of or a plea of no contest with respect to a felony occurring on or after the execution of the Crystal Employment Agreement; (iii) material breach of the Crystal Employment Agreement; (iv) acts of fraud, dishonesty, misappropriation, or embezzlement; (v) willful failure to comply with the Board’s reasonable orders or directives consistent with Dr. Crystal’s position; or (vi) becoming disqualified or prohibited by law from serving as Chief Executive Officer of the Company; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within ten (10) days after notice of such act or failure to act is given to Dr. Crystal by the Company, Dr. Crystal has corrected such act or failure to act (if it is capable of correction).

If during the term of the Crystal Employment Agreement the Company terminates Dr. Crystal’s employment or Dr. Crystal resigns within 12 months of a “Constructive Termination” (as defined below) of his employment, and in either case such termination is not for Cause, the Company shall pay Dr. Crystal within 60 days of such termination the sum of: (i) all Owed Amounts, (ii) $593,750 and (iii) one times the “Incentive Bonus Cash Compensation” (as defined in the Crystal Employment Agreement) earned by Dr. Crystal, regardless of whether paid to Dr. Crystal, from January 1, 2015 through December 31, 2015 (the “Crystal 2015 Incentive Bonus Cash Compensation”). In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Dr. Crystal on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Constructive Termination shall occur if: (i) either (A) there is a reduction of any amounts of Dr. Crystal’s compensation set forth in the Crystal Employment Agreement, or a reduction in annual cash pay or a material adverse change to the incentive plan that affects Dr. Crystal differentially and adversely from other employees, management, and/or officers with comparable levels of responsibility; (B) there is a material change in Dr. Crystal’s authority, duties, or responsibilities, including without limitation Dr. Crystal’s ceasing to be the Chief Executive Officer, or Dr. Crystal’s no longer being part of the executive team; (C) Dr. Crystal ceases to be a member of the Board, except in the event of termination for Cause or his death or disability; (D) upon the Company’s or its successor’s reasonable request, Dr. Crystal refuses to relocate to a facility or location more than 20 miles from his location at such time; (E) Dr. Crystal is subjected to discrimination, harassment or abuse as a result of his race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; (F) there is a failure of a successor of the Company to assume the obligations of the Crystal Employment Agreement; or (G) there is a material breach by the Company of the Crystal Employment Agreement; and (ii) Dr. Crystal provides the Board written notice within 30 days after the occurrence of one or more of the above events in (i); and (iii) the Board does not remedy the condition so identified within 30 days.

The Company may terminate Dr. Crystal’s employment for disability. In the event of a termination as a result of his disability, the Company shall pay Dr. Crystal on the date which is 60 days after the date of such termination the sum of: (i) all Owed Amounts to which Dr. Crystal is entitled to; (ii) (A) $593,750; and (iii) one-half (0.5) times the Crystal 2015 Incentive Bonus Cash Compensation. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Dr. Crystal on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

To the extent that during the term of the Crystal Employment Agreement there shall be a Fundamental Transaction, notwithstanding any term to the contrary in the Crystal Employment Agreement, Dr. Crystal shall be entitled to receive the “Fundamental Transaction Compensation” (as hereafter defined). “Fundamental Transaction Compensation” shall mean the sum of: (i) all Owed Amounts to which Dr. Crystal is entitled to; (ii) $593,750; and (iii) one times the Crystal 2015 Incentive Bonus Cash Compensation. In the event of a

Fundamental Transaction, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Dr. Crystal on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Unless the Board shall reasonably determine otherwise in good faith, in the event that the Company effects a Fundamental Transaction, each Equity Grant shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Equity Grant. The holder of such Equity Grant, and the shares underlying such Equity Grant, shall have the right to receive the consideration per share receivable by other holders of shares of the Company’s Common Stock as a result of such Fundamental Transaction. If holders of shares of the Company’s Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction with respect to the shares, then the Equity Grant holder shall be given the same choice. Notwithstanding the foregoing, in the event of a Fundamental Transaction and if the Board may reasonably determine in good faith, the Equity Grants may be (i) Alternative Awards by the Company or its affiliates or any successor entity in the Fundamental Transaction immediately following the Fundamental Transaction; provided that any such Alternative Award must provide each holder with (a) rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Equity Grant and (b) substantially equivalent value to such Equity Grant (determined at the time of the Fundamental Transaction); or (ii) purchased by the Company by paying to the holder an amount of cash equal to the value of the remaining unexercised portion of the Equity Grant on the date of the consummation of such Fundamental Transaction to be determined by a reasonable method selected by the Board in good faith. In the event that a successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of Equity Grants referring to the “Company” shall refer instead to the successor entity) the Company, such successor entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under an Equity Grant with the same effect as if such successor entity had been named as the Company therein. The Fundamental Transaction Compensation shall be paid to Dr. Crystal within 20 days of the Fundamental Transaction. For avoidance of confusion, in the event of a Fundamental Transaction while Dr. Crystal is employed by the Company, Dr. Crystal shall be entitled to the Fundamental Transaction Compensation and not any other termination compensation set forth elsewhere in Paragraph 7 of the Crystal Employment Agreement. In the event that Dr. Crystal is terminated for any reason and within one year of termination there is a Fundamental Transaction, then Dr. Crystal shall be entitled to the Fundamental Transaction Compensation.

The Company remains obligated to issue Dr. Crystal stock options of no less than six percent of the amount of shares issued and outstanding on a fully diluted basis as of December 15, 2015. As of June 29, 2017, the Company did not actually issue Dr. Crystal the aforementioned stock options. The Company remains obligated to register all Common Stock underlying all of the options and warrants held by Dr. Crystal and to adopt a tax-efficient stock incentive plan. As of June 29, 2017, the Company has not met these obligations.

On March 31, 2017, Dr. Crystal voluntarily entered into an acknowledgement agreement whereby he elected to forfeit, unconditionally and irrevocably, $586,328.97 of the Owed Amounts, representing 35% of the total Owed Amounts owed to Dr. Crystal as of such date. Additionally, on March 31, 2017, Dr. Crystal voluntarily elected to forfeit, unconditionally and irrevocably, 825,000 shares of Common Stock underlying stock options and warrants previously issued by the Company to Dr. Crystal, representing approximately 55% of the total number of options and warrants previously issued by the Company to Dr. Crystal. The Company and Dr. Crystal are currently renegotiating a renewal of the Crystal Employment Agreement through December 31, 2017.

The Pollack Employment Agreement

The Company is party to that certain Employment Agreement with Mr. Kevin Pollack, the Company’s Chief Financial Officer, dated November 26, 2012, as amended on December 31, 2012, December 31, 2013 and April 12, 2016 (as amended, the “Pollack Employment Agreement”). The April 12, 2016 amendment to the Pollack Employment Agreement extends the term of Mr. Pollack’s employment with the Company through December 31, 2016.

From January 1, 2014 through December 31, 2014, Mr. Pollack received an annual base salary of $450,000 which was due to be paid by the Company to Mr. Pollack in $37,500 monthly cash installments on the first day of each calendar month during such period. From January 1, 2015 through December 31, 2015,

Mr. Pollack received a base salary of $562,500 which was due to be paid by the Company to Mr. Pollack in $46,875 monthly cash installments on the first day of each calendar month during such period. From January 1, 2014 through December 31, 2015, Mr. Pollack also earned an incentive bonus in the aggregate amount of $1,337,500 upon the occurrence of certain “Incentive Bonus Events” (as defined in the Pollack Employment Agreement, as amended on December 31, 2013, filed as Exhibit 10.3 to the Company’s Form 8-K filed with the SEC on February 25, 2014).

From January 1, 2016 through December 31, 2016, Mr. Pollack received a base salary of $562,500 which was paid by the Company to Mr. Pollack in $46,875 monthly cash installments on the first day of each calendar month during such period. The Company paid Mr. Pollack no less than $425,000 of the base salary earned between January 1, 2016 and December 31, 2016, and all amounts in excess of the amounts actually paid shall accrue, with a minimum of 50% of the balance due being paid by September 30, 2017, and remaining balance paid by March 31, 2018.

The Company may terminate Mr. Pollack for “Cause” (as defined below) at any time during the term of the Pollack Employment Agreement. Upon a termination for Cause, Mr. Pollack shall not be entitled to severance pay or any other special payment, except that Mr. Pollack shall be entitled to all such options and warrants that have vested and all “Owed Amounts” (as defined in the Pollack Employment Agreement) within 60 days of such termination. “Cause” means: termination based upon Mr. Pollack’s (i) willful breach or willful neglect of his duties and responsibilities; (ii) conviction of or a plea of no contest with respect to a felony occurring on or after the execution of the Pollack Employment Agreement; (iii) material breach of the Pollack Employment Agreement; (iv) acts of fraud, dishonesty, misappropriation, or embezzlement; (v) willful failure to comply with the Board’s reasonable orders or directives consistent with Mr. Pollack’s position; or (vi) becoming disqualified or prohibited by law from serving as Chief Financial Officer of the Company; provided, however, that in the case of any act or failure to act described in clauses (i), (iii), or (v) above, such act or failure to act will not constitute Cause if, within 10 days after notice of such act or failure to act is given to Mr. Pollack by the Company, Mr. Pollack has corrected such act or failure to act (if it is capable of correction).

If during the term of the Pollack Employment Agreement the Company terminates Mr. Pollack’s employment or Mr. Pollack resigns within 12 months of a “Constructive Termination” (as defined below) of his employment, and in either case such termination is not for Cause, the Company shall pay Mr. Pollack within 60 days of such termination the sum of: (i) all Owed Amounts, (ii) $562,500 and (iii) one times the “Incentive Bonus Cash Compensation” (as defined in the Pollack Employment Agreement) earned by Mr. Pollack, regardless of whether paid to Mr. Pollack, from January 1, 2015 through December 31, 2015 (the “Pollack 2015 Incentive Bonus Cash Compensation”). In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Mr. Pollack on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Constructive Termination shall occur if: (i) either (A) there is a reduction of any amounts of Mr. Pollack’s compensation set forth in the Pollack Employment Agreement, or a reduction in annual cash pay or a material adverse change to the incentive plan that affects Mr. Pollack differentially and adversely from other employees, management, and/or officers with comparable levels of responsibility; (B) there is a material change in Mr. Pollack’s authority, duties, or responsibilities, including without limitation Mr. Pollack’s ceasing to be the Chief Financial Officer, or Mr. Pollack’s no longer being part of the executive team; (C) Mr. Pollack ceases to be a member of the Board, except in the event of termination for Cause or his death or disability; (D) upon the Company’s or its successor’s reasonable request, Mr. Pollack refuses to relocate to a facility or location more than 20 miles from his location at such time; (E) Mr. Pollack is subjected to discrimination, harassment or abuse as a result of his race, color, religion, creed, sex, age, national origin, sexual orientation, or disability; (F) there is a failure of a successor of the Company to assume the obligations of the Pollack Employment Agreement; or (G) there is a material breach by the Company of the Pollack Employment Agreement; and (ii) Mr. Pollack provides the Board written notice within 30 days after the occurrence of one or more of the above events in (i); and (iii) the Board does not remedy the condition so identified within 30 days.

The Company may terminate Mr. Pollack’s employment for disability. In the event of a termination as a result of his disability, the Company shall pay Mr. Pollack on the date which is 60 days after the date of such termination the sum of: (i) all Owed Amounts to which Mr. Pollack is entitled to; (ii) (A) $562,500; and (iii) one-half times the Pollack 2015 Incentive Bonus Cash Compensation. In the event of such termination, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Mr. Pollack on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

In the event that Mr. Pollack: (i) is employed by the Company on December 31, 2016; and (ii) has not been renewed for employment as Chief Financial Officer from January 1, 2017 through at least December 31, 2017 with at least the following terms: (A) annual base cash pay that is at least $562,500 with such annual base cash pay paid by the Company to Mr. Pollack on at least a monthly basis; (B) benefits with at least the same terms as set forth in the Pollack Employment Agreement; and (C) termination provisions and Fundamental Transaction provisions comparable to those set forth in the Pollack Employment Agreement, then the Company shall pay Mr. Pollack on the date which is no later than February 15, 2017 the sum of: (i) all Owed Amounts to which Mr. Pollack is entitled to; (ii) $562,500; and (iii) one-half times the Pollack 2015 Incentive Bonus Cash Compensation. In the event of such non-renewal of employment, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Mr. Pollack on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

To the extent that during the term of the Pollack Employment Agreement there shall be a Fundamental Transaction, notwithstanding any term to the contrary in the Pollack Employment Agreement, Mr. Pollack shall be entitled to receive the “Fundamental Transaction Compensation (as hereafter defined). A Fundamental Transaction shall mean the Company, directly or indirectly, in one or more related transactions effects, complete or consummates, as applicable any (i) merger or consolidation of the Company with or into another person, or (ii) reclassification, reorganization or recapitalization of the Company’s Common Stock or any compulsory share exchange pursuant to which the Company’s Common Stock is effectively converted into or exchanged for other securities, cash or property, (iii) sale, lease, license, assignment, transfer, conveyance or other disposition of 50% or more of its assets, (iv) purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Company’s Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Company’s Common Stock, or (v) stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Company’s Common Stock (not including any shares of Company’s Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination). “Fundamental Transaction Compensation” shall mean the sum of: (i) all Owed Amounts to which Mr. Pollack is entitled to; (ii) $562,500; and (iii) one (1) times the Pollack 2015 Incentive Bonus Cash Compensation. In the event of a Fundamental Transaction, all outstanding stock options, warrants, restricted share awards, performance grants and the like held by Mr. Pollack on his last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever. Unless the Board shall reasonably determine otherwise in good faith, in the event that the Company effects a Fundamental Transaction, each Equity Grant shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Equity Grant. The holder of such Equity Grant, and the shares underlying such Equity Grant, shall have the right to receive the consideration per share receivable by other holders of shares of the Company’s Common Stock as a result of such Fundamental Transaction. If holders of shares of the Company’s Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction with respect to the shares, then the Equity Grant holder shall be given the same choice. Notwithstanding the foregoing, in the event of a Fundamental Transaction and if the Board may reasonably determine in good faith, the Equity Grants may be (i) Alternative Awards by the Company or its affiliates or any successor entity in the Fundamental Transaction immediately following the Fundamental Transaction; provided that any such Alternative Award must provide each holder with (a) rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the

Equity Grant and (b) substantially equivalent value to such Equity Grant (determined at the time of the Fundamental Transaction); or (ii) purchased by the Company by paying to the holder an amount of cash equal to the value of the remaining unexercised portion of the Equity Grant on the date of the consummation of such Fundamental Transaction to be determined by a reasonable method selected by the Board in good faith. In the event that a successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of Equity Grants referring to the “Company” shall refer instead to the successor entity) the Company, such successor entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under an Equity Grant with the same effect as if such successor entity had been named as the Company therein. The Fundamental Transaction Compensation shall be paid to Mr. Pollack within 20 days of the Fundamental Transaction. For avoidance of confusion, in the event of a Fundamental Transaction while Mr. Pollack is employed by the Company, Mr. Pollack shall be entitled to the Fundamental Transaction Compensation and not any other termination compensation set forth elsewhere in Paragraph 7 of the Mr. Pollack Employment Agreement. In the event that Mr. Pollack is terminated for any reason and within one (1) year of termination there is a Fundamental Transaction, then Mr. Pollack shall be entitled to the Fundamental Transaction Compensation.

The Company remains obligated to issue Mr. Pollack stock options of no less than six percent of the amount of shares issued and outstanding on a fully diluted basis as of December 15, 2015. As of June 29, 2017, the Company did not actually issue Mr. Pollack the aforementioned stock options. The Company remains obligated to register all Common Stock underlying all of the options and warrants held by Mr. Pollack and to adopt a tax-efficient stock incentive plan. As of June 29, 2017, the Company has not met these obligations.

401(k) Retirement Plan

The Company sponsors and maintains the Opiant Pharmaceuticals Inc. 401(k) Profit Sharing Plan and Trust (the “401(k) Retirement Plan”) which is a traditional 401(k) plan. The 401(k) Retirement Plan is available to all eligible employees on the Company’s payroll in the U.S., subject to applicable terms of the 401(k) Retirement Plan, laws and regulations. Employees are eligible to participate in the 401(k) Retirement Plan after completing three consecutive months of eligibility service. The Company makes matching contributions subject to applicable terms of the 401(k) Retirement Plan, laws and regulations.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF MALONEBAILEY, LLP

The Board has appointed MaloneBailey, LLP as the independent registered public accounting firm to audit the consolidated financial statements of Opiant and its subsidiaries for the fiscal year ending July 31, 2017 and has recommended to the Board that such appointment be submitted to our stockholders for ratification. MaloneBailey, LLP has served as our independent auditors since 2013. Representatives from MaloneBailey, LLP are not expected to be present at the Annual Meeting and, as such, will not have an opportunity to make a statement or respond to appropriate questions from those attending the Annual Meeting.

Although stockholder ratification of the appointment of our independent auditor is not required by our Bylaws or otherwise, we are submitting the selection of MaloneBailey, LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If the stockholders fail to ratify the selection then our Board will reconsider whether to retain that firm.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required for approval of the proposal to ratify the appointment of our independent auditors.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MALONEBAILEY, LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

PROPOSAL 3

TO AUTHORIZE OUR BOARD, IN ITS DISCRETION, TO AMEND THE ARTICLES OF INCORPORATION TO DECREASE THE NUMBER OF SHARES OF COMMON STOCK WHICH THE COMPANY IS AUTHORIZED TO ISSUE FROM 1,000,000,000 TO 200,000,000

Our Board has adopted, subject to stockholder approval, an amendment to our Articles of Incorporation to decrease the number of shares of Common Stock that we are authorized to issue from 1,000,000,000 to 200,000,000 shares. Appendix A includes a copy of the proposed amendment to the Articles of Incorporation to decrease the number of shares of Common Stock that we are authorized to issue from 1,000,000,000 to 200,000,000 shares. Our Board recommends that our stockholders approve this proposal.

As of June 26, 2017, we had 2,049,524 shares of Common Stock outstanding. An additional 4,541,300 shares of Common Stock currently underlie existing options and warrants granted and issued, respectively, by the Company. Furthermore, an additional 400,000 shares are proposed to be reserved for future issuance under the 2017 Plan proposed under Proposal 6. Accordingly, if this proposal, and Proposal 6, are approved, we will still have an aggregate of 193,009,176 shares of Common Stock available for issuance.

We believe that it is advisable and in the best interests of the Company and our stockholders to decrease the number of shares of Common Stock that we are authorized to issue. A reduction in the number of authorized shares of Common Stock will allow us to reduce the fees we pay annually to the State of Nevada or, if Proposal 7 is approved, the State of Delaware.

We believe that, following the reduction in authorized Common Stock, we will still have a sufficient number of shares available to meet our existing obligations and to enable us to respond to potential business opportunities and to pursue important objectives that may present themselves from time to time. We believe we will still have the flexibility to pursue strategic business relationships, financings and acquisitions through the issuance of Common Stock and Common Stock derivatives and to attract and retain talented directors, officers, employees and consultants through the grant of stock options and other stock-based incentives. However, if in the future we need to issue more shares of stock than are authorized in order to effect a transaction, such as an acquisition for stock or an equity offering, we will need to obtain stockholder approval to increase the number of authorized shares. The delay that would likely result from seeking stockholder approval could impair our ability to close the transaction.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required for approval of the proposal to approve the amendment to our Articles of Incorporation to decrease the number of shares of Common Stock that we are authorized to issue from 1,000,000,000 to 200,000,000 shares. If approved by the stockholders, the proposed amendment to our Articles of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Nevada, which will occur as soon as reasonably practicable after the Annual Meeting.

This summary does not purport to be complete and is qualified in its entirety by reference to the proposed amendment to the Articles of Incorporation attached hereto as Appendix A.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AUTHORIZATION OF OUR BOARD, IN ITS DISCRETION, TO AMEND THE ARTICLES OF INCORPORATION TO DECREASE THE NUMBER OF SHARES OF COMMON STOCK THAT WE ARE AUTHORIZED TO ISSUE FROM 1,000,000,000 TO 200,000,000 SHARES.

PROPOSAL 4

TO AUTHORIZE OUR BOARD, IN ITS DISCRETION, TO AMEND THE ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 10,000,000 SHARES OF BLANK CHECK PREFERRED STOCK

Our Board has approved, subject to stockholder approval, an amendment to our Articles of Incorporation to authorize the issuance of 10,000,000 shares of blank check Preferred Stock (the “Blank Check Preferred Amendment”).

If the Blank Check Preferred Amendment is approved by our stockholders pursuant to this proxy statement, we intend to file the Blank Check Preferred Amendment with the Secretary of State of Nevada, substantially in the form included in Appendix A hereto, as soon as practicable following the approval by our stockholders.

Outstanding Shares and Purpose of the Proposal

Our Articles of Incorporation currently authorizes us to issue a maximum of 1,000,000,000 shares of Common Stock. If Proposal 5 is approved by our stockholders, our Articles of Incorporation will be amended to decrease the authorized number of shares of Common Stock from 1,000,000,000 shares to 200,000,000 shares. As of June 26, 2017, we had 2,049,524 shares of Common Stock outstanding. An additional 4,541,300 shares of Common Stock currently underlie existing options and warrants granted and issued, respectively, by the Company. Furthermore, an additional 400,000 shares are proposed to be reserved for future issuance under the 2017 Plan proposed under Proposal 6. We currently have no authorized shares of Preferred Stock.

Upon filing with the Nevada Secretary of State, the Blank Check Preferred Amendment will authorize the issuance of 10,000,000 shares of preferred stock, $0.001 par value. The Board of Directors will be authorized to fix the designations, rights, preferences, powers and limitations of each series of the preferred stock.

The term “blank check” preferred stock refers to stock which gives the board of directors of a corporation the flexibility to create one or more series of preferred stock, from time to time, and to determine the relative rights, preferences, powers and limitations of each series, including, without limitation: (i) the number of shares in each series, (ii) whether a series will bear dividends and whether dividends will be cumulative, (iii) the dividend rate and the dates of dividend payments, (iv) liquidation preferences and prices, (v) terms of redemption, including timing, rates and prices, (vi) conversion rights, (vii) any sinking fund requirements, (viii) any restrictions on the issuance of additional shares of any class or series, (ix) any voting rights and (x) any other relative, participating, optional or other special rights, preferences, powers, qualifications, limitations or restrictions. Any issuances of Preferred Stock by the Company will need to be approved the Board. Upon the effectiveness of the amendment authorizing the additional shares of Preferred Stock, our Board will have the express authority to execute and file an articles of amendment to our Articles of Incorporation setting forth the series and the number of the shares of each series of Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of the shares of each series of our Preferred Stock.

The Board believes that the authorization of shares of Preferred Stock is desirable because it will provide the Company with increased flexibility of action to meet future working capital and capital expenditure requirements through equity financings without the delay and expense ordinarily attendant on obtaining further stockholder approvals, as various series of the Preferred Stock may be customized to meet the needs of any particular transaction or market conditions. Our Board believes that the complexity of modern business financing and acquisition transactions requires greater flexibility in our capital structure than now exists. The Preferred Stock would be available for issuance from time to time as determined by our Board for any proper corporate purpose. Such purposes might include, without limitation, issuance in public or private sales for cash as a means of obtaining additional capital for use in our business and operations or to retire indebtedness, or issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets. If the proposed amendment is approved, our board would be empowered, without the necessity of further action or authorization by our stockholders, unless required in a specific case by applicable laws or regulations, to authorize the issuance of up to 10,000,000 shares of Preferred Stock from time to time in one or more series, and to fix by resolution or resolutions, designations, preferences, limitations and relative rights of each such series. Our Board will determine, whether, when and on what terms the issuance of shares of Preferred Stock may be warranted in connection with the foregoing purposes.

Each series of Preferred Stock could, as determined by our Board at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to our Common Stock. It is not the present intention of our Board to seek stockholder approval prior to any issuance of Preferred Stock that would become authorized by the amendment, unless otherwise required by applicable law or regulation. Opportunities frequently arise that require prompt action and it is the belief of our Board that the delay necessitated by seeking stockholder approval of a specific issuance could be to the detriment of us and our stockholders.

Effects of the Authorization of Preferred Stock

Any future issuance of preferred stock could adversely affect the rights of holders of our Common Stock. If we issue Preferred Stock, such Preferred Stock will include certain designations, rights, qualifications, preferences, limitations and terms, any of which may dilute the voting power or economic interest of holders of our Common Stock. For example, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of outstanding shares caused by the issuance of our Preferred Stock could dilute the earnings per share and book value per share of all outstanding shares of our Common Stock. In addition, in a liquidation of the Company the holders of our Preferred Stock may be entitled to receive a certain amount per share of our Preferred Stock before the holders of our Common Stock receive any distribution. In addition, the holders of our Preferred Stock may be entitled to vote and such votes may dilute the voting rights of the holders of our Common Stock when we seek to take corporate action. Our Preferred Stock also may be convertible into shares of our Common Stock. Furthermore, our Preferred Stock could be issued with certain preferences over the holders of our Common Stock with respect to dividends or the power to approve the declaration of a dividend. The aforementioned are only examples of how shares of our Preferred Stock, if issued, could result in:

•	reduction of the amount of funds otherwise available for payment of dividends on our Common Stock;
•	restrictions on dividends that may be paid on our Common Stock (although there are no current plans to pay dividends on our Common Stock);
•	dilution of the voting power of our Common Stock; and
•	restrictions on the rights of holders of our Common Stock to share in our assets on liquidation until satisfaction of any liquidation preference granted to the holders of our Preferred Stock.

We could also issue shares of Preferred Stock that may, depending on the terms of such issued Preferred Stock, make more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or other means. When, in the judgment of our Board, this action would be in our best interest and the best interest of our stockholders, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of us. Such shares also could be privately placed with purchasers favorable to our board in opposing such action. Also, our Board could authorize holders of a series of our Preferred Stock to vote either separately as a class or with the holders of our Common Stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transaction. The existence of the additional authorized Preferred Stock could have the effect of discouraging unsolicited takeover attempts. The issuance of Preferred Stock also could be used to dilute the stock ownership of a person or entity seeking to obtain control of us should our Board consider the action of such entity or person not to be in the best interest of our stockholders. The issuance of Preferred Stock also could be used to entrench current management or deter an attempt to replace our Board by diluting the number or rights of shares held by individuals seeking to control us by obtaining a certain number of seats on our Board. Our Board is not aware of any present or contemplated attempt to acquire control of us, and this proposal is not being presented with the intent that it be utilized as an anti-takeover device.

This summary does not purport to be complete and is qualified in its entirety by reference to the proposed Blank Check Preferred Amendment contained within the proposed amendment to the Articles of Incorporation attached hereto as Appendix A.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required for approval of the proposal to approve the Blank Check Preferred Amendment. If approved by the stockholders, the proposed amendment to our Articles of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Nevada, which will occur as soon as reasonably practicable after the Annual Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AUTHORIZATION OF OUR BOARD, IN ITS DISCRETION, TO AMEND THE ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF 10,000,000 SHARES OF BLANK CHECK PREFERRED STOCK.

PROPOSAL 5

TO AUTHORIZE OUR BOARD, IN ITS DISCRETION, TO AMEND THE ARTICLES OF INCORPORATION TO PROVIDE FOR THE ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS

Our Board currently consists of seven members elected to one-year terms at each annual meeting of the stockholders. As discussed in Proposal 1 — Nomination and Election of Directors, we seek to establish a classified board of directors by dividing our Board into three classes with staggered terms.

A classified board of directors is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. A classified board of directors is designed to assure continuity and stability in a board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with our Company and be familiar with our business and operations. Under the NRS, a company may provide for a classified board of directors by adopting amendments to its bylaws or articles of incorporation. Although we qualify to adopt a classified board of directors, our Board has not previously done so. The DGCL law permits, but does not require, a classified board of directors, pursuant to which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year.

If the stockholders approve this Proposal 5, (i) the Certificate of Incorporation of Opiant DE (as defined in Proposal 6) filed in the State of Delaware (if Proposal 7 — the Reincorporation Merger — is approved by the stockholders) or (ii) the Company’s Articles of Incorporation (if Proposal 7 — the Reincorporation Merger — is not approved by the stockholders) shall include the following Article Fifth, amended and restated in its entirety, which sets forth, in Article Fifth, the terms of the Classified Board Provisions:

“FIFTH:

A. Number of Directors.  The number of directors of the Corporation shall not be less than three (3) nor more than fifteen (15). The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation’s Bylaws.

B. Classes of Directors.  The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

C. Terms of Office.  Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2018; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2019; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2020; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

D. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors.  In the event of any increases or decreases in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

E. Quorum; Action at Meeting.  A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to this Article Fifth constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the Bylaws of the Corporation or by these Articles of Incorporation.

F. Removal.  A director may be removed from office with cause by the affirmative vote of at least seventy-five percent (75%) of all eligible votes present in person or by proxy at a meeting of stockholders at which a quorum is present. If a director is elected by a separate voting group, only the members of that voting group may participate in the vote to remove him. The entire Board of Directors may not be removed except pursuant to the removal of individual directors in accordance with the foregoing provisions. For purposes of this Section, “cause” is defined as personal dishonesty, incompetence, mental or physical incapacity, breach of fiduciary duty involving personal profit, a failure to perform stated duties, or a violation of any law, rule or regulation (other than a traffic violation or similar routine offense) (based on a conviction for such offense or an opinion of counsel to the corporation that such violation has occurred).

G. Vacancies.  Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors may, except as otherwise required by law, be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

Appendix A includes a copy of the proposed amendment to the Articles of Incorporation to illustrate the incorporation of the Classified Board Provisions.

If the Company adopts the Classified Board Provisions, directors will be elected for three-year terms, with approximately one-third of all directors elected each year; except that in order to implement the classified board of directors at this Annual Meeting, the Class I Directors will be elected for a one-year term to serve until the 2018 annual meeting of stockholders, the Class II Directors will be elected for a two-year term to serve until the 2019 annual meeting of stockholders, and the Class III Directors will be elected for a one-year term to serve until the 2020 annual meeting of stockholders, and in each case, until their respective successor, if any, is duly elected and qualified. In the event that this Proposal 5 is approved, the Board has nominated Mr. Wolf and Dr. Sinclair as Class I Directors, and, if elected, their initial term will expire at the annual meeting of stockholders in 2018. Dr. Crystal and Ms. MacDougall have been nominated as Class II Directors, and, if elected, their initial term will expire at the annual meeting of stockholders in 2019. Dr. Silver and Mr. Thomas have been nominated as Class III Directors, and, if elected, their initial term will expire at the annual meeting of stockholders in 2020.

On April 18, 2017, our Nominating and Corporate Governance Committee determined, and our Board approved, that Mr. Kevin Pollack would not be nominated for election to serve as a director of the Company. As a result, a vacancy will exist on our Board following the Annual Meeting. Our Board intends to fill such vacancy in the future after undertaking a search for qualified director candidates.

If this Proposal 5 and if Proposal 7 — the Reincorporation Merger — is approved, under the DGCL, directors may only be removed for cause.

Effect of Votes on Proposals 1 and 7

If our stockholders approve this Proposal 5, the amendment to the Articles of Incorporation attached to this proxy statement as Appendix A shall be adopted with the Classified Board Provisions and our directors will be elected pursuant to Proposal 1. If our stockholders do not approve this Proposal 5, our directors will continue to be elected to one-year terms at each annual meeting of stockholders and until their respective successor, if any, is duly elected and qualified. If our stockholders approve this Proposal 5 and Proposal 7 — the Reincorporation Merger, the Classified Board Provisions will be included in Opiant DE’s Certificate of Incorporation filed with the Secretary of State of the State of Delaware.

Advantages of a Classified Board of Directors

Our Board believes that a classified board of directors with staggered three-year terms and the election of approximately one-third of the directors each year will help to assure the continuity and stability of the Company’s long-term policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company. This enhances directors’ leadership role in supporting the Company’s long-term planning and objectives and encourages independence from management. In addition, the Board believes that the proposal will assist it in protecting the interests of our stockholders in the event of an unsolicited offer for the Company. The Board believes that the existence of a classified board of directors will encourage any potential acquiror to negotiate directly with the Board, thereby giving it added leverage in such negotiations. In accordance with the Board’s fiduciary duties, transactions negotiated and approved by the Board are designed to obtain appropriate value for, and ensure the equal treatment of, all stockholders.

Disadvantages of a Classified Board of Directors

While a classified board of directors may have the beneficial effects discussed immediately above, it may also discourage some takeover bids, including some that a majority of the independent stockholders believe might be in their best interests to accept or where the reason for the desired change is inadequate performance of the directors or management. A classified board of directors, if adopted, would be applicable to every election of directors, rather than only an election occurring after a change in control of the Company. Because of the additional time required to change control of the Board, a classified board of directors may also make it more difficult for a potential acquiror to obtain control of the Company without first obtaining the approval of the incumbent Board. Currently, a change in control of the Board can be made by stockholders holding a plurality of the votes cast at a single annual meeting. If the Company implements a classified board of directors, it will take at least two annual meetings for a potential acquiror to effect a change in control of the Board, even if the potential acquiror were to acquire a majority of our outstanding Common Stock. A classified board of directors may discourage some takeover bids, perhaps including some takeover bids that would otherwise allow stockholders the opportunity to realize a premium over the market price of their stock. A classified board of directors may also increase the cost of attempting a takeover or change of control or removal or replacement of existing directors, which may further discourage attempted takeovers or changes of control.

We are not aware of any present or threatened third-party plans to gain control of our Company, and the Classified Board Provisions are not being recommended in response to any such plan or threat.

This summary does not purport to be complete and is qualified in its entirety by reference to the proposed amendment to the Articles of Incorporation attached hereto as Appendix A.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required for approval of the proposal to approve the Classified Board Provisions. If approved by the stockholders, the proposed amendment to our Articles of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Nevada, which will occur as soon as reasonably practicable after the Annual Meeting.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AUTHORIZATION OF OUR BOARD, IN ITS DISCRETION, TO AMEND THE ARTICLES OF INCORPORATION TO PROVIDE FOR THE ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS.

PROPOSAL 6

APPROVAL OF THE 2017 LONG-TERM INCENTIVE PLAN

Our Board adopted the 2017 Plan, subject to stockholder approval. We are asking you to approve the 2017 Plan, which will make an additional 400,000 shares of Common Stock available for issuance to our employees and other eligible participants. The material features of the 2017 Plan are described below. The Company will not grant any awards under the 2017 Plan before approval by the stockholders of the Company.

Timing of Proposal

There are a number of reasons why we are seeking approval of the 2017 Plan at this time. Our stockholders have not previously approved a long-term equity incentive plan. We think it timely for us to approve a new long-term equity incentive plan to make it more consistent with current practices and our needs. In addition, adopting the 2017 Plan at this time will make 400,000 shares of Common Stock of the Company available for issuance to participants. Adoption of the 2017 Plan also will enable us to qualify any performance-based compensation grants under Section 162(m) of the Code. Stockholder approval of the performance measures is required.

Why We Support the Proposal

The 2017 Plan is key to our attracting and retaining top talent.  Attracting and retaining top talent in this very competitive industry is one of our fundamental strategic imperatives. We believe the 2017 Plan will enhance the profitability and value of the Company for the benefit of its stockholders by enabling us to offer our key employees stock-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and our stockholders. The sense of value that such awards would instill in our key employees and potential hires, when coupled with multi-year vesting periods, would serve to enhance retention of these associates as well as collaboration among them.

The 2017 Plan will be used to align the long-term interests of our associates with those of our stockholders.  We consider it crucial to maintain a strong association between compensation of our key employees and our stockholders’ long-term interests. We believe that equity compensation representing a material portion of total compensation of our key employees ties our associates to the best interest of our clients and the Company, and provides to them a significant incentive to protect and enhance stockholder value.

In the past, our dominant form of long-term equity compensation has been stock options. We will continue to use stock options with no more than a ten year life to a significant degree. We believe that options incentivize our associates to create value for our clients and stockholders over the long-term because grantees receive no benefit without an increase in the price of our Common Stock. However, under certain circumstances, we may wish to issue restricted stock. Use of restricted stock as a vehicle for equity compensation has become more prevalent in recent years among many of our competitors, and we thus believe a mix of stock options and restricted stock may better achieve our key strategic imperative to attract and retain top talent.

The 2017 Plan may be used to grant performance-based awards to our named executive officers and certain other employees.  We believe that including performance-based metrics as vesting hurdles in full value awards for these individuals will enhance the existing link between compensation and performance provided by our annual bonus and equity programs. Moreover, including performance-based metrics as vesting hurdles in full value awards benefits the Company as it enables such awards to qualify as performance-based awards that are exempt from the $1,000,000 limit on deductions for compensation we pay to covered employees.

The 2017 Plan will be used to continue our successful long-term equity compensation program.  We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. We carefully monitor our annual burn rate, dilution, and equity expense to ensure that we maximize stockholders’ value by granting only the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, directors and consultants. A company’s burn rate is equal to the total number of equity awards the company granted in a fiscal year divided by the weighted average common shares outstanding for that year. As of June 26, 2017, our stock was trading at $5.77 per share.

Governance-related Provisions.  As discussed below, the 2017 Plan includes terms that reflect our strong commitment to governance measures and plan design features considered important by key institutional stockholders and proxy advisory firms.

For these reasons, we are asking you to approve the 2017 Plan and thereby enable us to continue to implement our long-term equity compensation program.

Key Features Designed to Protect Stockholders’ Interests

The 2017 Plan’s design reflects our commitment to strong corporate governance and the desire to preserve stockholder value as demonstrated by the following 2017 Plan features:

•	Independent Administrator. The Board of Directors will generally be the administrator of the 2017 Plan. Subject to the limitations in the Compensation Committee Charter, administrative powers may be delegated to officers and other employees, but all determinations regarding awards to our executive officers must be made by the Board, and all determinations regarding awards to our non-employee directors must be made by the Board.
•	Repricing Prohibited. The 2017 Plan requires that stockholder approval be obtained for any repricing, exchange or buyout of underwater awards.
•	Reloading Prohibited. The 2017 Plan prohibits granting stock options with replenishment features.
•	No Discount Awards; Maximum Term Specified. Stock options and stock appreciation rights must have an exercise price or base price no less than the closing price of our Common Stock on the date the award is granted and a term no longer than ten years.
•	Per-Participant Limits on Awards. The 2017 Plan limits the size of awards that may be granted during any one year to any one participant.
•	Performance-Based Awards. The 2017 Plan permits the grant of performance-based stock and cash-incentive awards that are payable only upon the attainment of specified performance goals. The 2017 Plan includes the provisions necessary to enable us to grant qualified performance-based awards which are intended to be exempt from the $1,000,000 limit on deductions for compensation paid to covered employees.
•	No Dividends on Performance-Based Awards Unless and Until Performance Goals are Met. The 2017 Plan prohibits the payment of dividends or dividend equivalents on performance-based awards unless and until the applicable performance goals for such award have been met, as determined by the Board.
•	No Liberal Definition of Change in Control. The 2017 Plan’s definition of a change-in-control transaction provides that any award benefits triggered by such a transaction are contingent upon the actual consummation of the transaction, not merely its approval by our Board or stockholders.
•	No Transfers for Value. Participants are not permitted to transfer awards for value under the 2017 Plan.

Summary of the 2017 Plan

The following summary describes the most significant features of the 2017 Plan. This summary is not intended to be complete and is qualified in its entirety by reference to the full text of the 2017 Plan, a copy of which is attached as Appendix B this proxy statement. As of the date of this proxy statement, four non-employee directors and approximately seven employees are eligible to participate in the 2017 Plan.

Eligibility and Participation

The administrator selects the individuals who will participate in the 2017 Plan. Eligibility to participate is open to officers, directors and employees of, and other individuals who provide bona fide services to or for, us or any of our subsidiaries. The Board may also select as participants prospective officers, employees and service providers who have accepted an offer of employment or another service relationship from us or one of our subsidiaries. Any awards granted to such a prospect before the individual’s start date may not become vested or exercisable, and no shares may be issued to such individual, before the date the individual first commences performance of services with us.

Administration

The Board will generally be the administrator of the 2017 Plan. Except as provided otherwise under the 2017 Plan, the administrator has plenary authority to grant awards pursuant to the terms of the 2017 Plan to eligible individuals, determine the types of awards and the number of shares covered by the awards, establish the terms and conditions for awards and take all other actions necessary or desirable to carry out the purpose and intent of the 2017 Plan.

The Board may delegate to the officers and employees of the Company limited authority to perform administrative actions under the 2017 Plan to assist in its administration to the extent permitted by applicable law and stock exchange rules. This delegation of authority, however, may not extend to the exercise of discretion with respect to awards to participants who are “covered employees” within the meaning of Section 162(m) of the Code or officers under Section 16 of the Exchange Act. With respect to any award to which Section 16 of the Exchange Act applies, the administrator shall consist of our Board. With respect to any award that is intended to be a qualified performance-based award, the administrator shall consist of two or more directors, each of whom is intended to be an “outside director” as defined under Section 162(m) of the Code. Any member of the administrator who does not meet the foregoing requirements shall abstain from any decision regarding an award and shall not be considered a member of the administrator to the extent required to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code.

Shares Available Under the 2017 Plan

The shares of our Common Stock issuable pursuant to awards under the 2017 Plan will be shares authorized for issuance under our Articles of Incorporation (or, if Proposal 7 — the Reincorporation Merger — is approved, Opiant DE’s Certificate of Incorporation), but unissued. When the 2017 Plan first becomes effective, the number of shares of our Common Stock issuable pursuant to awards granted under the 2017 Plan (the “Share Pool”) will be equal to 400,000 with an increase of four percent (4%) of the number of shares of our Common Stock outstanding as of the end of each fiscal year or a lesser number determined by the administrator.

Adjustments to Share Pool.  Following the effective date of the 2017 Plan, the Share Pool will be adjusted as follows:

•	The Share Pool will be reduced by one share for each share of our Common Stock made subject to an award granted under the 2017 Plan;
•	The Share Pool will be increased by the number of unissued shares of our Common Stock underlying or used as a reference measure for any award or portion of an award granted under the 2017 Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares, and by the number of shares of our Common Stock used as a reference measure for any award granted under our 2017 Plan that are not issued upon settlement of such award;
•	The Share Pool will be increased by the number of shares of our Common Stock that are forfeited back to us after issuance due to a failure to meet an award contingency or condition with respect to any full value award or portion of a full value award granted under our 2017 Plan;
•	The Share Pool will be increased by the number of shares of our Common Stock withheld by or surrendered (either actually or through attestation) to us in payment of the exercise price of any award granted under our 2017 Plan; and
•	The Share Pool will be increased by the number of shares of our Common Stock withheld by or surrendered (either actually or through attestation) to us in payment of the statutory minimum tax withholding obligation that arises in connection with any award granted under our 2017 Plan.

In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting the Company or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, our Board will adjust the Share Pool proportionately to reflect the transaction or event. Similar adjustments will be made to the award limitations described below and to the terms of outstanding awards.

Types of Awards

The 2017 Plan enables the grant of stock options, stock appreciation rights, stock awards, stock unit awards, performance shares, cash-based performance units and other stock-based awards, each of which may be granted separately or in tandem with other awards. The 2017 Plan contains all elements necessary to enable such awards granted to covered employees to qualify for the performance-based exemption to the $1,000,000 deduction limit under Section 162(m) of the Code, if desired, to ensure maximum deductibility by the Company.

Stock Options and Stock Appreciation Rights.  Stock options represent a right to purchase a specified number of shares of our Common Stock from us at a specified price during a specified period of time. Stock options may be granted in the form of incentive stock options, which are intended to qualify for favorable treatment for the recipient under U.S. federal tax law, or as nonqualified stock options, which do not qualify for this favorable tax treatment. Only employees of the Company or its subsidiaries may receive tax-qualified incentive stock options within the U.S. The administrator may establish sub-plans under the 2017 Plan through which to grant stock options that qualify for preferred tax treatment for recipients in jurisdictions outside the U.S. Stock appreciation rights represent the right to receive an amount in cash, shares of our Common Stock or both equal to the fair market value of the shares subject to the award on the date of exercise minus the exercise price of the award. All stock options and stock appreciation rights must have a term of no longer than ten years’ duration. Stock options and stock appreciation rights generally must have an exercise price equal to or above the fair market value of our shares of Common Stock on the date of grant except as provided under applicable law or with respect to stock options and stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by us or an affiliate or with which we or our affiliate combine (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards. As of June 26, 2017, the fair market value of a share of our Common Stock was $5.77 as reported on the OTCQB Market.

Prohibition on Reload Options.  The administrator is prohibited from granting stock options under the 2017 Plan that contain a reload or replenishment feature. A reload or replenishment feature means that if an option holder delivers shares of our Common Stock to us in payment of the exercise price or any tax withholding obligation upon exercise of an outstanding stock option, we grant to that option holder a new at-the-market option for the number of shares that he or she delivered.

Prohibition on Repricing.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of stock options and stock appreciation rights granted under the 2017 Plan may not be amended, after the date of grant, to reduce the exercise price of such stock options or stock appreciation rights, nor may outstanding stock options or stock appreciation rights be canceled in exchange for (i) cash, (ii) stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original outstanding stock options or stock appreciation rights, or (iii) other awards, unless such action is approved by our stockholders.

Restricted Stock.  Awards of restricted stock are actual shares of our Common Stock that are issued to a participant, but that are subject to forfeiture if the participant does not remain employed by us for a certain period of time and/or if certain performance goals are not met. Except for these restrictions and any others imposed by the administrator, the participant will generally have all of the rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock, but will not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of restricted stock before the risk of forfeiture lapses.

Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned solely on continued service over a period of time will be paid either at the dividend payment date or deferred for payment to such later date as determined by the administrator, and may be paid in cash or as unrestricted shares of our Common Stock or may be reinvested in additional shares of restricted stock. Dividends declared payable on shares of restricted stock that are granted subject to risk of forfeiture conditioned on satisfaction of performance goals will be held by us and made subject to forfeiture at least until the applicable performance goal related to such shares of restricted stock has been satisfied.

Restricted Stock Units.  An award of restricted stock units represents a contractual obligation of the Company to deliver a number of shares of our Common Stock, an amount in cash equal to the fair market value of the specified number of shares subject to the award, or a combination of shares and cash. Until shares of our Common Stock are issued to the participant in settlement of stock units, the participant shall not have any rights of a stockholder of the Company with respect to the stock units or the shares issuable thereunder. Vesting of restricted stock units may be subject to performance goals, the continued service of the participant or both. The administrator may provide that dividend equivalents will be paid or credited with respect to restricted stock units, but such dividend equivalents will be held by us and made subject to forfeiture at least until any applicable performance goal related to such restricted stock units has been satisfied.

Performance Shares and Performance Units.  An award of performance shares, as that term is used in the 2017 Plan, refers to shares of our Common Stock or stock units that are expressed in terms of our Common Stock, the issuance, vesting, lapse of restrictions or payment of which is contingent on performance as measured against predetermined objectives over a specified performance period. An award of performance units, as that term is used in the 2017 Plan, refers to dollar-denominated units valued by reference to designated criteria established by the administrator, other than our Common Stock, whose issuance, vesting, lapse of restrictions or payment is contingent on performance as measured against predetermined objectives over a specified performance period. The applicable award agreement will specify whether performance shares and performance units will be settled or paid in cash or shares of our Common Stock or a combination of both, or will reserve to the administrator or the participant the right to make that determination prior to or at the payment or settlement date.

The administrator will, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an award of performance shares or performance units upon (A) the attainment of performance goals during a performance period or (B) the attainment of performance goals and the continued service of the participant. The length of the performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be conclusively determined by the administrator in the exercise of its absolute discretion. Performance goals may include minimum, maximum and target levels of performance, with the size of the award or payout of performance shares or performance units or the vesting or lapse of restrictions with respect thereto based on the level attained. An award of performance shares or performance units will be settled as and when the award vests or at a later time specified in the award agreement or in accordance with an election of the participant, if the administrator so permits, that meets the requirements of Section 409A of the Code.

Qualified Performance-Based Awards.  The administrator may, prior to or at the time of grant, designate an award of restricted stock, restricted stock units, performance shares or performance units as a qualified performance-based award intended to qualify for the performance-based exemption to the $1,000,000 deduction limit under Section 162(m) of the Code, if desired. For any award so designated as a qualified performance-based award, the administrator will take steps to ensure that the terms of the award are consistent with such designation. The administrator may retain in an award agreement the discretion to reduce, but not to increase, the amount or number of qualified performance-based awards which will be earned based on the achievement of performance goals. Achievement of the performance goals will be certified by a committee of outside directors, within the meaning of Section 162(m) of the Code, before any payment is made under a qualified performance-based award.

Performance goals applicable to qualified performance-based awards may be applied on a per share or absolute basis and relative to one or more performance metrics, or any combination thereof, and may be measured pursuant to U.S. generally accepted accounting principles (“GAAP”), non-GAAP or other objective standards in a manner consistent with our or our subsidiary’s established accounting policies, all as the administrator determines at the time the performance goals for a performance period are established. For this purpose, performance metrics mean criteria established by the administrator relating to any of the following, as it may apply to individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

•	Earnings or Profitability Metrics: any derivative of investment advisory revenue; mutual fund servicing revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;
•	Return Metrics: any derivative of return on investment, assets, equity or capital (total or invested);
•	Investment Metrics: relative risk-adjusted investment performance; investment performance of assets under management;
•	Cash Flow Metrics: any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;
•	Liquidity Metrics: any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);
•	Stock Price and Equity Metrics: any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or
•	Strategic Metrics: Clinical milestones.

To the extent consistent with the requirements of the exemption to the $1,000,000 deduction limit under Section 162(m) of the Code, the administrator may provide at the time performance goals are established for qualified performance-based awards that the manner in which such performance goals are to be calculated or measured may take into account, or ignore, capital costs, interest, taxes, depreciation and amortization and other factors over which the participant has no (or limited) control including, but not limited to, restructurings, discontinued operations, impairments, changes in foreign currency exchange rates, extraordinary items, certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses), the consolidation of investment products, other unusual non-recurring items, industry margins, general economic conditions, interest rate movements and the cumulative effects of tax or accounting changes.

Other Stock-Based Awards.  The administrator may from time to time grant to eligible individuals awards in the form of our Common Stock or any other award that is valued in whole or in part by reference to, or is otherwise based upon, shares of our Common Stock, including without limitation dividend equivalents and convertible debentures (Other Stock-Based Awards). Other Stock-Based Awards in the form of dividend equivalents may be (A) awarded on a free-standing basis or in connection with another award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or our Common Stock as determined by the administrator; provided, however, that dividend equivalents payable on Other Stock-Based Awards that are granted as a performance award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until the applicable performance goal related to such Other Stock-Based Awards has been satisfied. Any such settlements, and any such crediting of dividend equivalents, may be subject to such conditions, restrictions and contingencies as the administrator may establish.

Award Limitations

The following limitations on awards are imposed under the 2017 Plan:

ISO Award Limit.  No more than 1,000,000 shares of our Common Stock may be issued in connection with awards granted under the 2017 Plan that are intended to qualify as incentive stock options under Section 422 of the Code.

Code Section 162(m) Individual Limits:

•	Appreciation Awards. The maximum number of shares of our Common Stock that may be made subject to awards granted under the 2017 Plan during a calendar year to any one person in the form of stock options or stock appreciation rights is, in the aggregate, 250,000 shares.
•	Stock-Based Performance Awards. The maximum number of shares of our Common Stock that may be made subject to awards granted under the 2017 Plan during a calendar year to any one person in the form of performance shares is, in the aggregate, 250,000 shares. If such performance shares will be settled in cash, the maximum cash amount payable thereunder is the amount equal to the number of performance shares to be settled in cash multiplied by the closing price of the shares, as determined as of the payment date.
•	Cash-Based Performance Units. In connection with awards granted under the 2017 Plan during a calendar year to any one person in the form of cash-based performance units, the maximum cash amount payable under such performance units is $250,000.
•	Limitation on Awards to Non-employee Directors: The sum of the cash compensation and/or aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of awards granted to any non-employee director under the 2017 Plan during any single fiscal year shall not exceed $500,000.
•	Adjustments to Limits during Initial Year of Service. Each of the individual limits set forth above (as required by Section 162(m) of the Code) are multiplied by two when applied to awards granted to any individual during the calendar year in which such individual first commences service with us.
•	Adjustments for Multi-year Performance Periods. The individual limits set forth above for stock-based performance awards are multiplied by the number of calendar years over which the applicable performance period spans (in whole or in part), if the performance period is longer than 12 months’ duration.

If any award is terminated, surrendered or canceled in the same year as the year in which it is granted, that award nevertheless will continue to be counted against the Code Section 162(m) individual limits set forth above for the calendar year in which it was granted.

Adjustments to Awards for Corporate Transactions and Other Events

Mandatory Adjustments.  In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting us (a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company, the administrator will make such equitable and appropriate substitutions or proportionate adjustments to:

•	the aggregate number and kind of shares of Common Stock or other securities on which awards under the 2017 Plan may be granted to eligible individuals;
•	the maximum number of shares of Common Stock or other securities with respect to which awards may be granted during any one calendar year to any individual;
•	the maximum number of shares of Common Stock or other securities that may be issued with respect to incentive stock options granted under the 2017 Plan;

•	the number of shares of Common Stock or other securities covered by each outstanding award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding award; and
•	all other numerical limitations relating to awards, whether contained in the 2017 Plan or in award agreements.

Discretionary Adjustments.  In addition to the adjustments specified above, in the case of Corporate Events, the administrator may make such other adjustments to outstanding awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such awards, (ii) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock subject to outstanding awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the administrator, of the surviving or successor entity or a parent thereof. The administrator may, in its discretion, adjust the performance goals applicable to any awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes.

Treatment of Awards upon Dissolution or Liquidation or a Change in Control

Dissolution or Liquidation.  Unless the administrator determines otherwise, all awards outstanding under the 2017 Plan will terminate upon the dissolution or liquidation of the Company.

Continuation, Assumption, Substitution or Termination of Awards.  If any transaction results in a change in control (as defined in the 2017 Plan) of the Company, outstanding awards under the 2017 Plan will terminate when such transaction becomes effective unless provision is made in connection with the transaction by the surviving or successor entity or a parent of such entity for outstanding awards to be continued or assumed or for equivalent awards to be substituted. In the event outstanding awards will terminate in this manner, (i) the outstanding awards that will terminate upon the effective time of the change in control transaction will, immediately before the effective time of the change in control, become fully exercisable, be considered to be earned and payable in full, any deferral or other restriction thereon will lapse, and any restriction period thereon will terminate, (ii) the holders of stock options, stock appreciation rights and other awards granted under the 2017 Plan that are exchangeable for or convertible into our Common Stock will be permitted, immediately before the change in control becomes effective, to exercise or convert all portions of such awards, and (iii) the administrator may make any of the discretionary adjustments described above with respect to any or all awards granted under the 2017 Plan. Implementation of the provisions of the immediately foregoing sentence will be conditioned upon consummation of the change in control, not merely the approval of the transaction by our Board or stockholders.

Under the terms of the 2017 Plan, a change in control is generally defined as (i) any acquisition by a person or entity of more than 50% of the total voting power of the Company’s stock, with certain exceptions, (ii) a contested change in the majority of the Board members within a 12-month period, (iii) acquisition by a person or entity over a 12-month period of assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the Company immediately prior to such acquisitions, or (iv) a reorganization, merger, tender offer, share exchange, consolidation or other business combination, acquisition of the Company’s equity securities, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, in any such case, the holders of the outstanding voting stock of the Company immediately prior to such merger, reorganization or consolidation, hold more than 50% of the voting power of the surviving Company.

Amendment and Termination

Our Board may terminate, amend or modify the 2017 Plan or any portion of it at any time, subject to such restrictions on amendments and modifications as may apply under applicable laws or listing rules. No such amendment may be made without the approval of our stockholders, however, to the extent such amendment would (i) materially increase the benefits accruing to participants under the 2017 Plan, (ii) materially increase the number of shares of our Common Stock which may be issued under the 2017 Plan or to a participant,

(iii) materially expand the eligibility for participation in the 2017 Plan, (iv) eliminate or modify the prohibition on repricing of stock options and stock appreciation rights, (v) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (vi) modify the limitation on the issuance of reload or replenishment options.

The 2017 Plan is scheduled to expire on May 26, 2027 which is ten years after its adoption by our Board.

Compliance with Listing Rules

While shares are listed for trading on any stock exchange or market, our Board agrees that it will not make any amendments, issue any awards or take any action under the 2017 Plan unless such action complies with the relevant listing rules.

Material U.S. Federal Income Tax Consequences of the 2017 Plan

The following discussion is intended only as a general summary of the material U.S. federal income tax consequences of awards issued under the 2017 Plan, based upon the provisions of the Code as of the date of this proxy statement, for the purposes of stockholders considering how to vote on this proposal. It is not intended as tax guidance to participants in the 2017 Plan. This summary does not take into account certain circumstances that may change the income tax treatment of awards for individual participants, and it does not describe the state income tax consequences of any award or the taxation of awards in jurisdictions outside of the U.S.

Stock Options and Stock Appreciation Rights.  The grant of a stock option or stock appreciation right generally has no income tax consequences for a participant or the Company. Likewise, the exercise of an incentive stock option generally does not have income tax consequences for a participant or the Company, except that it may result in an item of adjustment for alternative minimum tax purposes for the participant. A participant usually recognizes ordinary income upon the exercise of a nonqualified stock option or stock appreciation right equal to the fair market value of the shares or cash payable (without regard to income or employment tax withholding) minus the exercise price, if applicable. We should generally be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant as a result of the exercise of a nonqualified stock option or stock appreciation right.

If a participant holds the shares acquired under an incentive stock option for the time specified in the Code (at least two years measured from the grant date and one year measured from the exercise date), any gain or loss arising from a subsequent disposition of the shares will be taxed as long-term capital gain or loss. If the shares are disposed of before the holding period is satisfied, the participant will recognize ordinary income equal to the lesser of (1) the amount realized upon the disposition and (2) the fair market value of such shares on the date of exercise minus the exercise price paid for the shares. Any ordinary income recognized by the participant on the disqualifying disposition of the shares generally entitles us to a deduction by us for federal income tax purposes. Any disposition of shares acquired under a nonqualified stock option or a stock appreciation right will generally result only in capital gain or loss for the participant, which may be short- or long-term, depending upon the holding period for the shares.

Full Value Awards.  Any cash and the fair market value of any shares of Common Stock received by a participant under a full value award are generally includible in the participant’s ordinary income. In the case of restricted stock awards, this amount is includible in the participant’s income when the awards vest, unless the participant has filed an election with the IRS to include the fair market value of the restricted shares in income as of the date the award was granted. In the case of restricted stock units, performance shares and performance units, generally the value of any cash and the fair market value of any shares of Common Stock received by a participant are includible in income when the awards are paid. Any dividends or dividend equivalents paid on unvested full value awards are also ordinary income for participants.

Deductibility of Compensation.  Except as explained below, the Company generally is entitled to a deduction equal to the amount included in the ordinary income of participants and does not receive a deduction for amounts that are taxable to participants as capital gain. The Code allows publicly held corporations to deduct compensation that is in excess of $1,000,000 paid to the corporation’s chief executive officer and to any of its three most highly compensated executive officers (other than the chief executive officer and the chief financial officer) if the compensation is payable solely based on the attainment of one or more performance goals and where certain statutory requirements are satisfied. We intend for compensation arising from grants of stock options and stock appreciation rights under the 2017 Plan to be deductible by the Company as performance-based compensation not subject to the $1,000,000 limitation on deductibility. We may also choose to grant performance awards under the 2017 Plan that satisfy the requirements for deductibility of compensation. We reserve the right, however, to grant awards under the 2017 Plan that do not result in qualified performance-based compensation and, as such, may not entitle us to a tax deduction.

New Plan Benefits

No awards have been previously granted under the 2017 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement because participation and the types of awards that may be granted under the 2017 Plan are subject to the discretion of the administrator. Consequently, no New Plan Benefits Table is included in this proxy statement.

Our Board of has approved and declared advisable the 2017 Plan. If this Proposal 6 is approved, the Board will implement the 2017 Plan.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required for approval of the proposal to approve the 2017 Plan.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE FORM, TERMS AND PROVISIONS OF THE OPIANT PHARMACEUTICALS, INC. 2017 LONG-TERM INCENTIVE PLAN.

PROPOSAL 7

TO APPROVE THE CHANGE OF DOMICILE OF THE COMPANY FROM THE
STATE OF NEVADA TO THE STATE OF DELAWARE THROUGH THE MERGER OF THE
COMPANY WITH AND INTO OPIANT PHARMACEUTICALS, INC., A NEWLY-ORGANIZED,
WHOLLY-OWNED SUBSIDIARY OF THE COMPANY ORGANIZED UNDER
THE LAWS OF THE STATE OF DELAWARE

Our Board unanimously approved and is proposing that the stockholders approve the Company’s change of domicile from the State of Nevada to the State of Delaware through the mechanism of a merger, which involves the Company establishing a wholly-owned Delaware subsidiary, Opiant Pharmaceuticals, Inc., a Delaware corporation (“Opiant DE” or the “Surviving Entity”) and then merging with and into Opiant DE, which is the surviving entity. The Merger will be consummated pursuant to the Agreement and Plan of Merger between the Company and its Delaware subsidiary, a copy of which is attached to this proxy statement as Appendix C (the “Agreement and Plan of Merger”).

Pursuant to the Agreement and Plan of Merger, each share of our Common Stock outstanding immediately prior to the “Effective Time” (as defined the Agreement and Plan of Merger) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of fully-paid and non-assessable shares of Opiant DE common stock, $0.001 par value per share (“Opiant DE Common Stock”).

The Merger will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described below. However, the Merger will not result in any change in the Company’s business, management, location of its principal executive offices, assets, liabilities or net worth (other than as a result of the costs incident to the Merger, which are immaterial) and the shares of Delaware common stock will continue to trade, without interruption, on the OTCQB under the same symbol as the Nevada common stock.

New Delaware Corporation

Our newly-formed, wholly-owned Delaware subsidiary, incorporated under the DGCL on June 26, 2017 under the name Opiant Pharmaceuticals, Inc., will be the surviving corporation of the Merger. It was incorporated exclusively for the purpose of merging with and implementing the change in domicile of the Company from Nevada to Delaware.

The Agreement and Plan of Merger

As of the Effective Time, each share of our Common Stock outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of fully-paid and non-assessable shares of Opiant DE Common Stock. As of immediately prior to the Effective Time, the Company will have approximately 2,026,608 shares of Common Stock issued and outstanding. As of the Effective Time under the Agreement and Plan of Merger, all of the issued and outstanding shares of our Common Stock will be converted into approximately 2,026,608 shares of Opiant DE Common Stock. In addition, as of the Effective Time, all outstanding shares of Opiant DE Common Stock, which shares are held by the Company, shall be canceled and returned to the status of authorized and unissued shares of the Surviving Entity. None of such redeemed shares shall be retained by the Surviving Entity as treasury shares.

All of the options and warrants to acquire, or instruments convertible into, shares of our Common Stock held by any person shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, share for share, into options and warrants, or convertible instruments, respectively, of the Surviving Entity.

From and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of the Company shall be deemed for all purposes to evidence ownership of, and to represent, shares of Opiant DE Common Stock into which such shares have been converted as herein provided. The registered owner on the books and records of the Company of any such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the Opiant DE Common Stock evidenced by such outstanding certificates as provided.

Reasons for the Reincorporation Merger

There are a number of reasons why Delaware is an attractive state for the incorporation of the Company and why the Reincorporation Merger is in the interests of our stockholders. For many years, Delaware has followed a policy of encouraging incorporation in that state. To advance that policy, Delaware has adopted comprehensive, modern and flexible corporate laws that are updated and revised periodically to meet changing business needs. As a result, many major corporations have initially chosen Delaware for their domicile or have subsequently reincorporated in Delaware. Delaware courts have developed considerable expertise in dealing with corporate issues. In doing so, Delaware courts have created a substantial body of case law construing Delaware law and establishing public policies with respect to Delaware corporations. Our Board believes that this environment provides greater predictability with respect to corporate legal affairs and allows a corporation to be managed more efficiently.

In the opinion of our management, such latitude affords Delaware corporations more opportunities to raise capital. The procedures and degree of stockholder approval required for Delaware corporations for the authorization of additional shares of stock, and for approval of certain mergers and other transactions, present fewer practical impediments to the capital raising process than those which apply to Nevada corporations. For example, a Delaware corporation has greater flexibility in declaring dividends, which can aid a corporation in marketing various classes or series of dividend paying securities. Under Delaware law, dividends may be paid out of surplus, or if there is no surplus, out of net profits from the corporation’s previous fiscal year or the fiscal year in which the dividend is declared, or both, so long as there remains in the stated capital account an amount equal to the par value represented by all shares of the corporation’s stock, if any, having a preference upon the distribution of assets. Under Nevada law, dividends may be paid by the corporation unless after giving effect to the distribution, the corporation would not be able to pay its debts as they come due in the usual course of business, or (unless the corporation’s articles of incorporation permit otherwise) the corporation’s total assets would be less than the sum of its total liabilities, plus amounts payable in dissolution to holders of shares carrying a liquidation preference over the class of shares to which a dividend is declared. These and other differences between Nevada’s and Delaware’s corporate laws are more fully explained below.

Certain Effects of the Change in State of Incorporation

The Reincorporation Merger will effect a change in the our legal domicile; however, the Reincorporation Merger will not result in any change in headquarters, business, jobs, management, location of any of offices or facilities, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation Merger, which are immaterial). Management, including the director and officer, will remain the same in connection with the new domicile and will assume identical positions with Opiant DE. There will be no substantive change in the employment agreements for executive officers or in other direct or indirect interests of the current directors or executive officers as a result of the Reincorporation Merger and the 2017 Plan, if approved, will become the long-term incentive plan of Opiant DE. Upon the effective time of the Reincorporation Merger, each share of our Common Stock outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of fully-paid and non-assessable shares of Opiant DE Common Stock.

The Certificate of Incorporation and Bylaws of Opiant DE will be the governing instruments of the surviving corporation following the merger with the Company, resulting in some changes from the current Articles of Incorporation and Bylaws of the Company, which are primarily procedural in nature, such as a change in the registered office and agent of the Company from an office and agent in Nevada to an office and agent in Delaware.

The following chart summarizes some of the material differences between the DGCL and NRS. This chart does not address each difference between Delaware law and Nevada law, but focuses on some of those differences which the Company believes are most relevant to the existing stockholders. This chart is not intended as an exhaustive list of all differences, and is qualified in its entirety by reference to Delaware and Nevada law.

Delaware	Nevada
Removal of Directors
The DGCL permits the holders of a majority of shares of a corporation without a classified board then entitled to vote in an election of directors, to remove directors, with or without cause.	Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. Nevada does not distinguish between removal of directors with or without cause.
Dividends and other Distributions
Section 170 of the DGCL permits the directors of a corporation, subject to any restrictions contained in its certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either (1) out of its surplus, as computed in accordance with the DGCL, or (2) in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. But such dividends cannot be declared out of net profits if the capital of the corporation, has diminished by depreciation in the value of its property, or by losses or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.	Nevada law prohibits distributions to stockholders when the distributions would (i) render the corporation unable to pay its debts as they become due in the usual course of business and (ii) render the corporation’s total assets less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.
Section 174 of the DGCL also imposes on any director under whose administration distributions are declared in violation of the foregoing provision, personal liability to a corporation’s creditors in the event of its dissolution or insolvency, up to the full amount of the unlawful distribution, for a period of 6 years following a dividend declaration, unless such director’s dissent was recorded in the minutes of the proceedings approving the distribution.	Section 78.300 of the NRS imposes on any director under whose administration distributions are declared in violation of the foregoing provision, personal liability to a corporation’s creditors in the event of its dissolution or insolvency, up to the full amount of the unlawful distribution, for a period of 3 years following a dividend declaration, unless such director’s dissent was recorded in the minutes of the proceedings approving the distribution.

Delaware	Nevada
Limitation of Liability
A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.	Under Nevada law, unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.
Indemnification
Under the DGCL, the indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of non-derivative actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and, in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited or denied by the corporation’s certificate of incorporation, indemnification is required to the extent of a director’s or officer’s successful defense. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action.	In suits that are not brought by or in the right of the corporation, Nevada law permits a corporation to indemnify directors, officers, employees and agents for attorney’s fees and other expenses, judgments and amounts paid in settlement. The person seeking indemnity may recover as long as he acted in good faith and believed his actions were either in the best interests of or not opposed to the best interests of the corporation. Similarly, the person seeking indemnification must not have had any reason to believe his conduct was unlawful.
In derivative suits, a corporation may indemnify its agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.
No corporation may indemnify a party unless it makes a determination, through its stockholders, directors or independent counsel, that the indemnification is proper.

Delaware	Nevada
Increasing or Decreasing Authorized Shares
Delaware law contains no such similar provision.	Nevada law allows the board of directors of a corporation, unless restricted by the articles of incorporation, to increase or decrease the number of authorized shares in the class or series of the corporation’s shares and correspondingly effect a forward or reverse split of any such class or series of the corporation’s shares without a vote of the stockholders, so long as the action taken does not change or alter any right or preference of the stockholder and does not include any provision or provisions pursuant to which only money will be paid or script issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares.
Corporate Opportunity
Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders.	Under Nevada law, a director breaches her duty of loyalty to the corporation if the director takes a business opportunity that is within the scope of the corporation’s potential business for himself or presents it to another party without first giving the corporation an opportunity to fairly consider the business opportunity. All such opportunities should be presented first to the corporation and fully considered.
However, a contract or other transaction is not void or voidable solely because the contract or transaction is between a Nevada corporation and its director if the fact of financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote of the interested director, and the contract or transaction is fair as to the corporation at the time it is authorized.
Expiration of Proxies
Section 212 of the DGCL provides that the appointment of a proxy with no expiration date may be valid for up to 3 years, but that a proxy may be provided for a longer period. Furthermore, a duly executed proxy may be irrevocable if it states that it is irrevocable and if, it is coupled with an interest in the stock itself or an interest in the corporation generally, sufficient in law to support an irrevocable power.	Nevada law provides that proxies may not be valid for more than 6 months, unless the proxy is coupled with an interest or the stockholder specifies that the proxy is to continue in force for a longer period.

Delaware	Nevada
Interested Stockholder Combinations
Delaware has a business combination statute, set forth in §203 of the DGCL, which provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) may not engage in certain “business combinations” with the target corporation for a period of three years following the time the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to the interested stockholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.	Section 78.438 of the NRS prohibits a Nevada corporation from engaging in any business combination with any interested stockholder (any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons) for a period of two years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the two year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation’s directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.
For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly o include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder, (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder, and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits.

Delaware	Nevada
These restrictions placed on interested stockholders by Section 203 of the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (ii) if the corporation, by action of its stockholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested stockholder at or prior to such adoption.
Filing Fees
Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware. The annual fee ranges from a nominal fee to a maximum of $180,000, based on an equation consisting of the number of shares authorized, the number of shares outstanding and the net assets of the corporation.	Nevada charges corporations incorporated in Nevada nominal annual corporate license renewal fees, and does not impose any franchise fees on corporations.

No Dissenters’ Rights

In connection with the approval of the Reincorporation Merger, you and our other stockholders will not have a right to dissent and obtain payment for their shares under the NRS or our Articles of Incorporation or Bylaws.

Our Board has approved and declared advisable the proposed Reincorporation Merger. If approved by the stockholders, the Agreement and Plan of Merger effecting the Reincorporation Merger will become effective upon the filing with the Secretary of State of the State of Nevada and the Secretary of State of the State of Delaware the applicable certificates of merger.

Vote Required for Approval

The affirmative vote of a majority of the voting power represented by shares of our Common Stock present at the Annual Meeting and entitled to vote is required for approval of the proposal to approve the change of domicile of the Company from the State of Nevada to the State of Delaware through the Reincorporation Merger of the Company with and into Opiant Pharmaceuticals, Inc., a newly-organized, wholly-owned subsidiary of the Company organized under the laws of the State of Delaware.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE CHANGE OF DOMICILE OF THE COMPANY FROM THE STATE OF NEVADA TO THE STATE OF DELAWARE THROUGH THE MERGER OF THE COMPANY WITH AND INTO OPIANT PHARMACEUTICALS, INC., A NEWLY-ORGANIZED, WHOLLY-OWNED SUBSIDIARY OF THE COMPANY ORGANIZED UNDER THE LAWS OF THE STATE OF DELAWARE.

Material U.S. Federal Income Tax Consequences of the Reincorporation Merger

The following discussion addresses the material U.S. federal income tax consequences of the Reincorporation Merger to U.S. holders (as defined below) of our Common Stock. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could alter the tax consequences described below and adversely affect our stockholders.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Company’s Common Stock, that is, for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

This discussion applies only to U.S. holders that hold their Common Stock as a capital asset within the meaning of Section 1221 of the Code, each of which we refer to in this document as a “U.S. holder.” We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the Reincorporation Merger to holders may vary depending upon a holder’s particular facts and circumstances. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

•	banks, mutual funds, financial institutions, regulated investment companies, or real estate investment trusts,
•	tax-exempt organizations,
•	insurance companies,
•	brokers or dealers in securities or foreign currency,
•	traders in securities who elect to apply a mark-to-market method of accounting,
•	pass-through entities and investors in such entities,
•	foreign persons,
•	stockholders who received their Common Stock through the exercise of employee stock options or in other compensatory transactions,
•	stockholders who are subject to alternative minimum tax provisions of the Code,
•	stockholders who hold their Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, and
•	stockholders who acquired their Common Stock through 401(k) Retirement Plan, deferred compensation plan or other retirement plan.

In addition, the discussion does not address any state, local or foreign tax consequences of the Reincorporation Merger.

This discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their Common Stock through partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our

Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the particular tax consequences of the Reincorporation Merger to them.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the Reincorporation Merger.

Reincorporation Merger

The Reincorporation Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the remainder of this discussion assumes that it will be treated as such.

The receipt of shares of Opiant DE Common Stock in exchange for the shares of our Common Stock owned by a holder should not result in any taxable gain or loss to a U.S. holder for U.S. federal income tax purposes. The aggregate tax basis of the shares of Opiant DE Common Stock received by a U.S. holder in the Reincorporation Merger will be equal to the aggregate tax basis of the Common Stock exchanged for such stock. A U.S. holder’s holding period for the Opiant DE Common Stock received in the Reincorporation Merger will include the holding period of the Common Stock exchanged therefor.

AUDIT AND OTHER FEES

MaloneBailey, LLP, the Company’s independent registered public accounting firm, provides audit services to us. The fee table below reports fees billed or to be billed to us for professional services provided to us during the fiscal years ended July 31, 2016 and 2015 by MaloneBailey, LLP.

	Year Ended July 31,
	2016	2015
Audit Fees(1)	$40,800	$26,500
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$40,800	$26,500

(1)	MaloneBailey, LLP receives these fees for the audit of our annual financial statements, reviews of our financial statements included in our quarterly reports on Form 10-Q and other services related to our registration statement on Form S-1 in 2016 and certain current reports on Form 8-K for the fiscal years ended July 31, 2016 and 2015.

The Company did not have an audit committee for the year ended July 31, 2016 and 2015. The Board pre-approved all services provided by the Company’s independent auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

All of our directors and officers complete a directors and officers questionnaire in the first quarter of each fiscal year, in which they are asked to disclose family relationships and other related party transactions. Our Board must review and approve or ratify all related party transactions, as defined in Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended. In examining related party transactions, our Board considers whether any of our directors, officers, holders of more than five percent (5%) of our voting stock, or any immediate family members of the foregoing persons and any other persons whom the Board determines to be related parties, have a conflict of interest where an individual may have a private interest which interferes with or appears to interfere with our interests. In determining whether to approve or ratify a related party transaction, the Board will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

See “Executive and Director Compensation” above for a discussion of director compensation, executive compensation, our named executive officers’ employment agreements and our directors’ director agreements. See also “Board of Directors and Corporate Governance Matters: Related Party Transactions” for a discussion of certain related party transactions since August 1, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our outstanding shares of Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership in our Common Stock and other equity securities. Specific due dates for these records have been established, and we are required to report any failure in the fiscal year ended July 31, 2016 to file by these dates.

Based solely upon a review of copies of such forms filed on Forms 3 and 4, and amendments thereto furnished to us, we believe that (i) from December 2014 to October 2015, Dr. Roger Crystal, Mr. Geoffrey Wolf and Mr. Kevin Pollack were not in compliance with their respective Section 16(a) filing requirements, (ii) from December 2014 to December 2015, Dr. Michael Sinclair was not in compliance with his Section 16(a) filing requirements, and (iii) from May 2016 to September 2016, Dr. Gabrielle Silver and Ms. Ann MacDougall were not in compliance with their respective Section 16(a) filing requirements. Each of Dr. Crystal and Mr. Wolf had a Form 3 reporting 11 and nine transactions, respectively, that was filed late and

Mr. Pollack had a Form 4 reporting 8 transactions that was filed late. Dr. Sinclair had a Form 4 reporting 14 transactions that was filed late. Dr. Silver and Ms. MacDougall each had a Form 3 reporting zero transactions that was filed late.

STOCKHOLDER PROPOSALS AND NOMINATION OF DIRECTOR CANDIDATES

Any stockholder proposal submitted to us pursuant to SEC Rule 14a-8 under the Exchange Act for inclusion in the proxy statement and proxy relating to our 2018 Annual Meeting must be received by us no later than the close of business on March 15, 2018.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies and intermediaries. Under this process, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the proxy materials for all stockholders having that address. The proxy materials for each stockholder will include that stockholder’s unique control number needed to vote his or her shares.

If you would like to receive a separate Notice, please contact our investor relations department at our offices located at 401 Wilshire Boulevard, 12th Floor, Santa Monica, California 90401, telephone (424) 252-4756.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

If you are a beneficial owner, you can request information about householding from your broker, bank or nominee.

OTHER MATTERS

The Board does not know of any matters to be presented at the Annual Meeting other than those listed in this proxy statement. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters insofar as the proxies are not limited to the contrary.

To the extent that information contained in this proxy statement is within the knowledge of persons other than our management, we have relied on such persons for the accuracy and completeness thereof.

This proxy statement and our Annual Report on Form 10-K for the year ended July 31, 2016 is available in the “Investor Relations” section of our website at http://www.opiant.com. Alternatively, upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, we will mail, at no charge to the stockholder, a copy of our Annual Report on Form 10-K for the year ended July 31, 2016, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for Opiant Pharmaceutical, Inc.’s most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good faith representation that, as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such meeting. Written requests for such report should be directed to:

Opiant Pharmaceuticals, Inc.
Attention: Mr. Kevin Pollack
401 Wilshire Boulevard, 12th Floor
Santa Monica, California 90401

If you would like us to send you a copy of the exhibits listed on the exhibit index of the Annual Report on Form 10-K for the year ended July 31, 2016, we will do so upon your payment of our reasonable expenses in furnishing a requested exhibit.

You are asked to advise us if you intend to attend the Annual Meeting. You are urged to complete, sign, date and return your proxy card promptly to make certain your shares will be voted at the Annual Meeting. Also, the proxy card contains instructions for record holders who want to vote their shares via the telephone. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement refers to certain documents that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner of our shares, to whom this proxy statement is delivered upon oral or written request, without charge. Requests for such documents should be directed to Opiant Pharmaceuticals, Inc., 401 Wilshire Boulevard, 12th Floor, Santa Monica, California 90401 or (424) 252-4756. Please note that additional information can be obtained from our website at http://www.opiant.com/.

We file annual reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office 100 F Street, N.E.
Room 1580
Washington, District of Columbia 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

By Order of the Board of Directors,

/s/ Dr. Roger Crystal

Dr. Roger Crystal
Chief Executive Officer
Dated: July 27, 2017

Appendix A

AMENDMENT TO ARTICLES OF INCORPORATION TO (I) DECREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 1,000,000,000 TO 200,000,000, (II) AUTHORIZE THE ISSUANCE OF 10,000,000 SHARES OF BLANK CHECK PREFERRED STOCK, AND (III) AUTHORIZE THE ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Opiant Pharmaceuticals, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Please see the attached Certificate of Amendment, which amends and restates Article Fourth and Article Fifth of the Articles in their entirety.

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Reset

CERTIFICATE OF AMENDMENT
TO
THE ARTICLES OF INCORPORATION
OF
OPIANT PHARMACEUTICALS, INC.
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

The undersigned, for purposes of amending the Articles of Incorporation, as amended (the “Articles”) of Opiant Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of Chapter 78 of the Nevada Revised Statutes, does hereby certify as follows:

FIRST:  The name of the Corporation is Opiant Pharmaceuticals, Inc. (the “Corporation”).

SECOND:  Article FOURTH of the Articles is hereby deleted and replaced with the following:

The amount of the total authorized capital stock of the Corporation is Two Hundred Ten Million (210,000,000) shares, consisting of Two Hundred Million (200,000,000) shares of common stock with a par value $0.001 (the “Common Stock”), and Ten Million (10,000,000) shares of preferred stock with a par value of $0.001 (the “Preferred Stock”). The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for consideration as may be fixed by the Corporation’s Board of Directors (the “Board of Directors”). The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the Board of Directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the Board of Directors.

THIRD:  Article FIFTH of the Articles is hereby deleted and replaced with the following:

A. Number of Directors.  The number of directors of the Corporation shall not be less than three (3) nor more than fifteen (15). The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Corporation’s Bylaws.

B. Classes of Directors.  The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class. If a fraction is contained in the quotient arrived at by dividing the designated number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class I, and if such fraction is two-thirds, one of the extra directors shall be a member of Class I and one of the extra directors shall be a member of Class II, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

C. Terms of Office.  Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term ending on the date of the annual meeting in 2018; each initial director in Class II shall serve for a term ending on the date of the annual meeting in 2019; and each initial director in Class III shall serve for a term ending on the date of the annual meeting in 2020; and provided further, that the term of each director shall be subject to the election and qualification of his successor and to his earlier death, resignation or removal.

D. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors.  In the event of any increases or decreases in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be

2

subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.

E. Quorum; Action at Meeting.  A majority of the directors at any time in office shall constitute a quorum for the transaction of business. In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to this Article Fifth constitute a quorum. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present shall be regarded as the act of the Board of Directors unless a greater number is required by law, by the Bylaws of the Corporation or by these Articles of Incorporation.

F. Removal.  A director may be removed from office with cause by the affirmative vote of at least seventy-five percent (75%) of all eligible votes present in person or by proxy at a meeting of stockholders at which a quorum is present. If a director is elected by a separate voting group, only the members of that voting group may participate in the vote to remove him. The entire Board of Directors may not be removed except pursuant to the removal of individual directors in accordance with the foregoing provisions. For purposes of this Section, “cause” is defined as personal dishonesty, incompetence, mental or physical incapacity, breach of fiduciary duty involving personal profit, a failure to perform stated duties, or a violation of any law, rule or regulation (other than a traffic violation or similar routine offense) (based on a conviction for such offense or an opinion of counsel to the corporation that such violation has occurred).

G. Vacancies.  Any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors may, except as otherwise required by law, be filled by a majority of the directors then in office, though less than a quorum, or by the sole remaining director. Directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director.

FOURTH:  Except as expressly amended herein, all other provisions of the Articles, as amended, as filed with the Office of the Secretary of State of the State of Nevada shall remain in full force and effect.

FIFTH:  The foregoing amendment was duly adopted by the Board of Directors and by the stockholders of the Corporation in accordance with Sections 78.315, 78.320 and 78.390 of the Nevada Revised Statutes.

SIXTH:  The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is [•].

* * * * * * *

3

IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does hereby execute this Certificate of Amendment to the Articles of Incorporation this [•] day of [•], 2017.

By:	Dr. Roger Crystal Chief Executive Officer and Director

4

Appendix B

OPIANT PHARMACEUTICALS, INC.
2017 LONG-TERM INCENTIVE PLAN

B-i

B-ii

1. History; Effective Date.

OPIANT PHARMACEUTICALS, INC., a Nevada corporation (“Opiant”), has established the OPIANT PHARMACEUTICALS, INC. 2017 LONG-TERM INCENTIVE PLAN, as set forth herein, and as the same may be amended from time to time (the “Plan”). The Plan was adopted by the Board of Directors of Opiant (the “Board”) on May 26, 2017. The Plan shall become and is effective as of the date that it is approved by the stockholders of Opiant (the “Effective Date”).

2. Purposes of the Plan.

The Plan is designed to:

(a) promote the long-term financial interests and growth of Opiant and its Subsidiaries (together, the “Company”) by attracting and retaining management and other personnel and key service providers with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b) motivate management personnel by means of growth-related incentives to achieve long-range goals; and

(c) further the alignment of interests of Participants with those of the stockholders of Opiant through opportunities for increased stock or stock-based ownership in Opiant.

Toward these objectives, the Administrator may grant stock options, stock appreciation rights, stock awards, stock units, performance shares, performance units, and other stock-based awards to eligible individuals on the terms and subject to the conditions set forth in the Plan.

3. Terminology.

Except as otherwise specifically provided in an Award Agreement, capitalized words and phrases used in the Plan or an Award Agreement shall have the meaning set forth in the glossary at Section 17 of the Plan or as defined the first place such word or phrase appears in the Plan.

4. Administration.

(a) Administration of the Plan.  The Plan shall be administered by the Administrator.

(b) Powers of the Administrator.  The Administrator shall, except as otherwise provided under the Plan, have plenary authority, in its sole and absolute discretion subject to the limitations, if any, as set forth in the Compensation Committee Charter, to grant Awards pursuant to the terms of the Plan to Eligible Individuals and to take all other actions necessary or desirable to carry out the purpose and intent of the Plan. Among other things, the Administrator shall have the authority, in its sole and absolute discretion, subject to the terms and conditions of the Plan and the limitations, if any, as set forth in the Compensation Committee Charter to:

(i) determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted;

(ii) determine the types of Awards to be granted any Eligible Individual;

(iii) determine the number of shares of Common Stock to be covered by or used for reference purposes for each Award or the value to be transferred pursuant to any Award;

(iv) determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any shares acquired pursuant thereto, including, without limitation, (A) the purchase price of any shares of Common Stock, (B) the method of payment for shares purchased pursuant to any Award, (C) the method for satisfying any tax withholding obligation arising in connection with any Award, including by the withholding or delivery of shares of Common Stock, (D) subject to Section 7(b), the timing, terms and conditions of the exercisability, vesting or payout of any Award or any shares acquired pursuant thereto, (E) the Performance Goals applicable to any Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Award, (G) the effect of the Participant’s Termination of Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Award or shares acquired pursuant thereto as the Administrator shall consider to be appropriate and not inconsistent with the terms of the Plan;

(v) subject to Sections 7(f), 7(k), 10(c) and 15, modify, amend or adjust the terms and conditions of any Award;

(vi) subject to Section 7(b), accelerate or otherwise change the time at or during which an Award may be exercised or becomes payable and waive or accelerate the lapse, in whole or in part, of any restriction, condition or risk of forfeiture with respect to such Award; provided, however, that, except in connection with death, disability or a Change in Control, no such change, waiver or acceleration shall be made with respect to a Qualified Performance-Based Award if the effect of such action would cause the Award to fail to qualify for the Section 162(m) Exemption or shall be made to any Award that is considered “deferred compensation” within the meaning of Section 409A of the Code if the effect of such action is inconsistent with Section 409A of the Code;

(vii) determine whether an Award will be paid or settled in cash, shares of Common Stock, or in any combination thereof and whether, to what extent and under what circumstances cash or shares of Common Stock payable with respect to an Award shall be deferred either automatically or at the election of the Participant;

(viii) for any purpose, including but not limited to, qualifying for preferred or beneficial tax treatment, accommodating the customs or administrative challenges or otherwise complying with the tax, accounting or regulatory requirements of one or more jurisdictions, adopt, amend, modify, administer or terminate sub-plans, appendices, special provisions or supplements applicable to Awards regulated by the laws of a particular jurisdiction, which sub-plans, appendices, supplements and special provisions may take precedence over other provisions of the Plan, and prescribe, amend and rescind rules and regulations relating to such sub-plans, supplements and special provisions;

(ix) establish any “blackout” period, during which transactions affecting Awards may not be effectuated, that the Administrator in its sole discretion deems necessary or advisable;

(x) determine the Fair Market Value of shares of Common Stock or other property for any purpose under the Plan or any Award;

(xi) administer, construe and interpret the Plan, Award Agreements and all other documents relevant to the Plan and Awards issued thereunder, and decide all other matters to be determined in connection with an Award;

(xii) establish, amend, rescind and interpret such administrative rules, regulations, agreements, guidelines, instruments and practices for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable;

(xiii) correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent the Administrator shall consider it desirable to carry it into effect; and

(xiv) otherwise administer the Plan and all Awards granted under the Plan.

(c) Delegation of Administrative Authority.  The Administrator may designate officers or employees of the Company to assist the Administrator in the administration of the Plan and, to the extent permitted by applicable law and stock exchange rules, the Administrator may delegate to officers or other employees of the Company the Administrator’s duties and powers under the Plan, subject to such conditions and limitations as the Administrator shall prescribe, including without limitation the authority to execute agreements or other documents on behalf of the Administrator; provided, however, that such delegation of authority shall not extend to the granting of, or exercise of discretion with respect to, Awards to Eligible Individuals who are “covered employees” within the meaning of Section 162(m) of the Code or officers under Section 16 of the Exchange Act.

(d) Non-Uniform Determinations.  The Administrator’s determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing such Awards, and the ramifications of a Change in Control upon outstanding Awards) need not be uniform and may be made by the Administrator selectively among Awards or persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

(e) Limited Liability; Advisors.  To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder. The Administrator may employ counsel, consultants, accountants, appraisers, brokers or other persons. The Administrator, Opiant, and the officers and directors of Opiant shall be entitled to rely upon the advice, opinions or valuations of any such persons.

(f) Indemnification.  To the maximum extent permitted by law, by Opiant’s charter and by-laws, and by any directors’ and officers’ liability insurance coverage which may be in effect from time to time, the members of the Administrator and any agent or delegate of the Administrator who is a director, officer or employee of Opiant or an Affiliate shall be indemnified by Opiant against any and all liabilities and expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan.

(g) Effect of Administrator’s Decision.  All actions taken and determinations made by the Administrator on all matters relating to the Plan or any Award pursuant to the powers vested in it hereunder shall be in the Administrator’s sole and absolute discretion, unless in contravention of any express term of the Plan, including, without limitation, any determination involving the appropriateness or equitableness of any action. All determinations made by the Administrator shall be conclusive, final and binding on all parties concerned, including Opiant, its stockholders, any Participants and any other employee, consultant, or director of Opiant and its Affiliates, and their respective successors in interest. No member of the Administrator, nor any director, officer, employee or representative of Opiant shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards. Notwithstanding the foregoing, following a Change in Control, any determination by the Administrator as to whether “Cause” or “Good Reason” exists under the terms of an Award shall be subject to de novo review by a court of competent jurisdiction.

5. Shares Issuable Pursuant to Awards.

(a) Initial Share Pool.  As of the Effective Date, the number of shares of Common Stock issuable pursuant to Awards that may be granted under the Plan (the “Share Pool”) shall be equal to 400,000 shares of Common Stock and commencing on January 1, 2018, and on the first day of each calendar year through 2023, the number of shares of Common Stock available for issuance shall be increased by four percent (4%) of the number of shares of Common Stock outstanding, as that number is determined by the Company, as of the preceding fiscal year end or such lesser number as determined by the Administrator.

(b) Adjustments to Share Pool.  On and after the Effective Date, the Share Pool shall be adjusted, in addition to any adjustments to be made pursuant to Section 10 of the Plan, as follows:

(i) The Share Pool shall be reduced, on the date of grant, by one share for each share of Common Stock made subject to an Award granted under the Plan;

(ii) The Share Pool shall be increased, on the relevant date, by the number of unissued shares of Common Stock underlying or used as a reference measure for any Award or portion of an Award granted under this Plan that is cancelled, forfeited, expired, terminated unearned or settled in cash, in any such case without the issuance of shares, and by the number of shares of Common Stock used as a reference measure for any Full Value Award granted under this Plan that are not issued upon settlement of such Award either due to a net settlement or otherwise;

(iii) The Share Pool shall be increased, on the forfeiture date, by the number of shares of Common Stock that are forfeited back to Opiant after issuance due to a failure to meet an Award contingency or condition with respect to any Award or portion of an Award granted under this Plan; and

(iv) The Share Pool shall be increased, on the relevant date, by the number of shares of Common Stock withheld by or surrendered (either actually or through attestation) to Opiant in payment of the Tax Withholding Obligation that arises in connection with any Full Value Award granted under this Plan.

(c) Code Section 162(m) Individual Limits.  Subject to adjustment as provided in Section 10 of the Plan:

(i) the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a fiscal year to any one person in the form of stock options or stock appreciation rights is, in the aggregate, 250,000 shares;

(ii) the maximum number of shares of Common Stock that may be made subject to Awards granted under the Plan during a fiscal year to any one person in the form of Performance Awards is, in the aggregate, 250,000 shares, and

(iii) in connection with Awards granted under the Plan during a fiscal year to any one person in the form of Performance Shares, the maximum cash amount payable thereunder is the amount equal to the number of shares made subject to the Award, as limited by Section 5(c)(ii), multiplied by the Fair Market Value as determined as of the payment date; and

(iv) in connection with Awards granted under the Plan during a fiscal year to any one person in the form of Performance Units, the maximum cash amount payable under such Performance Units is $250,000;

provided, however, that each of the limitations set forth above in clauses (i), (ii) and (iii) of this Section 5(c) shall be multiplied by two when applied to Awards granted to any individual during the fiscal year in which such individual first commences service with Opiant or a Subsidiary; and provided, further, that the limitations set forth above in clauses (ii) and (iii) of this Section 5(c) shall be multiplied by the number of fiscal years over which the applicable Performance Period spans (in whole or in part), if the Performance Period is longer than 12 months’ duration, when applied to Performance Awards. If an Award is terminated, surrendered or canceled in the same year in which it was granted, such Award nevertheless will continue to be counted against the limitations set forth above in this Section 5(c) for the fiscal year in which it was granted.

(d) ISO Limit.  Subject to adjustment pursuant to Section 10 of the Plan, the maximum number of shares of Common Stock that may be issued pursuant to stock options granted under the Plan that are intended to qualify as Incentive Stock Options within the meaning of Section 422 of the Code shall be equal to 1,000,000 shares of Common Stock.

(e) Source of Shares.  The shares of Common Stock with respect to which Awards may be made under the Plan shall be shares authorized for issuance under Opiant’s charter but unissued, or issued and reacquired, including without limitation shares purchased in the open market or in private transactions.

(f) Non-Employee Director Award Limit.  In addition, the Administrator may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation and the grant date fair value of Awards (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) granted under the Plan to a Non-Employee Director as compensation for services as a Non-Employee Director during any calendar year of the Company may not exceed $500,000 (the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other compensation decisions involving Non-Employee Director.

6. Participation.

Participation in the Plan shall be open to all Eligible Individuals, as may be selected by the Administrator from time to time. The Administrator may also grant Awards to Eligible Individuals in connection with hiring, recruiting or otherwise, prior to the date the individual first performs services for Opiant or a Subsidiary; provided, however, that such Awards shall not become vested or exercisable, and no shares shall be issued to such individual, prior to the date the individual first commences performance of such services.

7. Awards.

(a) Awards, In General.  The Administrator, in its sole discretion, shall establish the terms of all Awards granted under the Plan consistent with the terms of the Plan. Awards may be granted individually or in tandem with other types of Awards, concurrently with or with respect to outstanding Awards. All Awards are subject to the terms and conditions provided in the Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. Unless otherwise specified by the Administrator, in its sole discretion, or otherwise provided in the Award Agreement, an Award shall not be effective unless the Award Agreement is signed or otherwise accepted by Opiant and the Participant receiving the Award (including by electronic delivery and/or electronic signature).

(b) Minimum Restriction Period for Full Value Awards.  Except as provided below and notwithstanding any provision of the Plan to the contrary, each Full Value Award granted under the Plan shall be subject to a minimum Restriction Period of 12 months from the date of grant if vesting of or lapse of restrictions on such Award is based on the satisfaction of Performance Goals and a minimum Restriction Period of 12 months from the date of grant, applied in either pro rata installments or a single installment, if vesting of or lapse of restrictions on such Award is based solely on the Participant’s satisfaction of specified service requirements with the Company. If the grant of a Performance Award is conditioned on satisfaction of Performance Goals, the Performance Period shall not be less than 12 months’ duration, but no additional minimum Restriction Period need apply to such Award. Except as provided below and notwithstanding any provision of the Plan to the contrary, the Administrator shall not have discretionary authority to waive the minimum Restriction Period applicable to a Full Value Award, except in the case of death, disability, retirement, or a Change in Control. The provisions of this Section 7(b) shall not apply and/or may be waived, in the Administrator’s discretion, with respect to up to the number of Full Value Awards that is equal to five percent (5%) of the aggregate Share Pool as of the Effective Date.

(c) Stock Options.

(i) Grants.  A stock option means a right to purchase a specified number of shares of Common Stock from Opiant at a specified price during a specified period of time. The Administrator may from time to time grant to Eligible Individuals Awards of Incentive Stock Options or Nonqualified Options; provided, however, that Awards of Incentive Stock Options shall be limited to employees of Opiant or of any current or hereafter existing “parent corporation” or “subsidiary corporation,” as defined in Sections 424(e) and 424(f) of the Code, respectively, of Opiant, and any other Eligible Individuals who are eligible to receive Incentive Stock Options under the provisions of Section 422 of the Code. No stock option shall be an Incentive Stock Option unless so designated by the Administrator at the time of grant or in the applicable Award Agreement.

(ii) Exercise.  Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that Awards of stock options may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The exercise price per share subject to a stock option granted under the Plan shall not be less than the Fair Market Value of one share of Common Stock on the date of grant of the stock option, except as provided under applicable law or with respect to stock options that are granted in substitution of similar types of awards of a company acquired by Opiant or a Subsidiary or with which Opiant or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) to preserve the intrinsic value of such awards.

(iii) Termination of Service.  Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock options are not vested and exercisable, a Participant’s stock options shall be forfeited upon his or her Termination of Service.

(iv) Additional Terms and Conditions.  The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock options, provided they are not inconsistent with the Plan.

(d) Limitation on Reload Options.  The Administrator shall not grant stock options under this Plan that contain a reload or replenishment feature pursuant to which a new stock option would be granted automatically upon receipt of delivery of Common Stock to Opiant in payment of the exercise price or any tax withholding obligation under any other stock option.

(e) Stock Appreciation Rights.

(i) Grants.  The Administrator may from time to time grant to Eligible Individuals Awards of stock appreciation rights. A stock appreciation right entitles the Participant to receive, subject to the provisions of the Plan and the Award Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Award Agreement, times (ii) the number of shares specified by the stock appreciation right, or portion thereof, which is exercised. The base price per share specified in the Award Agreement shall not be less than the lower of the Fair Market Value on the date of grant or the exercise price of any tandem stock option to which the stock appreciation right is related, or with respect to stock appreciation rights that are granted in substitution of similar types of awards of a company acquired by Opiant or a Subsidiary or with which Opiant or a Subsidiary combines (whether in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, or otherwise) such base price as is necessary to preserve the intrinsic value of such awards.

(ii) Exercise.  Stock appreciation rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that stock appreciation rights granted under the Plan may not have a term in excess of ten years’ duration unless required otherwise by applicable law. The applicable Award Agreement shall specify whether payment by Opiant of the amount receivable upon any exercise of a stock appreciation right is to be made in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or upon the exercise of the stock appreciation right. If upon the exercise of a stock appreciation right a Participant is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

(iii) Termination of Service.  Except as provided in the applicable Award Agreement or otherwise determined by the Administrator, to the extent stock appreciation rights are not vested and exercisable, a Participant’s stock appreciation rights shall be forfeited upon his or her Termination of Service.

(iv) Additional Terms and Conditions.  The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock appreciation rights, provided they are not inconsistent with the Plan.

(f) Repricing.  Notwithstanding anything herein to the contrary, except in connection with a corporate transaction involving Opiant (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of options and stock appreciation rights granted under the Plan may not be amended, after the date of grant, to reduce the exercise price of such options or stock appreciation rights, nor may outstanding options or stock appreciation rights be canceled in exchange for (i) cash, (ii) options or stock appreciation rights with an exercise price or base price that is less than the exercise price or base price of the original outstanding options or stock appreciation rights, or (iii) other Awards, unless such action is approved by Opiant’s stockholders.

(g) Stock Awards.

(i) Grants.  The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted Common Stock or Restricted Stock (collectively, “Stock Awards”) on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Stock Awards shall be evidenced in such manner as the Administrator may deem appropriate, including via book-entry registration.

(ii) Vesting.  Restricted Stock shall be subject to such vesting, restrictions on transferability and other restrictions, if any, and/or risk of forfeiture as the Administrator may impose at the date of grant or thereafter. The Restriction Period to which such vesting, restrictions and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the Administrator may determine. In the event that the Administrator conditions the grant or vesting of a Stock Award upon the attainment of Performance Goals, or the attainment of Performance Goals together with the continued service of the Participant, the Administrator may, prior to or at the time of grant, designate the Stock Award as a Qualified Performance-Based Award. Subject to the provisions of the Plan and the applicable Award Agreement, during the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock.

(iii) Rights of a Stockholder; Dividends.  Except to the extent restricted under the Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder of Common Stock including, without limitation, the right to vote Restricted Stock. Cash dividends declared payable on Common Stock shall be paid, with respect to outstanding Restricted Stock, either as soon as practicable following the dividend payment date or deferred for payment to such later date as determined by the Administrator, and shall be paid in cash or as unrestricted shares of Common Stock having a Fair Market Value equal to the amount of such dividends or may be reinvested in additional shares of Restricted Stock as determined by the Administrator; provided, however, that dividends declared payable on Restricted Stock that is granted as a Performance Award shall be held by Opiant and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such shares of Restricted Stock. Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Common Stock or other property has been distributed. As soon as is practicable following the date on which restrictions on any shares of Restricted Stock lapse, Opiant shall deliver to the Participant the certificates for such shares or shall cause the shares to be registered in the Participant’s name in book-entry form, in either case with the restrictions removed, provided that the Participant shall have complied with all conditions for delivery of such shares contained in the Award Agreement or otherwise reasonably required by Opiant.

(iv) Termination of Service.  Except as provided in the applicable Award Agreement, upon Termination of Service during the applicable Restriction Period, Restricted Stock and any accrued but unpaid dividends that are at that time subject to restrictions shall be forfeited; provided that, subject to the limitations set forth in Section 7(b), the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(v) Additional Terms and Conditions.  The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Restricted Stock, provided they are not inconsistent with the Plan.

(h) Stock Units.

(i) Grants.  The Administrator may from time to time grant to Eligible Individuals Awards of unrestricted stock Units or Restricted Stock Units on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as the Administrator shall determine, subject to the limitations set forth in Section 7(b). Restricted Stock Units represent a contractual obligation by Opiant to deliver a number of shares of Common Stock, an amount in cash equal to the Fair Market Value of the specified number of shares subject to the Award, or a combination of shares of Common Stock and cash, in accordance with the terms and conditions set forth in the Plan and any applicable Award Agreement.

(ii) Vesting and Payment.  Restricted Stock Units shall be subject to such vesting, risk of forfeiture and/or payment provisions as the Administrator may impose at the date of grant. The Restriction Period to which such vesting and/or risk of forfeiture apply may lapse under such circumstances, including without limitation upon the attainment of Performance Goals, in such installments, or otherwise, as the

Administrator may determine. In the event that the Administrator conditions the vesting and/or lapse of risk of forfeiture of Restricted Stock Units upon the attainment of Performance Goals, or the attainment of Performance Goals together with the continued service of the Participant, the Administrator may, prior to or at the time of grant, designate the Award of Restricted Stock Units as a Qualified Performance-Based Award. Shares of Common Stock, cash or a combination of shares of Common Stock and cash, as applicable, payable in settlement of Restricted Stock Units shall be delivered to the Participant as soon as administratively practicable, but no later than 30 days, after the date on which payment is due under the terms of the Award Agreement provided that the Participant shall have complied with all conditions for delivery of such shares or payment contained in the Award Agreement or otherwise reasonably required by Opiant, or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii) No Rights of a Stockholder; Dividend Equivalents.  Until shares of Common Stock are issued to the Participant in settlement of stock Units, the Participant shall not have any rights of a stockholder of Opiant with respect to the stock Units or the shares issuable thereunder. The Administrator may grant to the Participant the right to receive Dividend Equivalents on stock Units, on a current, reinvested and/or restricted basis, subject to such terms as the Administrator may determine provided, however, that Dividend Equivalents payable on stock Units that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such stock Units.

(iv) Termination of Service.  Upon Termination of Service during the applicable deferral period or portion thereof to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of shares of Common Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and any accrued but unpaid Dividend Equivalents with respect to such Restricted Stock Units that are then subject to deferral or restriction shall be forfeited; provided that, subject to the limitations set forth in Section 7(b), the Administrator may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock Units.

(v) Additional Terms and Conditions.  The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of stock Units, provided they are not inconsistent with the Plan.

(i) Performance Shares and Performance Units.

(i) Grants.  The Administrator may from time to time grant to Eligible Individuals Awards in the form of Performance Shares and Performance Units. Performance Shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. Performance Units, as that term is used in this Plan, shall refer to dollar-denominated Units valued by reference to designated criteria established by the Administrator, other than Common Stock, the issuance, vesting, lapse of restrictions on or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period. The applicable Award Agreement shall specify whether Performance Shares and Performance Units will be settled or paid in cash or shares of Common Stock or a combination of both, or shall reserve to the Administrator or the Participant the right to make that determination prior to or at the payment or settlement date.

(ii) Performance Criteria.  The Administrator shall, prior to or at the time of grant, condition the grant, vesting or payment of, or lapse of restrictions on, an Award of Performance Shares or Performance Units upon (A) the attainment of Performance Goals during a Performance Period or (B) the attainment of Performance Goals and the continued service of the Participant. The Administrator may, prior to or at the time of grant, designate an Award of Performance Shares or Performance Units as a Qualified Performance-Based Award. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Administrator in the exercise of its absolute discretion. Performance Goals may include minimum, maximum and target levels of performance, with the size of the Award or payout of Performance Shares or Performance Units or the vesting or lapse of restrictions with respect thereto based on the level attained. An Award of Performance Shares or Performance Units shall be settled as and when the Award vests or at a later time specified in the Award Agreement or in accordance with an election of the Participant, if the Administrator so permits, that meets the requirements of Section 409A of the Code.

(iii) Additional Terms and Conditions.  The Administrator may, by way of the Award Agreement or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of Performance Shares or Performance Units, provided they are not inconsistent with the Plan.

(j) Other Stock-Based Awards.  The Administrator may from time to time grant to Eligible Individuals Awards in the form of Other Stock-Based Awards. Other Stock-Based Awards in the form of Dividend Equivalents may be (A) awarded on a free-standing basis or in connection with another Award other than a stock option or stock appreciation right, (B) paid currently or credited to an account for the Participant, including the reinvestment of such credited amounts in Common Stock equivalents, to be paid on a deferred basis, and (C) settled in cash or Common Stock as determined by the Administrator; provided, however, that Dividend Equivalents payable on Other Stock-Based Awards that are granted as a Performance Award shall, rather than be paid on a current basis, be accrued and made subject to forfeiture at least until achievement of the applicable Performance Goal related to such Other Stock-Based Awards. Any such settlements, and any such crediting of Dividend Equivalents, may be subject to such conditions, restrictions and contingencies as the Administrator shall establish.

(k) Qualified Performance-Based Awards.

(i) Stock Options and Stock Appreciation Rights.  The provisions of the Plan are intended to ensure that all stock options and stock appreciation rights granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) in the tax year in which such stock option or stock appreciation right is expected to be deductible to Opiant or a Subsidiary qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards, and the Plan shall be interpreted and operated consistent with that intention.

(ii) Grant Process for Performance Awards.  When granting any Award other than a stock option or stock appreciation right, the Administrator may designate such Award as a Qualified Performance-Based Award, based upon a determination that (A) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award and (B) the Administrator wishes such Award to qualify for the Section 162(m) Exemption. For any Award so designated as a Qualified Performance-Based Award, the Administrator shall take steps to ensure that the terms of any such Award (and of the grant thereof) shall be consistent with such designation (including, without limitation, that all such Awards be granted by a committee composed solely of “outside directors” (within the meaning of Section 162(m) of the Code) and that the Performance Goals be established, in writing, by the Administrator within the time period prescribed by Section 162(m) of the Code). The Performance Goals established by the Administrator for each Qualified Performance-Based Award shall be objective such that a third party having knowledge of the relevant facts could determine whether or not any Performance Goal has been achieved, or the extent of such achievement, and the amount, if any, which has been earned by the Participant based on such performance. The Administrator may retain in an Award Agreement the discretion to reduce (but not to increase) the amount or number of Qualified Performance-Based Awards which will be earned based on the achievement of Performance Goals. When the Performance Goals are established, the Administrator shall also specify the manner in which the level of achievement of such Performance Goals shall be calculated and the weighting assigned to such Performance Goals.

(iii) Certification and Payment.  Following completion of the applicable Performance Period, and prior to any, as applicable, grant, vesting, lapse of restrictions on or payment of a Qualified Performance-Based Award, the Administrator shall determine in accordance with the terms of the Award and shall certify in writing whether the applicable Performance Goal(s) were achieved, or the level of such achievement, and the amount, if any, earned by the Participant based upon such performance. For this purpose, approved minutes of the meeting of the Administrator at which certification is made shall be sufficient to satisfy the requirement of a written certification. No Qualified Performance-Based Awards will be granted, become vested, have restrictions lapse or be paid, as applicable, for a Performance Period until such certification is made by the Administrator. The amount of a Qualified Performance-Based Award actually granted, vested, or paid to a Participant, or on which restrictions shall lapse, may be less than the amount determined by the applicable Performance Goal formula, at the discretion of the Administrator to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period or otherwise, subject to the terms and conditions of the applicable Award Agreement.

(iv) Performance Goals.  Performance Goals may be applied on a per share or absolute basis and relative to one or more Performance Metrics, or any combination thereof, and may be measured pursuant to U.S. generally accepted accounting principles (“GAAP”), non-GAAP or other objective standards in a manner consistent with Opiant’s or its Subsidiary’s established accounting policies, all as the Administrator shall determine at the time the Performance Goals for a Performance Period are established. The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to the manner in which one or more of the Performance Goals is to be calculated or measured to take into account, or ignore, one or more of the following: (1) items related to a change in accounting principle; (2) items relating to financing activities; (3) expenses for restructuring or productivity initiatives; (4) other non-operating items; (5) items related to acquisitions; (6) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (7) items related to the sale or disposition of a business or segment of a business; (8) items related to discontinued operations that do not qualify as a segment of a business under U.S. generally accepted accounting principles; (9) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (10) any other items of significant income or expense which are determined to be appropriate adjustments; (11) items relating to unusual or extraordinary corporate transactions, events or developments, (12) items related to amortization of acquired intangible assets; (13) items that are outside the scope of the Company’s core, on-going business activities; (14) changes in foreign currency exchange rates; (15) items relating to changes in tax laws; (16) certain identified expenses (including, but not limited to, cash bonus expenses, incentive expenses and acquisition-related transaction and integration expenses); (17) items relating to asset impairment charges; or (18) items relating to gains or unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions. For all Awards intended to qualify as Qualified Performance-Based Awards, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(v) Non-delegation.  No delegate of the Administrator is permitted to exercise authority granted to the Administrator under Section 4 to the extent that the exercise of such authority by the delegate would cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption.

(l) Awards to Participants Outside the United States.  The Administrator may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause Opiant or a Subsidiary to be subject to) tax, legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable in order that any such Award shall conform to laws, regulations, and customs of the country or jurisdiction in which the Participant is then resident or primarily employed or to foster and promote achievement of the purposes of the Plan.

(m) Limitation on Dividend Reinvestment and Dividend Equivalents.  Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of shares of Common Stock with respect to dividends to Participants holding Awards of stock Units, shall only be permissible if sufficient shares are available under the Share Pool for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient shares are not available under the Share Pool for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of stock Units equal in number to the shares of Common Stock that would have been obtained by such payment or reinvestment, the terms of which stock Units shall provide for settlement in cash and for Dividend Equivalent reinvestment in further stock Units on the terms contemplated by this Section 7(m).

8. Withholding of Taxes.

Participants and holders of Awards shall pay to Opiant or its Affiliate, or make arrangements satisfactory to the Administrator for payment of, any Tax Withholding Obligation in respect of Awards granted under the Plan no later than the date of the event creating the tax or social insurance contribution liability. The obligations of Opiant under the Plan shall be conditional on such payment or arrangements. Unless otherwise determined by the Administrator, Tax Withholding Obligations may be settled in whole or in part with shares of Common Stock, including unrestricted outstanding shares surrendered to Opiant and unrestricted shares that are part of the Award that gives rise to the Tax Withholding Obligation, having a Fair Market Value on the date of surrender or withholding equal to the statutory minimum amount (or such greater amount permitted under FASB Accounting Standards Codification Topic 718, Compensation — Stock Compensation, for equity-classified awards) required to be withheld for tax or social insurance contribution purposes, all in accordance with such procedures as the Administrator establishes. Opiant or its Affiliate may deduct, to the extent permitted by law, any such Tax Withholding Obligations from any payment of any kind otherwise due to the Participant or holder of an Award.

9. Transferability of Awards.

(a) General Nontransferability Absent Administrator Permission.  Except as otherwise determined by the Administrator, and in any event in the case of an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Participant otherwise than by will or the laws of descent and distribution. The Administrator shall not permit any transfer of an Award for value. An Award may be exercised during the lifetime of the Participant, only by the Participant or, during the period the Participant is under a legal disability, by the Participant’s guardian or legal representative, unless otherwise determined by the Administrator. Awards granted under the Plan shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator; provided, however, that the restrictions in this sentence shall not apply to the shares of Common Stock received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. Nothing in this paragraph shall be interpreted or construed as overriding the terms of any Opiant stock ownership or retention policy, now or hereafter existing, that may apply to the Participant or shares of Common Stock received under an Award.

(b) Administrator Discretion to Permit Transfers Other Than For Value.  Except as otherwise restricted by applicable law, the Administrator may, but need not, permit an Award, other than an Incentive Stock Option or a tandem stock appreciation right granted with respect to an Incentive Stock Option, to be transferred to a Participant’s Family Member (as defined below) as a gift or pursuant to a domestic relations order in settlement of marital property rights. The Administrator shall not permit any transfer of an Award for value. For purposes of this Section 9, “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests. The following transactions are not prohibited transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

10. Adjustments for Corporate Transactions and Other Events.

(a) Mandatory Adjustments.  In the event of a merger, consolidation, stock rights offering, statutory share exchange or similar event affecting Opiant (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of Opiant (each, a “Share Change”) that occurs at any time after adoption of this Plan by the Board (including any such Corporate Event or Share Change that occurs after such adoption and coincident with or prior to the Effective Date), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to (i) the aggregate number and kind of shares of Common Stock or other securities on which Awards under the Plan may be granted to Eligible Individuals, (ii) the maximum number of shares of Common Stock or other securities with respect to which Awards may be granted during any one fiscal year to any individual, (iii) the maximum number of shares of Common Stock or other securities that may be issued with respect to Incentive Stock Options granted under the Plan, (iv) the number of shares of Common Stock or other securities covered by each outstanding Award and the exercise price, base price or other price per share, if any, and other relevant terms of each outstanding Award, and (v) all other numerical limitations relating to Awards, whether contained in this Plan or in Award Agreements; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated.

(b) Discretionary Adjustments.  In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Awards as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which stockholders of Opiant receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of a stock option or stock appreciation right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event over the exercise price or base price of such stock option or stock appreciation right shall conclusively be deemed valid and that any stock option or stock appreciation right may be cancelled for no consideration upon a Corporate Event if its exercise price or base price equals or exceeds the value of the consideration being paid for each share of Common Stock pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of Opiant and securities of entities other than Opiant) for the shares of Common Stock subject to outstanding Awards, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof (“Substitute Awards”).

(c) Adjustments to Performance Goals.  The Administrator may, in its discretion, adjust the Performance Goals applicable to any Awards to reflect any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in Opiant’s consolidated financial statements, notes to the consolidated financial statements, management’s discussion and analysis or other Opiant filings with the Securities and Exchange Commission; provided, however, that, except in connection with death, disability or a Change in Control, no such adjustment shall be made if the effect would be to cause an Award that is intended to be a Qualified Performance-Based Award to no longer constitute a Qualified Performance-Based Award. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of Opiant or the applicable subsidiary, business segment or other operational unit of Opiant or any such entity or segment, or the manner in which any of the foregoing conducts its business, or other events or circumstances, render the Performance Goals to be unsuitable, the Administrator may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Administrator deems appropriate and equitable; provided, however, that, except in connection with death, disability or a Change in Control, no such modification shall be made if the effect would be to cause an Award that is intended to be a Qualified Performance-Based Award to no longer constitute a Qualified Performance-Based Award.

(d) Statutory Requirements Affecting Adjustments.  Notwithstanding the foregoing: (A) any adjustments made pursuant to Section 10 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (B) any adjustments made pursuant to Section 10 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (1) continue not to be subject to Section 409A of the Code or (2) comply with the requirements of Section 409A of the Code; (C) in any event, the Administrator shall not have the authority to make any adjustments pursuant to Section 10 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the date of grant to be subject thereto; and (D) any adjustments made pursuant to Section 10 to Awards that are Incentive Stock Options shall be made in compliance with the requirements of Section 424(a) of the Code.

(e) Dissolution or Liquidation.  Unless the Administrator determines otherwise, all Awards outstanding under the Plan shall terminate upon the dissolution or liquidation of Opiant.

11. Change in Control Provisions.

(a) Termination of Awards.  Notwithstanding the provisions of Section 11(b), in the event that any transaction resulting in a Change in Control occurs, outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof. Solely with respect to Awards that will terminate as a result of the immediately preceding sentence and except as otherwise provided in the applicable Award Agreement:

(i) the outstanding Awards of stock options and stock appreciation rights that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable and the holders of such Awards will be permitted, immediately before the Change in Control, to exercise the Awards;

(ii) the outstanding shares of Restricted Stock the vesting or restrictions on which are then solely time-based and not subject to achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully vested, free of all transfer and lapse restrictions and free of all risks of forfeiture;

(iii) the outstanding shares of Restricted Stock the vesting or restrictions on which are then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting or lapsing of restrictions in a greater amount upon the occurrence of a Change in Control, become vested, free of transfer and lapse restrictions and risks of forfeiture in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement;

(iv) the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then solely time-based and not subject to or pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control, become fully earned and vested and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code; and

(v) the outstanding Restricted Stock Units, Performance Shares and Performance Units the vesting, earning or settlement of which is then subject to and pending achievement of Performance Goals shall, immediately before the effective time of the Change in Control and unless the Award Agreement provides for vesting, earning or settlement in a greater amount upon the occurrence of a Change in Control, become vested and earned in such amounts as if the applicable Performance Goals for the unexpired Performance Period had been achieved at the target level set forth in the applicable Award Agreement and shall be settled in cash or shares of Common Stock (consistent with the terms of the Award

Agreement after taking into account the effect of the Change in Control transaction on the shares) as promptly as is practicable, subject to any applicable limitations imposed thereon by Section 409A of the Code.

Implementation of the provisions of this Section 11(a) shall be conditioned upon consummation of the Change in Control.

(b) Continuation, Assumption or Substitution of Awards.  The administrator may specify, on or after the date of grant, in an award agreement or amendment thereto, the consequences of a Participant’s Termination of Service that occurs coincident with or following the occurrence of a Change in Control, if a Change in Control occurs under which provision is made in connection with the transaction for the continuation or assumption of outstanding Awards by, or for the issuance therefor of Substitute Awards of, the surviving or successor entity or a parent thereof.

(c) Other Permitted Actions.  In the event that any transaction resulting in a Change in Control occurs, the Administrator may take any of the actions set forth in Section 10 with respect to any or all Awards granted under the Plan.

(d) Section 409A Savings Clause.  Notwithstanding the foregoing, if any Award is considered to be a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, this Section 11 shall apply to such Award only to the extent that its application would not result in the imposition of any tax or interest or the inclusion of any amount in income under Section 409A of the Code.

12. Substitution of Awards in Mergers and Acquisitions.

Awards may be granted under the Plan from time to time in substitution for assumed awards held by employees, officers, consultants or directors of entities who become employees, officers, consultants or directors of Opiant or a Subsidiary as the result of a merger or consolidation of the entity for which they perform services with Opiant or a Subsidiary, or the acquisition by Opiant of the assets or stock of the such entity. The terms and conditions of any Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the Awards to the provisions of the assumed awards for which they are substituted and to preserve their intrinsic value as of the date of the merger, consolidation or acquisition transaction. To the extent permitted by applicable law and marketplace or listing rules of the primary securities market or exchange on which the Common Stock is listed or admitted for trading, any available shares under a stockholder-approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards granted pursuant to this Section 12 and, upon such grant, shall not reduce the Share Pool.

13. Compliance with Securities Laws; Listing and Registration.

(a) The obligation of Opiant to sell or deliver Common Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal, state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. If at any time the Administrator determines that the delivery of Common Stock under the Plan is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign (non-United States) securities laws, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Common Stock under the Plan would or may violate the rules of any exchange on which Opiant’s securities are then listed for trade, the right to exercise an Award or receive shares of Common Stock pursuant to an Award shall be suspended until the Administrator determines that such delivery would not violate such rules. If the Administrator determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of Opiant’s equity securities are listed, then the Administrator may postpone any such exercise, nonforfeitability or delivery, as applicable, but Opiant shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

(b) Each Award is subject to the requirement that, if at any time the Administrator determines, in its absolute discretion, that the listing, registration or qualification of Common Stock issuable pursuant to the Plan is required by any securities exchange or under any state, federal or foreign (non-United States) law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Common Stock, no such Award shall be granted or payment made or Common Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.

(c) In the event that the disposition of Common Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and is not otherwise exempt from such registration, such Common Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a person receiving Common Stock pursuant to the Plan, as a condition precedent to receipt of such Common Stock, to represent to Opiant in writing that the Common Stock acquired by such person is acquired for investment only and not with a view to distribution and that such person will not dispose of the Common Stock so acquired in violation of Federal, state or foreign securities laws and furnish such information as may, in the opinion of counsel for the Company, be appropriate to permit the Company to issue the Common Stock in compliance with applicable Federal, state or foreign securities laws.

14. Section 409A Compliance.

It is the intention of Opiant that any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code shall comply in all respects with the requirements of Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code, and the terms of each such Award shall be construed, administered and deemed amended, if applicable, in a manner consistent with this intention. Notwithstanding the foregoing, neither Opiant nor any of its Affiliates nor any of its or their directors, officers, employees, agents or other service providers will be liable for any taxes, penalties or interest imposed on any Participant or other person with respect to any amounts paid or payable (whether in cash, shares of Common Stock or other property) under any Award, including any taxes, penalties or interest imposed under or as a result of Section 409A of the Code. Any payments described in an Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. For purposes of any Award, each amount to be paid or benefit to be provided to a Participant that constitutes deferred compensation subject to Section 409A of the Code shall be construed as a separate identified payment for purposes of Section 409A of the Code. For purposes of Section 409A of the Code, the payment of Dividend Equivalents under any Award shall be construed as earnings and the time and form of payment of such Dividend Equivalents shall be treated separately from the time and form of payment of the underlying Award. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, any payments (whether in cash, shares of Common Stock or other property) to be made with respect to the Award that become payable on account of the Participant’s separation from service, within the meaning of Section 409A of the Code, while the Participant is a “specified employee” (as determined in accordance with the uniform policy adopted by the Administrator with respect to all of the arrangements subject to Section 409A of the Code maintained by Opiant and its Affiliates) and which would otherwise be paid within six months after the Participant’s separation from service shall be accumulated (without interest) and paid on the first day of the seventh month following the Participant’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. Notwithstanding anything in the Plan or an Award Agreement to the contrary, in no event shall the Administrator exercise its discretion to accelerate the payment or settlement of an Award where such payment or settlement constitutes deferred compensation within the meaning of Code section 409A unless, and solely to the extent that, such accelerated payment or settlement is permissible under Treasury Regulation section 1.409A-3(j)(4).

15. Plan Duration; Amendment and Discontinuance.

(a) Plan Duration.  The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all

Awards granted under the Plan have been satisfied in full or terminated and no shares of Common Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) May 25, 2027. No Awards shall be granted under the Plan after such termination date. Subject to other applicable provisions of the Plan, all Awards made under the Plan on or before May 25, 2027, or such earlier termination of the Plan, shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards. Notwithstanding the continuation of the Plan, no Award (other than a stock option or stock appreciation right) that is intended to be a Qualified Performance-Based Award shall be granted on or after the fifth anniversary of the Effective Date unless the material terms of the applicable performance goals, within the meaning of Treasury Regulation Section 1.162-27(e)(4)(i), are approved by the stockholders of Opiant no later than the first stockholder meeting that occurs in the fifth year following the Effective Date.

(b) Amendment and Discontinuance of the Plan.  The Board or the Compensation Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trading or to prevent adverse tax or accounting consequences to Opiant or the Participant. Notwithstanding the foregoing, no such amendment shall be made without the approval of Opiant’s stockholders to the extent such amendment would (A) materially increase the benefits accruing to Participants under the Plan, (B) materially increase the number of shares of Common Stock which may be issued under the Plan or to a Participant, (C) materially expand the eligibility for participation in the Plan, (D) eliminate or modify the prohibition set forth in Section 7(f) on repricing of stock options and stock appreciation rights, (E) lengthen the maximum term or lower the minimum exercise price or base price permitted for stock options and stock appreciation rights, or (F) modify the prohibition on the issuance of reload or replenishment options. Except as otherwise determined by the Board or Compensation Committee, termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c) Amendment of Awards.  Subject to Section 7(f), the Administrator may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall materially impair the rights of any Participant with respect to an Award without the Participant’s consent, except such an amendment made to cause the Plan or Award to comply with applicable law, applicable rule of any securities exchange on which the Common Stock is listed or admitted for trading, or to prevent adverse tax or accounting consequences for the Participant or the Company or any of its Affiliates. For purposes of the foregoing sentence, an amendment to an Award that results in a change in the tax consequences of the Award to the Participant shall not be considered to be a material impairment of the rights of the Participant and shall not require the Participant’s consent.

16. General Provisions.

(a) Non-Guarantee of Employment or Service.  Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an individual to continue in the service of Opiant or any Affiliate or shall interfere in any way with the right of Opiant or any Affiliate to terminate such service at any time with or without cause or notice and whether or not such termination results in (i) the failure of any Award to vest or become payable; (ii) the forfeiture of any unvested or vested portion of any Award; and/or (iii) any other adverse effect on the individual’s interests under any Award or the Plan. No person, even though deemed an Eligible Individual, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. To the extent that an Eligible Individual who is an employee of a Subsidiary receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that Opiant is the Participant’s employer or that the Participant has an employment relationship with Opiant.

(b) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Opiant and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from Opiant pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Opiant.

(c) Status of Awards.  Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death, severance or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance, severance or other employee benefit plan of Opiant or any Affiliate now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation or (b) any agreement between (i) Opiant or any Affiliate and (ii) the Participant, except as such plan or agreement shall otherwise expressly provide.

(d) Subsidiary Employees.  In the case of a grant of an Award to an Eligible Individual who provides services to any Subsidiary, Opiant may, if the Administrator so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Administrator may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Eligible Individual in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled after such issue or transfer of shares to the Subsidiary shall revert to Opiant.

(e) Governing Law and Interpretation.  The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable United States federal laws and the laws of the State of Nevada, without regard to its conflict of laws principles. The captions of the Plan are not part of the provisions hereof and shall have no force or effect. Except where the context otherwise requires: (i) the singular includes the plural and vice versa; (ii) a reference to one gender includes other genders; (iii) a reference to a person includes a natural person, partnership, corporation, association, governmental or local authority or agency or other entity; and (iv) a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them.

(f) Use of English Language.  The Plan, each Award Agreement, and all other documents, notices and legal proceedings entered into, given or instituted pursuant to an Award shall be written in English, unless otherwise determined by the Administrator. If a Participant receives an Award Agreement, a copy of the Plan or any other documents related to an Award translated into a language other than English, and if the meaning of the translated version is different from the English version, the English version shall control.

(g) Recovery of Amounts Paid.  Except as otherwise provided by the Administrator, Awards granted under the Plan shall be subject to any and all policies, guidelines, codes of conduct, or other agreement or arrangement adopted by the Board or Compensation Committee with respect to the recoupment, recovery or clawback of compensation (collectively, the “Recoupment Policy”) and/or to any provisions set forth in the applicable Award Agreement under which Opiant may recover from current and former Participants any amounts paid or shares of Common Stock issued under an Award and any proceeds therefrom under such circumstances as the Administrator determines appropriate. The Administrator may apply the Recoupment Policy to Awards granted before the policy is adopted to the extent required by applicable law or rule of any securities exchange or market on which shares of Common Stock are listed or admitted for trading, as determined by the Administrator in its sole discretion.

17. Glossary.

Under this Plan, except where the context otherwise indicates, the following definitions apply:

“Administrator” means the Compensation Committee, or such other committee(s) or officer(s) duly appointed by the Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by the Board or the Compensation Committee; provided, however, that at any time the Board may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an

“independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Common Stock, and with respect to any Award that is intended to be a Qualified Performance-Based Award, the Administrator shall consist of two or more directors, each of whom is intended to be, to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code.

“Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Opiant or any successor to Opiant. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

“Award” means any stock option, stock appreciation right, stock award, stock unit, Performance Share, Performance Unit, and/or Other Stock-Based Award, whether granted under this Plan.

“Award Agreement” means the written document(s), including an electronic writing acceptable to the Administrator, and any notice, addendum or supplement thereto, memorializing the terms and conditions of an Award granted pursuant to the Plan and which shall incorporate the terms of the Plan.

“Board” means the Board of Directors of Opiant.

“Cause” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement (i) the Participant’s plea of guilty or nolo contendere to, or conviction of, (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of Opiant, any of its Affiliates or a successor to Opiant or an Affiliate, as determined by the Administrator in its sole discretion, or that legally prohibits the Participant from working for Opiant, any of its Subsidiaries or a successor to Opiant or a Subsidiary; (ii) a breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s employment duties to Opiant, any of its Subsidiaries or a successor to Opiant or a Subsidiary, in any material respect; or (iii) the Participant’s failure, in any material respect, to (A) perform the Participant’s employment duties, (B) comply with the applicable policies of Opiant, or of its Subsidiaries, or a successor to Opiant or a Subsidiary, or (C) comply with covenants contained in any contract or Award Agreement to which the Participant is a party; provided, however, that the Participant shall be provided a written notice describing in reasonable detail the facts which are considered to give rise to a breach described in this clause (iii) and the Participant shall have 30 days following receipt of such written notice (the “Cure Period”) during which the Participant may remedy the condition and, if so remedied, no Cause for Termination of Service shall exist.

“Change in Control” means the first of the following to occur: (i) a Change in Ownership of Opiant, (ii) a Change in Effective Control of Opiant, or (iii) a Change in the Ownership of Assets of Opiant, as described herein and construed in accordance with Code section 409A.

(i) A “Change in Ownership of Opiant” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire, ownership of the capital stock of Opiant that, together with the stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of Opiant. However, if any one Person is, or Persons Acting as a Group are, considered to own more than 50%, on a fully diluted basis, of the total fair market value or total voting power of the capital stock of Opiant, the acquisition of additional stock by the same Person or Persons Acting as a Group is not considered to cause a Change in Ownership of Opiant or to cause a Change in Effective Control of Opiant (as described below). An increase in the percentage of capital stock owned by any one Person, or Persons Acting as a Group, as a result of a transaction in which Opiant acquires its stock in exchange for property will be treated as an acquisition of stock.

(ii) A “Change in Effective Control of Opiant” shall occur on the date either (A) a majority of members of Opiant’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Opiant’s Board before the date of the appointment or election, or (B) any one Person, or Persons Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of Opiant possessing 50% or more of the total voting power of the stock of Opiant.

(iii) A “Change in the Ownership of Assets of Opiant” shall occur on the date that any one Person acquires, or Persons Acting as a Group acquire (or has or have acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons), assets from Opiant that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of Opiant immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Opiant, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

The following rules of construction apply in interpreting the definition of Change in Control:

(A) A “Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than employee benefit plans sponsored or maintained by Opiant and by entities controlled by Opiant or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of Opiant pursuant to a registered public offering.

(B) Persons will be considered to be Persons Acting as a Group (or Group) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(C) A Change in Control shall not include a transfer to a related person as described in Code section 409A or a public offering of capital stock of Opiant.

(D) For purposes of the definition of Change in Control, Section 318(a) of the Code applies to determine stock ownership. Stock underlying a vested option is considered owned by the individual who holds the vested option (and the stock underlying an unvested option is not considered owned by the individual who holds the unvested option). For purposes of the preceding sentence, however, if a vested option is exercisable for stock that is not substantially vested (as defined by Treasury Regulation §1.83-3(b) and (j)), the stock underlying the option is not treated as owned by the individual who holds the option.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor section, regulations and guidance.

“Common Stock” means shares of common stock of Opiant, par value $0.001 per share, and any capital securities into which they are converted.

“Company” means Opiant and its Subsidiaries, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Opiant.

“Compensation Committee” means the Compensation Committee of the Board.

“Dividend Equivalent” means a right, granted to a Participant, to receive cash, Common Stock, stock Units or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock.

“Effective Date” means the date on which adoption of the Plan is approved by the stockholders of Opiant.

“Eligible Individuals” means (i) officers and employees of, and other individuals, including non-employee directors, who are natural persons providing bona fide services to or for, Opiant or any of its Subsidiaries, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for Opiant’s securities, and (ii) prospective officers, employees and service providers who have accepted offers of employment or other service relationship from Opiant or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto. Reference to any specific section of the Exchange Act shall be deemed to include such regulations and guidance issued thereunder, as well as any successor section, regulations and guidance.

“Fair Market Value” means, on a per share basis as of any date, unless otherwise determined by the Administrator:

(i) if the principal market for the Common Stock (as determined by the Administrator if the Common Stock is listed or admitted to trading on more than one exchange or market) is a national securities exchange or an established securities market, the official closing price per share of Common Stock for the regular market session on that date on the principal exchange or market on which the Common Stock is then listed or admitted to trading or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;

(ii) if the principal market for the Common Stock is not a national securities exchange or an established securities market, but the Common Stock is quoted by a national quotation system, the average of the highest bid and lowest asked prices for the Common Stock on that date as reported on a national quotation system or, if no prices are reported for that date, on the last preceding day on which prices were reported, all as reported by such source as the Administrator may select; or

(iii) if the Common Stock is neither listed or admitted to trading on a national securities exchange or an established securities market, nor quoted by a national quotation system, the value determined by the Administrator in good faith by the reasonable application of a reasonable valuation method, which method may, but need not, include taking into account an appraisal of the fair market value of the Common Stock conducted by a nationally recognized appraisal firm selected by the Administrator.

Notwithstanding the preceding, for foreign, federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

“Full Value Award” means an Award that results in Opiant transferring the full value of a share of Common Stock under the Award, whether or not an actual share of stock is issued. Full Value Awards shall include, but are not limited to, stock awards, stock units, Performance Shares, Performance Units that are payable in Common Stock, and Other Stock-Based Awards for which Opiant transfers the full value of a share of Common Stock under the Award, but shall not include Dividend Equivalents.

“Incentive Stock Option” means any stock option that is designated, in the applicable Award Agreement or the resolutions of the Administrator under which the stock option is granted, as an “incentive stock option” within the meaning of Section 422 of the Code and otherwise meets the requirements to be an “incentive stock option” set forth in Section 422 of the Code.

“Nonqualified Option” means any stock option that is not an Incentive Stock Option.

“Opiant” means Opiant, Inc., a Nevada corporation.

“Other Stock-Based Award” means an Award of Common Stock or any other Award that is valued in whole or in part by reference to, or is otherwise based upon, shares of Common Stock, including without limitation Dividend Equivalents and convertible debentures.

“Participant” means an Eligible Individual to whom one or more Awards are or have been granted pursuant to the Plan and have not been fully settled or cancelled and, following the death of any such person, his successors, heirs, executors and administrators, as the case may be.

“Performance Award” means a Full Value Award, the grant, vesting, lapse of restrictions or settlement of which is conditioned upon the achievement of performance objectives over a specified Performance Period and includes, without limitation, Performance Shares and Performance Units.

“Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards based on Performance Metrics or other performance criteria selected by the Administrator; provided, however, that in the case of Qualified Performance-Based Awards, such performance goals shall be based on the attainment of specified levels of one or more Performance Metrics.

“Performance Period” means that period established by the Administrator during which any Performance Goals specified by the Administrator with respect to such Award are to be measured.

“Performance Metrics” means criteria established by the Administrator relating to any of the following, as it may apply to an individual, one or more business units, divisions, or Affiliates, or on a company-wide basis, and in absolute terms, relative to a base period, or relative to the performance of one or more comparable companies, peer groups, or an index covering multiple companies:

(i) Earnings or Profitability Metrics:  any derivative of revenue; earnings/loss (gross, operating, net, or adjusted); earnings/loss before interest and taxes (“EBIT”); earnings/loss before interest, taxes, depreciation and amortization (“EBITDA”); profit margins; operating margins; expense levels or ratios; provided that any of the foregoing metrics may be adjusted to eliminate the effect of any one or more of the following: interest expense, asset impairments or investment losses, early extinguishment of debt or stock-based compensation expense;

(ii) Return Metrics:  any derivative of return on investment, assets, equity or capital (total or invested);

(iii) Investment Metrics:  relative risk-adjusted investment performance; investment performance of assets under management;

(iv) Cash Flow Metrics:  any derivative of operating cash flow; cash flow sufficient to achieve financial ratios or a specified cash balance; free cash flow; cash flow return on capital; net cash provided by operating activities; cash flow per share; working capital;

(v) Liquidity Metrics:  any derivative of debt leverage (including debt to capital, net debt-to-capital, debt-to-EBITDA or other liquidity ratios);

(vi) Stock Price and Equity Metrics:  any derivative of return on stockholders’ equity; total stockholder return; stock price; stock price appreciation; market capitalization; earnings/loss per share (basic or diluted) (before or after taxes); and/or

(vii) Strategic Metrics:  clinical milestones.

“Performance Shares” means a grant of stock or stock Units the issuance, vesting or payment of which is contingent on performance as measured against predetermined objectives over a specified Performance Period.

“Performance Units” means a grant of dollar-denominated Units the value, vesting or payment of which is contingent on performance against predetermined objectives over a specified Performance Period.

“Plan” means this Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan, as set forth herein and as it may be amended from time to time.

“Qualified Performance-Based Award” means an Award intended to qualify for the Section 162(m) Exemption, as provided in Section 7(k).

“Restricted Stock” means an Award of shares of Common Stock to a Participant that may be subject to certain transferability and other restrictions and to a risk of forfeiture (including by reason of not satisfying certain Performance Goals).

“Restricted Stock Unit” means a right granted to a Participant to receive shares of Common Stock or cash at the end of a specified deferral period, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain Performance Goals).

“Restriction Period” means, with respect to Full Value Awards, the period commencing on the date of grant of such Award to which vesting or transferability and other restrictions and a risk of forfeiture apply and ending upon the expiration of the applicable vesting conditions, transferability and other restrictions and lapse of risk of forfeiture and/or the achievement of the applicable Performance Goals (it being understood that the Administrator may provide that vesting shall occur and/or restrictions shall lapse with respect to portions of the applicable Award during the Restriction Period in accordance with Section 7(b)).

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

“Subsidiary” means any corporation or other entity in an unbroken chain of corporations or other entities beginning with Opiant if each of the corporations or other entities, or group of commonly controlled corporations or other entities, other than the last corporation or other entity in the unbroken chain then owns stock or other equity interests possessing 50% or more of the total combined voting power of all classes of stock or other equity interests in one of the other corporations or other entities in such chain or otherwise has the power to direct the management and policies of the entity by contract or by means of appointing a majority of the members of the board or other body that controls the affairs of the entity; provided, however, that solely for purposes of determining whether a Participant has a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code or whether an Eligible Individual is eligible to be granted an Award that in the hands of such Eligible Individual would constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a “Subsidiary” of a corporation or other entity means all other entities with which such corporation or other entity would be considered a single employer under Sections 414(b) or 414(c) of the Code.

“Tax Withholding Obligation” means any federal, state, local or foreign (non-United States) income, employment or other tax or social insurance contribution required by applicable law to be withheld in respect of Awards.

“Termination of Service” means the termination of the Participant’s employment or consultancy with, or performance of services for, Opiant and its Subsidiaries. Temporary absences from employment because of illness, vacation or leave of absence and transfers among Opiant and its Subsidiaries shall not be considered Terminations of Service. With respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Service” shall mean a “separation from service” as defined under Section 409A of the Code to the extent required by Section 409A of the Code to avoid the imposition of any tax or interest or the inclusion of any amount in income pursuant to Section 409A of the Code. A Participant has a separation from service within the meaning of Section 409A of the Code if the Participant terminates employment with Opiant and all Subsidiaries for any reason. A Participant will generally be treated as having terminated employment with Opiant and all Subsidiaries as of a certain date if the Participant and the entity that employs the Participant reasonably anticipate that the Participant will perform no further services for Opiant or any Subsidiary after such date or that the level of bona fide services that the Participant will perform after such date (whether as an employee or an independent contractor) will permanently decrease to no more than 20 percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for fewer than 36 months); provided, however, that the employment relationship is treated as continuing while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of leave does not exceed six months or, if longer, so long as the Participant retains the right to reemployment with Opiant or any Subsidiary.

“Total and Permanent Disability” means, with respect to a Participant, except as otherwise provided in the relevant Award Agreement, that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which the Participant participates and which conditions the right to receive benefits under such program on the Participant being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until the Participant’s death or result in death. The Administrator shall have sole authority to determine whether a Participant has suffered a Total and Permanent Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition.

“Unit” means a bookkeeping entry used by Opiant to record and account for the grant of the following types of Awards until such time as the Award is paid, cancelled, forfeited or terminated, as the case may be: stock units, Restricted Stock Units, Performance Units, and Performance Shares that are expressed in terms of units of Common Stock.

Appendix C

AGREEMENT AND PLAN OF MERGER

BETWEEN

OPIANT PHARMACEUTICALS, INC.
A NEVADA CORPORATION

AND

OPIANT PHARMACEUTICALS, INC.
A DELAWARE CORPORATION

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of the [    ] day of [        ] is made by and between Opiant Pharmaceuticals, Inc., a Nevada corporation (“Opiant NV”) and Opiant Pharmaceuticals, Inc., a Delaware corporation (“Opiant DE” also known as the “Surviving Entity”).

WITNESSETH

WHEREAS, the Board of Directors and stockholders of Opiant NV have deemed it advisable and in the best interests of the stockholders to change the domicile of Opiant NV from the State of Nevada to the State of Delaware and have incorporated Opiant DE as a wholly owned subsidiary in the State of Delaware for the purpose of merging Opiant NV with and into Opiant DE;

WHEREAS, the Board of Directors and sole stockholder of Opiant DE deems it advisable and in the best interests of Opiant DE and its sole stockholder that Opiant NV be merged with and into Opiant DE as permitted by Section 252 of the General Corporation Law of Delaware (the “Delaware Laws”) and the applicable laws of Nevada under and pursuant to the terms and conditions hereinafter set forth;

WHEREAS, the Board of Directors of Opiant NV deems it advisable and in the best interests of Opiant NV and its stockholders that Opiant NV be merged with and into Opiant DE as permitted by the Nevada Revised Statutes, 92A (the “Nevada Laws”) and the Delaware Laws under and pursuant to the terms and conditions hereinafter set forth;

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), Opiant NV shall have an authorized capitalization consisting of 200,000,000 shares of common stock, par value $0.001 per share (the “Opiant NV Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Opiant NV Preferred Stock”);

WHEREAS, immediately prior to the Effective Time (as hereinafter defined), Opiant DE shall have an authorized capitalization consisting of 200,000,000 shares of common stock, $0.001 par value per share (the “Opiant DE Common Stock”), and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Opiant DE Preferred Stock”);

WHEREAS, the stockholders and directors of Opiant NV and the stockholder and directors of Opiant DE have duly approved this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants herein contained and in accordance with the applicable provisions of the applicable Delaware Laws and the applicable Nevada Laws, the parties hereto have agreed and covenanted, and do hereby agree and covenant as follows:

1. Terms and Conditions of Merger.  At the Effective time (as hereinafter defined), Opiant NV shall be merged with and into Opiant DE pursuant to the provisions of the Delaware Laws (the “Merger”), and Opiant DE shall be the Surviving Entity.

The date and hour on which the Merger occurs and becomes effective is hereinafter referred to as the “Effective Time”. The Merger shall be effective upon the filing of the Certificate of Merger of Opiant DE with the Secretary of State of Delaware pursuant to Section 252 of Delaware Laws and the simultaneous filing of the Articles of Merger of Opiant NV with the Secretary of State of the State of Nevada pursuant to Section 92A. 200 of Nevada Laws which shall take place at some time following the approval of this

Agreement by the stockholder and directors of Opiant DE and the stockholders and directors of Opiant NV and compliance with Section 14(c) of the Securities Exchange Act of 1934, as amended.

2. Name, Charter, Bylaws, Directors and Officers.  From and after the Effective Time:

2.1 The name of the Surviving Entity shall be: Opiant Pharmaceuticals, Inc.

2.2 The current Certificate of Incorporation of Opiant DE shall be the Certificate of Incorporation of the Surviving Entity, as amended and restated in accordance with the Certificate of Merger.

2.3 The current Bylaws of Opiant DE shall be the Bylaws of the Surviving Entity.

2.4 The directors and officers of Opiant DE at the Effective Time shall be unchanged and remain the directors and officers from and after the Effective Time until the expiration of their current terms and until their successors are elected and qualify, or prior resignation, removal or death, subject to the Certificate of Incorporation and Bylaws of the Surviving Entity.

3. Succession.  On the Effective Date, Opiant DE shall succeed Opiant NV in the manner and as more fully set forth in the Delaware Laws and specifically as follows:

(a) The separate corporate existence of Opiant NV shall cease, and the Surviving Entity shall possess all the rights, privileges, powers and franchises of a public and private nature and be subject to all the restrictions, liabilities and duties of Opiant NV;

(b) All rights, privileges, powers and franchises of Opiant NV and all property, real, personal and mixed, and all debts due to Opiant NV on whatever account, as well as for share and note subscriptions and all other things in action or belonging to Opiant NV shall be vested in the Surviving Entity;

(c) All property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Entity as they were of Opiant NV, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware or the State of Nevada, or of any of the other states of the United States, in Opiant NV shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Opiant NV shall be preserved unimpaired;

(d) All debts, liabilities and duties of Opiant NV shall thenceforth attach to the Surviving Entity and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it;

(e) All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of Opiant NV, its stockholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the valid and effective acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Entity without any further action of the Surviving Entity and shall be as effective and binding thereon as the same were with respect to Opiant NV; and

(f) At the Effective Time of the Merger, each employee benefit plan, incentive compensation plan and other similar plans to which Opiant NV is then a party shall be assumed by, and continue to be the plan of, the Surviving Entity without any further action of the Surviving Entity. To the extent any employee benefit plan, incentive compensation plan or other similar plan of Opiant NV provides for the issuance or purchase of, or otherwise relates to, Opiant NV stock, after the Effective Time of the Merger such plan shall be deemed to provide for the issuance or purchase of, or otherwise relate to, Surviving Entity’s stock.

4. Further Assurances.  From time to time, when and as required by Opiant DE or its successors and assigns, there shall be executed and delivered on behalf of Opiant NV such deeds and other instruments, and there shall be taken or caused to be taken by or on behalf of Opiant NV such further and other action, as shall be appropriate or necessary to vest, perfect or confirm, of record or otherwise in Opiant DE, the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Opiant NV, and otherwise to carry out the purposes of this Agreement, and the officers and the directors of

Opiant NV are fully authorized by and on behalf of Opiant NV to take any and all such action to execute and deliver any and all such deeds and other instruments.

5. Stock and Stock Certificates.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof;

(a) each one (1) share of Opiant NV Common Stock outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into one (1) share of fully-paid and non-assessable shares Opiant DE Common Stock.

(b) all of the outstanding shares of Opiant DE Common Stock which shares are held by Opiant NV shall be automatically cancelled.

(c) Each share of Opiant NV Common Stock and each share of Opiant NV Preferred Stock, if any, held in treasury immediately prior to the Effective Time shall be cancelled and no shares of other securities of the Surviving Entity shall be issued in respect thereof.

(d) All of the options and warrants to acquire, or instruments convertible into, shares of Opiant NV Common Stock held by any person shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, share for share, into options and warrants, or convertible instruments, respectively, of the Surviving Entity.

(e) From and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Opiant NV Common Stock shall be deemed for all purposes to evidence ownership of, and to represent, shares of Opiant DE Common Stock into which such shares have been converted as herein provided. The registered owner on the books and records of Opiant NV of any such outstanding stock certificates shall, until such certificates shall have been surrendered for transfer or otherwise accounted for to the Surviving Entity, have and be able to exercise any voting and other rights with respect to and receive any dividend or other distributions upon the Opiant DE Common Stock evidenced by such outstanding certificates as provided.

6. Amendment and Termination.  Subject to applicable law, this Agreement may be amended by written agreement of the parties hereto at any time prior to the Effective Time. Subject to applicable law, this Agreement may be terminated by the Board of Directors of Opiant DE or the Board of Directors of Opiant NV at any time prior to the Effective Time.

7. Miscellaneous.  For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Board of Directors have caused this Agreement to be executed by the Chief Executive Officer as of the day and year first above written.

SURVIVING ENTITY:	OPIANT PHARMACEUTICALS, INC.
By: Dr. Roger Crystal Chief Executive Officer and Director
OPIANT NV:	OPIANT PHARMACEUTICALS, INC.
By: Dr. Roger Crystal Chief Executive Officer and Director

YOUR VOTE IS IMPORTANT VOTE TODAY IN ONE OF TWO WAYS
OPIANT PHARMACEUTICALS, INC. C/O GEORGESON LLC 1290 AVENUE OF THE AMERICAS, 9TH FLOOR, NEW YORK, NY 10104	VOTE BY PHONE – 1-877-456-7915
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Pacific Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to c/o Georgeson LLC, 1290 Avenue of the Americas, 9th Floor, New York, NY 10104.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M90658-P64933 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OPIANT PHARMACEUTICALS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
1. To elect the following nominees to serve as directors:	☐	☐	☐
Nominees:
Class I Directors
01) Dr. Michael Sinclair
02) Mr. Geoffrey Wolf
Class II Directors
03) Dr. Roger Crystal
04) Ms. Ann MacDougall

Class III Directors
06) Dr. Gabrielle Silver
07) Mr. Thomas T. Thomas
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS:
	For	Against	Abstain
2. To ratify the appointment of MaloneBailey, LLP as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending July 31, 2017.	☐	☐	☐
	For	Against	Abstain

3.

To authorize our Board of Directors, in its discretion, to amend the Articles of Incorporation to decrease the number of shares of Common Stock” which the Company is authorized to issue from 1,000,000,000 to 200,000,000.

	☐	☐	☐
	For	Against	Abstain

4.

To authorize our Board of Directors, in its discretion, to amend the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of preferred stock in series as determined by the Board of Directors, with such rights, privileges, preferences and limitations as the Board of Directors may, in its sole discretion, determine.

	☐	☐	☐
	For	Against	Abstain
5. To authorize our Board of Directors, in its discretion, to amend the Articles of Incorporation to provide for the establishment of a classified board of directors.	☐	☐	☐
	For	Against	Abstain
6. To approve the form, terms and provision of the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan.	☐	☐	☐
	For	Against	Abstain

7.

To approve the change of domicile of the Company from the State of Nevada to the State of Delaware through the merger of the Company with and into Opiant Pharmaceuticals, Inc., a newly-organized, wholly-owned subsidiary of the Company organized under the laws of the State of Delaware.

	☐	☐	☐
MARK HERE FOR ADDRESS CHANGES/COMMENTS AND NOTE ON REVERSE SIDE	☐
MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐	☐
	Yes	No

Please sign and return this Proxy Card so that the shares can be represented at the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you vote by ballot, such vote will supersede this proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLEASE RETURN THIS CARD PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR OTHERWISE TO OPIANT PHARMACEUTICALS, INC., C/O GEORGESON LLC, 1290 AVENUE OF THE AMERICAS, 9TH FLOOR, NEW YORK, NY, 10104, SO THAT THE SHARES CAN BE REPRESENTED AT THE MEETING.

DETACH HERE

[______]

Opiant Pharmaceuticals, Inc.
COMMON STOCK

PROXY CARD

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on August 31, 2017.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS CARD.

PROXY

The undersigned, revoking all prior proxies, hereby appoints Dr. Roger Crystal, with full power of substitution, as its proxy to appear on behalf of the undersigned and to vote all shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held at 401 Wilshire Boulevard, 12th Floor, Santa Monica, California 90401, on Thursday, August 31, 2017 at 11:00 a.m. Pacific Daylight Time, and at any adjournments thereof, subject to any directions indicated on the reverse side of this card, upon the matters set forth in the Proxy Statement dated July 27, 2017, a copy of which has been received by the undersigned. The proxy is further authorized to vote, in his discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

If this Proxy is properly executed and returned, and not revoked, the shares it represents will be voted at the meeting in accordance with the choices specified on this Proxy Card. If no choice is specified, the shares will be voted by the proxies FOR the election of the nominees listed in Proposal 1 to serve as directors on the Board of Directors; FOR Proposal 2 to ratify the appointment of MaloneBailey, LLP as the Company’s independent auditors to audit the Company’s financial statements for the fiscal year ending July 31, 2017; FOR Proposal 3 to authorize our Board of Directors, in its discretion, to amend the Articles of Incorporation to decrease the number of shares of Common Stock” which the Company is authorized to issue from 1,000,000,000 to 200,000,000; FOR Proposal 4 to authorize our Board of Directors, in its discretion, to amend the Articles of Incorporation to authorize the Company to issue up to 10,000,000 shares of preferred stock in series as determined by the Board of Directors, with such rights, privileges, preferences and limitations as the Board of Directors may, in its sole discretion, determine; FOR Proposal 5 to authorize our Board of Directors, in its discretion, to amend the Articles of Incorporation to provide for the establishment of a classified board of directors; FOR Proposal 6 to approve the form, terms and provision of the Opiant Pharmaceuticals, Inc. 2017 Long-Term Incentive Plan; and FOR Proposal 7 to approve the change of domicile of the Company from the State of Nevada to the State of Delaware through the merger of the Company with and into Opiant Pharmaceuticals, Inc., a newly-organized, wholly-owned subsidiary of the Company organized under the laws of the State of Delaware; and in his discretion on any other matter that may properly come before the meeting.

Address Changes/Comments :

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE